Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: PARTS iD Inc., et al.,[1] Debtors.	Chapter 11 Case No. 23-_____ (___) (Joint Administration Requested)

DISCLOSURE STATEMENT RELATING TO THE JOINT PREPACKAGED CHAPTER 11

PLAN OF REORGANIZATION PARTS ID, INC. AND PARTS ID, LLC

DLA PIPER LLP (US) R. Craig Martin (DE 5032) 1201 N. Market Street, Suite 2100 Wilmington, Delaware 19801 Telephone: (302) 468-5700 Facsimile: (302) 394-2341 Email: craig.martin@us.dlapiper.com	Erik F. Stier (pro hac vice pending) 500 8th Street, NW Washington, D.C. 20004 Telephone: (202) 799-4258 Facsimile: (202) 799-5000 Email: erik.stier@us.dlapiper.com

Proposed Counsel to the Debtors

Dated: December 20, 2023

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: PARTS iD, Inc. (4868) and PARTS iD, LLC (5607). The corporate headquarters and the mailing address for the Debtors is 1 Corporate Drive, Suite C, Cranbury, NJ 08512.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

SOLICITATION OF VOTES TO ACCEPT OR REJECT THE JOINT PREPACKAGED PLAN OF REORGANIZATION OF PARTS ID, INC. AND PARTS ID, LLC FROM THE HOLDERS OF THE FOLLOWING CLAIMS:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
Class 3	Senior Secured Note Claims
Class 4	MCA Claims
Class 5	Subordinated Secured Note Claims
Class 7	Vendor Claims
Class 8	Convenience Claims

IF YOU ARE IN CLASS 3, 4, 5, 7 OR 8 YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

DELIVERY OF BALLOT

THE BALLOT MAY BE (1) RETURNED TO THE ADDRESS BELOW OR (2) SUBMITTED ELECTRONICALLY ON THE NOTICE AND CLAIMS AGENT’S WEBSITE BELOW SO THAT IT IS ACTUALLY RECEIVED BY THE NOTICE AND CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE, WHICH IS 4:00 P.M. (EASTERN STANDARD TIME) ON JANUARY 8, 2024.

BY FIRST CLASS MAIL, HAND DELIVERY OR OVERNIGHT AT: PARTS iD Ballot Processing c/o Kroll Restructuring Administration, LLC 850 Third Avenue, Suite 412 Brooklyn, NY 11232	ELECTRONICALLY AT: https://cases.ra.kroll.com/partsidballots
PLEASE CHOOSE ONLY ONE METHOD TO RETURN YOUR BALLOT. BALLOTS RECEIVED VIA FACSIMILE OR E-MAIL WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURE FOR
VOTING ON THE PLAN, PLEASE CONTACT THE NOTICE AND CLAIMS AGENT AT:

BY E-MAIL TO:
PARTSIDBALLOTS@RA.KROLL.COM
WITH A REFERENCE TO “PARTS ID” IN THE SUBJECT LINE

BY TELEPHONE:
(844) 610-4783 (DOMESTIC, TOLL FREE) OR +1 (646) 777-2312 (LOCAL/INTERNATIONAL, TOLL) AND REQUEST TO SPEAK WITH A MEMBER OF THE SOLICITATION TEAM

This disclosure statement (this “Disclosure Statement”) provides information regarding the Joint Prepackaged Plan of Reorganization of PARTS iD, Inc. and PARTS iD, LLC (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”),1 for which the Debtors will seek confirmation by the Bankruptcy Court. A copy of the Plan is attached to this Disclosure Statement as Exhibit A and is incorporated herein by reference. The Debtors are providing the information in this Disclosure Statement to certain holders of Claims for purposes of soliciting votes to accept or reject the Plan.

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article VIII of the Plan. There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each Holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan.

1	Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.

The Debtors strongly encourage Holders of Claims in Classes 3, 4, 5, 7 and 8 to read this Disclosure Statement (including the Risk Factors described in Article IX hereof) and the Plan in their entirety before voting to accept or reject the Plan. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

RECOMMENDATION BY THE DEBTORS

EACH DEBTOR’S GOVERNING BODY, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH DEBTOR’S ESTATE, AND PROVIDE THE BEST RECOVERY TO HOLDERS OF CLAIMS AND INTERESTS. AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES. EACH OF THE DEBTORS THEREFORE STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE NOTICE AND CLAIMS AGENT NO LATER THAN JANUARY 8, 2024 AT 4:00 P.M. (EASTERN STANDARD TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOT.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF PARTS ID, INC. AND PARTS ID, LLC. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX HEREIN.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS SHOULD THE DEBTORS COMMENCE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS OR ANY OTHER AUTHORIZED PARTY MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN AND THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE VIII OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED OR, IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO GO EFFECTIVE WILL BE SATISFIED (OR WAIVED).

YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING ARTICLE IX, ENTITLED “RISK FACTORS” BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE BY THE COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE HEREIN.

THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS, INCLUDING THE FOLLOWING, TO BE FORWARD-LOOKING STATEMENTS:

●	BUSINESS STRATEGY;

●	TECHNOLOGY;

●	FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

●	LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

●	FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

●	THE AMOUNT, NATURE, AND TIMING OF CAPITAL EXPENDITURES;

●	AVAILABILITY AND TERMS OF CAPITAL;

●	SUCCESSFUL RESULTS FROM THE DEBTORS’ OPERATIONS;

●	COSTS OF CONDUCTING THE DEBTORS’ OTHER OPERATIONS;

●	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

●	EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

●	COUNTERPARTY CREDIT RISK;

●	THE OUTCOME OF PENDING AND FUTURE LITIGATION;

●	UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

●	PLANS, OBJECTIVES, AND EXPECTATIONS;

●	THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY;

●	RISKS IN CONNECTION WITH ACQUISITIONS; AND

●	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN. THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING: THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESSES DURING THE CHAPTER 11 CASES; TENANT RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; CURRENCY FLUCTUATIONS; INTEREST RATE FLUCTUATIONS; PRICE INCREASES; EXPOSURE TO LITIGATION; A DECLINE IN THE DEBTORS’ MARKET SHARE DUE TO COMPETITION; THE DEBTORS’ ABILITY TO IMPLEMENT COST REDUCTION INITIATIVES IN A TIMELY MANNER; THE DEBTORS’ ABILITY TO DIVEST EXISTING BUSINESSES; FINANCIAL CONDITIONS OF THE DEBTORS’ TENANTS; ADVERSE TAX CHANGES; LIMITED ACCESS TO CAPITAL RESOURCES; CHANGES IN DOMESTIC AND FOREIGN LAWS AND REGULATIONS; TRADE BALANCE; NATURAL DISASTERS; PANDEMICS; GEOPOLITICAL INSTABILITY; AND THE EFFECTS OF GOVERNMENTAL REGULATION ON THE DEBTORS’ BUSINESSES.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date, if any, will not have been the subject of a registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Plan has not been approved or disapproved by the SEC or any similar federal, state, local, or foreign federal regulatory authority and neither the SEC nor any such similar regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense.

Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any forward-looking statements in this Disclosure Statement are based on assumptions that are believed to be reasonable, but are subject to a wide range of risks, including risks associated with the following: (a) future financial results and liquidity, including the ability to finance operations in the ordinary course of business; (b) the relationships with and payment terms provided by trade creditors; (c) additional post-restructuring financing requirements; (d) future dispositions and acquisitions; (e) the proposed restructuring and costs associated therewith; (f) the effect of conditions in the local, national, and global economy on the Debtors; (g) the ability to obtain relief from the bankruptcy court to facilitate the smooth operation of the Debtors’ businesses under chapter 11; (h) the confirmation and consummation of the Plan; (i) the terms and conditions of the New Preferred Stock and the New Common Stock to be entered into, or issued, as the case may be, pursuant to the Plan; and (j) each of the other risks identified in this Disclosure Statement. Due to these uncertainties, the reader cannot be assured that any forward-looking statements will prove to be correct. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events, or otherwise, unless instructed to do so by the Bankruptcy Court.

EXCEPT TO THE EXTENT PUBLICLY AVAILABLE, THIS DISCLOSURE STATEMENT, THE PLAN, AND THE INFORMATION SET FORTH HEREIN AND THEREIN ARE CONFIDENTIAL. THIS DISCLOSURE STATEMENT AND THE PLAN CONTAIN MATERIAL NON-PUBLIC INFORMATION CONCERNING THE DEBTORS, THEIR SUBSIDIARIES, AND THEIR RESPECTIVE DEBT AND SECURITIES. THE FEDERAL SECURITIES LAWS OF THE UNITED STATES PROHIBIT ANY PERSON (AS DEFINED IN SECTION 101(41) OF THE BANKRUPTCY CODE, A “PERSON”) WHO HAS MATERIAL NON-PUBLIC INFORMATION ABOUT A COMPANY, WHICH IS OBTAINED FROM THE COMPANY OR ITS REPRESENTATIVES, FROM PURCHASING OR SELLING SECURITIES OF SUCH COMPANY OR FROM COMMUNICATING THE INFORMATION TO ANY OTHER PERSON UNDER CIRCUMSTANCES IN WHICH IT IS REASONABLY FORESEEABLE THAT SUCH PERSON IS LIKELY TO PURCHASE OR SELL SUCH SECURITIES. NO PARTY SHALL USE OR COMMUNICATE TO ANY PERSON OR ENTITY UNDER CIRCUMSTANCES WHERE IT IS REASONABLY LIKELY THAT SUCH PERSON OR ENTITY IS LIKELY TO USE, OR CAUSE ANY PERSON OR ENTITY TO USE, ANY CONFIDENTIAL INFORMATION IN CONTRAVENTION OF THE SECURITIES EXCHANGE ACT OF 1934 OR ANY OF ITS RULES AND REGULATIONS, INCLUDING RULE 10B-5 PROMULGATED THEREUNDER.

You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, financial projections, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and the retention of the Allowed Interests, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

TABLE OF CONTENTS

			Page
I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		1

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN		3

	A.	What is chapter 11?	3
	B.	Why are the Debtors sending me this Disclosure Statement?	3
	C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?	3
	D.	Am I entitled to vote on the Plan?	3
	E.	What will I receive from the Debtors if the Plan is consummated?	5
	F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?	8
	G.	Are any regulatory approvals required to consummate the Plan?	11
	H.	What happens to my recovery if the Plan is not confirmed or does not go effective?	11
	I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	11
	J.	What are the sources of Cash and other consideration required to fund the Plan?	11
	K.	Is there potential litigation related to the Plan?	12
	L.	How will the preservation of the Causes of Action impact my recovery under the Plan?	12
	M.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	13
	N.	When is the deadline to vote on the Plan?	17
	O.	How do I vote on the Plan?	17
	P.	Why is the Bankruptcy Court holding a Confirmation Hearing?	17
	Q.	When is the Confirmation Hearing set to occur?	18
	R.	What is the purpose of the Confirmation Hearing?	18
	S.	What is the effect of the Plan on the Debtors’ ongoing businesses?	18
	T.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	18
	U.	Do the Debtors recommend voting in favor of the Plan?	19
	V.	Who Supports the Plan?	19

IV.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW		19

	A.	The Company’s History and Business Operations	19
	B.	The Debtors’ Management and Workforce	21
	C.	Litigation	22
	D.	The Debtors’ Prepetition Capital Structure	23

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V.	CIRCUMSTANCES LEADING TO THE CHAPTER 11 FILINGS		28

	A.	Market Conditions	28
	B.	Prepetition Debt Obligations and Liquidity Constraints	29
	C.	The Company’s Prepetition Restructuring Efforts	29

VI.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		29

	A.	First Day Relief	29
	B.	Proposed Confirmation Schedule	30

VII.	SUMMARY OF THE PLAN		30

	A.	Substantive Consolidation	30
	B.	General Settlement of Claims and Interests	31
	C.	Restructuring Transactions	31
	D.	Sources of Consideration for Plan Distributions	32
	E.	Deregistration of Existing Common Equity Interests; Issuance and Distribution of New Common Stock and New Preferred Equity	32
	F.	The Direct Investment Preferred Equity Raise and the Direct Investment Commitments	33
	G.	Corporate Existence	33
	H.	Vesting of Assets in the Reorganized Debtors	33
	I.	New Shareholders Agreement	33
	J.	Cancellation of Existing Securities and Agreements	33
	K.	Corporate Action	34
	L.	New Governance Documents	34
	M.	Indemnification Obligations	34
	N.	Directors and Officers of the Reorganized Debtors	35
	O.	Effectuating Documents; Further Transactions	35
	P.	Section 1145 Exemption	35
	Q.	Section 1146 Exemption from Certain Taxes and Fees	36
	R.	Director and Officer Liability Insurance	36
	S.	Management Incentive Plan	36
	T.	Preservation of Causes of Action	37
	U.	Release of Avoidance Actions	37
	V.	Release of Consenting Vendors	38
	W.	Single Satisfaction of Claims	38
	X.	Releases	38

VIII.	OTHER KEY ASPECTS OF THE PLAN		38

	A.	Treatment of Executory Contracts and Unexpired Leases	38
	B.	Provisions Governing Distributions	42
	C.	Conditions Precedent to the Effective Date	47
	D.	Modification, Revocation, or Withdrawal of the Plan	48

IX.	RISK FACTORS		49

	A.	Bankruptcy Law Considerations	49

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	B.	Risks Related to Recoveries Under the Plan	54
	C.	Risks Relating to the New Preferred Stock and New Common Stock Issued Under the Plan	55
	D.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	56

X.	SOLICITATION AND VOTING PROCEDURES		58

	A.	Holders of Claims Entitled to Vote on the Plan	58
	B.	Votes Required for Acceptance by a Class	58
	C.	Certain Factors to Be Considered Prior to Voting	58
	D.	Solicitation Procedures	59

XI.	CONFIRMATION OF THE PLAN		60

	A.	The Confirmation Hearing	60
	B.	Requirements for Confirmation of the Plan	60
	C.	Feasibility	60
	D.	Acceptance by Impaired Classes	61
	E.	Confirmation Without Acceptance by All Impaired Classes	61
	F.	Liquidation Analysis	62

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		62

	A.	Introduction	62
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors	64
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims	69

XIII.	RECOMMENDATION		72

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EXHIBITS1

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Vendor Restructuring Support Agreement

EXHIBIT C	Financial Projections

EXHIBIT D	Liquidation Analysis

1	Each Exhibit is incorporated herein by reference as if fully set forth in this Disclosure Statement. The summaries provided herein to the aforementioned Exhibits are fully qualified in all respects to summaries to each applicable Exhibit.

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I.	INTRODUCTION

PARTS iD, Inc. (“PARTS iD” or the “Company”) and PARTS iD, LLC, as debtors and debtors in possession4 (collectively, the “Debtors”), submit this disclosure statement (this “Disclosure Statement”) for consideration under section 1125 of the Bankruptcy Code, to Holders of Claims against the Debtors in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD, Inc. and PARTS iD, LLC (the “Plan”), dated December 20, 2023.5 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THAT THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	PRELIMINARY STATEMENT

PARTS iD is a leading publicly traded, technology-driven, digital commerce company specializing in the U.S. automotive aftermarket and the adjacent complex parts markets. Headquartered in Cranbury, New Jersey, the Company provides customers a differentiated experience with advanced product search capabilities, proprietary product options, exclusive shop by service type functionality and an unrivaled product catalog at competitive prices.

The Company delivers this customer experience using a purpose-built technology platform and user interface (UI), proprietary parts and accessories fitment data with more than fourteen billion product and fitment data points powered with machine learning, and a catalog spanning approximately eighteen million parts and accessories, when fully available, from over one thousand suppliers that partner with the Company across eight verticals, including BOATiD.com, MOTORCYCLEiD.com, CAMPERiD.com.

Despite the Company’s stable platform, supply chain disruptions, market headwinds and economic conditions caused deterioration in margins ultimately resulting in constrained liquidity. Further, fluctuations in business and consumer confidence caused by a spike in inflation and interest rates impacted automotive and consumer spending on automotive parts and accessories. The Company’s limited liquidity and the economic factors set forth above directly and negatively affected the Company’s revenue, margins and overall business performance.

In light of the challenges facing the automotive parts industry the Company has been engaged in extensive, ongoing restructuring efforts with their lenders and key vendors for the past several months. To that end, the Company retained DLA Piper LLP (US) as its restructuring counsel and has been working with SRV Partners, LLC a restructuring and turnaround firm, to pursue and evaluate options to address the Company’s debt and explore strategic alternatives.

4	The Company is soliciting this Disclosure Statement prior to filing its Chapter 11 Cases. However, in light of the forthcoming filing, and for ease of reference, this Disclosure Statement makes references to PARTS iD, Inc. and PARTS iD, LLC and its as “Debtors” and/or “Debtors in Possession.”

5	The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

As a result of the Debtors’ prepetition restructuring initiatives, following extensive, arm’s-length negotiations, the Debtors and Vendors representing more than 80% of all Vendor claims for past due invoices reached an agreement regarding the restructuring of outstanding trade debt through certain transactions reflected in the Vendor support agreement, a copy of which is attached hereto as Exhibit B (the “Vendor RSA”), that will be implemented through the Plan. The Company’s efforts to secure funding to affect those transactions led the Debtors to negotiate with Fifth Star, Inc. (the “Plan Sponsor”) (i) prepetition and postpetition debtor-in-possession credit facilities under the Credit Agreement (as defined below) and (ii) the material terms and conditions of restructuring transactions to be implemented either though the Plan (the “Plan Restructuring”) or alternatively, through a sale of substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code (a “Sale Transaction”).

The Plan Restructuring will provide, inter alia, that the Company’s outstanding prepetition secured debt obligations will be repaid, restructured or satisfied, and that the Company’s key vendors will receive the benefit of the transactions negotiated with the Company prior to the Petition Date. Upon the effective date of the Plan, the capital structure of the reorganized Company will be streamlined and comprise: (i) general unsecured debt payable in the ordinary course of business of the reorganized Company; and (ii) the new preferred and common stock in the reorganized Company issued pursuant to the Plan. If the Debtors fail to meet certain milestones in the Credit Agreement, the Debtors will pursue the Sale Transaction with the Plan Sponsor serving as the stalking horse bidder.

As a condition to the closing of the Credit Agreement (as defined below), each of the holders of Claims in Classes 3, 4, and 5 have provided their consent to the treatment contained in the Plan and are obligated to vote to accept the Plan. The proposed treatment of holders of Claims in Classes 7 and 8 under the Plan, which has already received the support of more than 80% of such holders under the Vendor RSA, indicates that the Plan Restructuring will have the overwhelming support of each of the voting Classes. Given the significant support for the Plan Restructuring, the Debtors elected to pursue a prepackaged restructuring to minimize the costs and impact of the in-court restructuring on the Debtors’ businesses. Accordingly, the Debtors agreed to certain milestones, including (i) by no later than 11:59 p.m. (EST) forty (40) days after the Petition Date, the Bankruptcy Court shall have entered an order confirming the Plan, and (ii) by no later than 11:59 p.m. (EST) fifty-four (54) days after the Petition Date, the Effective Date shall have occurred. The Debtors believe they can confirm the Plan and emerge from chapter 11 within these time periods without prejudicing the ability of any parties to assert their rights in the Chapter 11 Cases.

The Plan Restructuring is a significant achievement for the Debtors and a welcomed culmination of the lengthy negotiations with the Debtors’ key constituents. The Debtors strongly believe that the Plan Restructuring is in the best interests of the Debtors’ creditors. Given the Debtors’ core strengths, strong platform and relationship with key vendors, the Debtors are confident that they can implement the restructuring transactions contemplated by the Plan to ensure the Debtors’ long-term viability. For these reasons, the Debtors strongly recommend that Holders of Claims entitled to vote to accept or reject the Plan vote to accept the Plan.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a Chapter 11 Case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the Chapter 11 Case is commenced. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a Chapter 11 Case. A Bankruptcy Court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?

By sending this Disclosure Statement and soliciting votes for the Plan prior to approval by the Bankruptcy Court, the Debtors are preparing to seek Confirmation of the Plan shortly after commencing the Chapter 11 Cases. The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Plan at the same hearing, subject to the Bankruptcy Court’s approval and availability.

D.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold and whether you held that Claim or Interest as of the Voting Record Date (i.e., as of December 8, 2023). Each category of holders of Claims or Interests, as set forth in Article III of the Plan pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claims and Interests	Status	Voting Rights
Class 3	Senior Secured Note Claims	Impaired	Entitled to Vote
Class 4	MCA Claims	Impaired	Entitled to Vote
Class 5	Subordinated Secured Note Claims	Impaired	Entitled to Vote
Class 6	Litigation Funding Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	Vendor Claims	Impaired	Entitled to Vote
Class 8	Convenience Claims	Impaired	Entitled to Vote
Class 9	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 11	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept / Reject)
Class 12	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

E.	What will I receive from the Debtors if the Plan is consummated?

The following table provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.6

SUMMARY OF ESTIMATED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery
Class 1	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, (i) an amount of Cash equal to the amount of such Allowed Other Priority Claim, (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (iii) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor.	N/A	100%
Class 2	Other Secured Claim	Each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, payment in full in Cash of such Holder’s Allowed Other Secured Claim or such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired, subject to the consent of the Plan Sponsor.	N/A	100%
Class 3	Senior Secured Note Claims	Each Holder of an Allowed Senior Secured Note Claim shall receive, on the Effective Date, in full and final satisfaction of such Allowed Senior Secured Note Claim, its Pro Rata share of payment in Cash in the aggregate amount of $4,224,500 minus any payments made to such Holders on account of such Claims during these Chapter 11 Cases.	$4,879,298	87%

6	The recoveries set forth below may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions.

SUMMARY OF ESTIMATED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery
Class 4	MCA Claims	Each Holder of an Allowed MCA Claim shall receive, on the Effective Date, in full and final satisfaction of such Allowed MCA Claim, either the Wave Distribution or the RCNY Distribution, as applicable.	$2,618,000	90%
Class 5	Subordinated Secured Note Claims	Each Holder of an Allowed Subordinated Secured Note Claim shall, at the option of the applicable Holder, be entitled to receive two (2) of the following; provided, however, that no Holder of an Allowed Subordinated Secured Note Claim shall receive, in the aggregate, more than 100% of the Allowed amount of such Holder’s Subordinated Secured Note Claim the aggregate equal the full amount of such Holder’s Allowed Subordinated Secured Note Claim:
		(i) payment in Cash of 55% of such Allowed Subordinated Secured Note Claim; (ii) such Holder’s Pro Rata share from the net recoveries (after payments of fees, litigation financing and taxes) from the Litigation Proceeds; and (iii) payment in Cash by the Reorganized Debtors upon the achievement of an EBITDA target to be agreed between the Plan Sponsor and the Debtors, which shall be disclosed in the Plan Supplement.	$7,462,564	100%
Class 6	Litigation Funding Claims	Each Allowed Litigation Funding Claim shall be Reinstated on the Effective Date.	$1,500,000	100%

SUMMARY OF ESTIMATED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery
Class 7	Vendor Claims

Except to the extent that a Holder of an Allowed Vendor Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Vendor Claim and as consideration for such Holder’s agreement to maintain Favorable Trade Terms after the Effective Date and to execute such further documentation reflecting the Favorable Trade Terms as the Reorganized Debtors may reasonably request, each Holder of an Allowed Vendor Claim shall receive:

(i)         on the later of the Effective Date and the date such Vendor Claim becomes Allowed, payment in Cash in an amount equal to 25% of such Allowed Vendor Claim; and

(ii)       beginning the month following the Effective Date or the date such Vendor Claim becomes Allowed, payment in the aggregate amount equal to 30% of its Allowed Vendor Claim, paid in equal monthly installments over a period of 36 months; provided, however, that the Reorganized Debtors’ obligations to make such installment payments are contingent upon the Holder of the Allowed Vendor Claim continuing to maintain and provide Favorable Trade Terms (unless such Holder is permitted to modify the trade terms as a result of the Reorganized Debtors’ failure to make a payment owed to such Holder).

			$30,386,722	55%
Class 8	Convenience Claims	Except to the extent that a Holder of an Allowed Convenience Claim agrees to a less favorable treatment, in exchange for full and final satisfaction settlement, release, and discharge of each Allowed Convenience Claim, on the Effective Date each Holder of an Allowed Convenience Claim shall receive Cash in an amount equal to 65% of its Allowed Convenience Claim.	$835,775	65%
Class 9	General Unsecured Claims	Each Allowed General Unsecured Claim shall be cancelled, released, and extinguished without any distribution on account of such General Unsecured Claim.	$16,139,057	0%

SUMMARY OF ESTIMATED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery
Class 10	Intercompany Claims	Each Allowed Intercompany Claim shall be cancelled, released, and extinguished without any distribution on account of such Intercompany Claims.	N/A	0%
Class 11	Intercompany Interests	Each Allowed Intercompany Interest shall be, either: (i) Reinstated; or (ii) cancelled, released, and extinguished without any distribution on account of such Intercompany Interests, or receive such other tax-efficient treatment (to the extent reasonably practicable) as determined by the Debtors or Reorganized Debtors, as applicable, with the consent of the Plan Sponsor.	N/A	0% or 100%
Class 12	Existing Equity Interests	Each Allowed Existing Equity Interest shall be cancelled, released and extinguished. Class 12 is not entitled to receive any Distribution under the Plan.	N/A	0%

F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims

Except with respect to the Professional Fee Claims, Restructuring Expenses, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim (a) an amount of Cash equal to the amount of such Allowed Administrative Claim, (b) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (c) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor, in each case, in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Plan Sponsor; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (1) the principal amount outstanding under the DIP Facility on such date, (2) all interest accrued and unpaid thereon to the date of payment, and (3) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Facility Documents and the DIP Orders.

Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, on the Effective Date each such Holder shall receive the following treatment, as applicable:

(i)	the Holder of an Allowed New Money DIP Claim shall receive its Pro Rata share of the New Preferred Stock;

(ii)	each Holder of an Allowed Tranche 1 Roll-Up DIP Claim or Tranche 2 Roll-Up DIP Claim shall receive its Pro Rata share of New Common Stock; and

(iii)	the Holder of an Allowed Tranche 3 Roll-Up DIP Claim shall receive Cash equal to the amount of such Allowed Tranche 3 Roll-Up DIP Claim.

On the Effective Date, the DIP Facility and all DIP Facility Documents shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Lenders. The DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable, and the Debtors shall be permitted to file any applicable releases or terminations.

3.	Professional Fee Claims

a.	Final Fee Applications and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

b.	Professional Escrow Account

No later than the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

c.	Professional Fee Amount Estimates

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Plan Sponsor and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Plan Sponsor.

d.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business for the period after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court.

4.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim will receive in full and final satisfaction of its Priority Tax Claim (a) an amount of Cash equal to the amount of such Allowed Priority Tax Claim, (b) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (c) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor.

5.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930, together with the statutory rate of interest set forth in 31 U.S.C. § 3717, to the extent applicable (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall be jointly and severally liable to pay any and all Quarterly Fees when due and payable. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Reorganized Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors and Reorganized Debtors shall remain obligated to pay Quarterly Fees to the Office of the U.S. Trustee until that particular Debtor’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, dismissed, or closed, whichever occurs first. The U.S. Trustee shall not be required to file any Administrative Claim in the Chapter 11 Cases and shall not be treated as providing any release under the Plan.

6.	Restructuring Expenses

On the Effective Date, the Debtors or the Reorganized Debtors shall pay in full in Cash any outstanding Restructuring Expenses without the requirement for the filing of retention applications, fee applications, Proofs of Claim or any other applications in the Chapter 11 Cases and without any requirement for further notice of Bankruptcy Court review or approval. Such Restructuring Expenses shall be Allowed as Administrative Claims upon incurrence and shall not be subject to any offset, defense, counter-claim, or credit.

G.	Are any regulatory approvals required to consummate the Plan?

At this time, there are no known regulatory approvals that are required to consummate the Plan. To the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, however, it is a condition precedent to the Effective Date that they be obtained.

H.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide holders of Claims with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article X.F. of this Disclosure Statement, and the Liquidation Analysis attached hereto as Exhibit D.

I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. “Consummation” of the Plan refers to the occurrence of the Effective Date. See Article VIII.C of this Disclosure Statement, titled “Conditions Precedent to Confirmation and Consummation of the Plan,” for a discussion of conditions precedent to Confirmation and Consummation of the Plan.

J.	What are the sources of Cash and other consideration required to fund the Plan?

The Debtors and Reorganized Debtors, as applicable, shall fund Plan Distributions and satisfy applicable Allowed Claims and Allowed Interests under the Plan with New Preferred Stock, New Common Stock and proceeds from the Direct Investment Preferred Equity Raise, of which not more than approximately $18,600,000 is projected to be applied towards funding the Plan Distributions.

K.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan, which objections potentially could give rise to litigation.

L.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors (other than Avoidance Actions with respect to Released Parties), whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than Avoidance Actions with respect to Released Parties and Causes of Action settled or resolved by the Debtors prior to the Effective Date with the consent of the Plan Sponsor or released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII thereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it, except as otherwise expressly provided in the Plan. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity (other than Avoidance Actions with respect to Released Parties), except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, assigned, transferred or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII thereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

M.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the DIP Lenders.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

The releases by and among the Holders of Claims or Interests that are Releasing Parties and the Released Parties are appropriate consensual releases. The releases will only be binding with respect to (a) all Holders of Claims or Interests that vote to accept the Plan; (b) all Holders of Claims or Interests that are entitled to vote on the Plan who vote to reject the Plan and opt in to the releases provided for in Article VIII.D of the Plan by checking the box on the ballot indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline; (c) the DIP Agent and DIP Lenders; (d) to the maximum extent permitted by Law, each current and former Affiliate of each Entity in clause (a) through the following clause (e), solely to the extent the pertinent Entity can bind any such Affiliate to the terms of the Plan under applicable law; and (e) each Related Party of each Entity in clause (a) through this clause (e), solely to the extent the pertinent Entity can bind any such Related Party to the terms of the Plan under applicable law.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Third Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

1.	Discharge of Claims Against and Terminated Interests in Debtors

Pursuant to section 1141(d) of the Bankruptcy Code to the fullest extent permitted thereunder, and except as otherwise specifically provided in the Plan or the Confirmation Order, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

2.	Release of Liens

Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, pledges, or other security interests against any property of the Debtors and their Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of a Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

3.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to hereby conclusively, absolutely, unconditionally, irrevocably and forever be released by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns or assignees, and representatives, any and all other Persons that may purport to assert any Claim or Cause of Action directly or derivatively, by, through, for, or because of the foregoing Persons, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, and Causes of Action, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, whether in law or in equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirements or otherwise, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to or assigns of the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively),derivatively, or on behalf of the Holder of any Claim against, or Interest in, a Debtor, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the purchase, sale or rescission of any security of the Debtors, the business or contractual arrangements between any Debtor and any other entity, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Prepetition Plan Sponsor Loan, the DIP Facility or DIP Facility Documents, the Direct Investment Documents, the New Preferred Stock, the New Common Stock, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: claims or liabilities arising from any act or omission of a Released Party that constitutes fraud, willful misconduct, or gross negligence each solely to the extent as determined by a Final Order of a court of competent jurisdiction; (2) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any post-Effective Date transaction contemplated by the Restructuring Transactions or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; (3) the rights of any Holder of Allowed Claims to receive distributions under the Plan; (4) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action; or (5) any holder of an Administrative Claim, Other Priority Claim, Other Secured Claim, from any obligations it owes to the Debtors in the ordinary course of business or under any existing contracts.

4.	Releases by the Releasing Parties

As of the Effective Date, each Releasing Party is deemed conclusively, absolutely, unconditionally, irrevocably and forever to have released each Released Party from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, and Causes of Action, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, whether in law or in equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirements or otherwise including any derivative claims, asserted on behalf of the Debtors or the Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of anyone claiming by or through the Releasing Parties, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the purchase, sale or rescission of any security of the Debtors, the business or contractual arrangements between any Debtor and any other entity, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the Prepetition Plan Sponsor Loan, the DIP Facility or DIP Facility Documents, the Direct Investment Documents, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the New Preferred Stock, the New Common Stock, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (1) claims or liabilities arising from any act or omission of a Released Party that constitutes fraud, willful misconduct, or gross negligence each solely to the extent as determined by a Final Order of a court of competent jurisdiction; (2) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any post-Effective Date transaction contemplated by the Restructuring Transactions or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; or (3) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

5.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be exculpated from any Cause of Action for any claim related to any act or omission occurring between the Petition Date and the Effective Date in connection with, relating to or arising out of (i) the management, ownership or operation of the Debtors, (ii) the business or contractual arrangements between any Debtor and any other entity, (iii) the Chapter 11 Cases, and (iv) any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, including the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the DIP Facility, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the DIP Facility, the New Preferred Stock, the New Common Stock, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross willful misconduct or actual fraud. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

6.	Injunction

Effective as of the Effective Date, all Entities that have held, hold, or may hold claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, or Causes of Actions that have been released, discharged, or exculpated under the Plan or Confirmation Order are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the any of the Released Parties (collectively, the “Enjoined Matters”): (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Enjoined Matters; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Enjoined Matters; (3) creating, perfecting, or enforcing any Lien encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Enjoined Matters; (4) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Enjoined Matters unless such Holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date or has filed a Proof of Claim or proof of Interest indicating that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Enjoined Matters. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.

N.	When is the deadline to vote on the Plan?

The Voting Deadline is January 8, 2024, at 4:00 p.m. (Eastern Standard Time).

O.	How do I vote on the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballot distributed to holders of Claims that are entitled to vote on the Plan (the “Ballot”). For your vote to be counted, the Ballot containing your vote must be properly completed, executed, and delivered as directed so that it is actually received by the Debtors’ claims, noticing, and solicitation agent, Kroll Restructuring Administration (the “Notice and Claims Agent”) on or before the Voting Deadline, i.e. January 8, 2024, at 4:00 p.m., Eastern Standard Time. If a Ballot is received after the Voting Deadline, it will not be counted unless the Debtors determine otherwise. See Article X of this Disclosure Statement, entitled “Solicitation and Voting Procedures,” for additional information.

P.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. Shortly after the commencement of the Chapter 11 Cases, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. All parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled.

Q.	When is the Confirmation Hearing set to occur?

The Debtors intend to request that the Bankruptcy Court schedule the Confirmation Hearing for February 2, 2024, or as such time determined by the Bankruptcy Court. The Confirmation Hearing may be adjourned from time to time without further notice.

The Debtors intend to request that objections to Confirmation must be filed and served on the Debtors, and certain other parties, by no later than January 30, 2024, at 4:00 p.m. (Eastern Standard Time), or such other time determined by the Bankruptcy Court.

R.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

S.	What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect and (2) all conditions to Consummation have been satisfied or waived (see Article IX of the Plan). On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

T.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Notice and Claims Agent, Kroll Restructuring Administration, via one of the following methods:

By regular mail, hand delivery or overnight mail at:
PARTS iD Ballot Processing
c/o Kroll Restructuring Administration
850 Third Avenue, Suite 412
Brooklyn, NY 11232

By electronic mail at:
partsidballots@ra.kroll.com

By telephone (toll free) at:
(844) 610-4783 (domestic, toll-free) or +1 (646) 777-2312 (local/international, toll) and request to speak with a member of the Solicitation Team.

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Notice and Claims Agent at the address above or by downloading the documents from the Debtors’ restructuring website at https://restructuring.ra.partsid.com/partsidballots (free of charge) or, upon the filing of the Chapter 11 Cases, via PACER at https://www.pacer.gov (for a fee).

U.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger recovery to the Debtors’ stakeholders than would otherwise result from any other available alternative. The Debtors believe that the Plan enables them to emerge from chapter 11 expeditiously, is in the best interest of the Debtors’ stakeholders, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

V.	Who Supports the Plan?

Classes 3, 4, 5, 7 and 8 are entitled to vote to accept or reject the Plan. All holders of Claims in Classes 3, 4, and 5 have entered into agreements to support and vote to accept the Plan. Further, the Plan provides holders of Claims in Classes 7 and 8 the treatment that was provided under the Vendor RSA, which received the support of more than 80% of the aggregate principal amount of the Debtors’ unsecured Vendor debt. Accordingly, the Debtors anticipate that the holders of Claims in all voting classes will overwhelmingly vote to support and accept the Plan.

IV.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	The Company’s History and Business Operations

1.	Overview of Company’s History

The Debtors are a technology-driven, digital commerce company specializing in the U.S. automotive aftermarket and the adjacent complex parts markets. The Debtors provide customers with a differentiated customer experience with advanced product search capabilities, proprietary product options, exclusive shop by service type functionality, easy product discovery, rich custom content, an exhaustive product catalog and competitive prices.

The Debtors deliver this customer experience using a purpose-built technology platform with more than fourteen billion product and fitment data points powered with machine learning, and a comprehensive product catalog spanning approximately eighteen million parts and accessories, when fully available, from over one thousand suppliers that partner with the Company across eight verticals.

a.	The SPAC Merger

Onyx Enterprises International, Inc. (“Onyx”) was founded in 2008 as an online retailer in the automotive parts and accessories space. Its principal place of business was in Cranbury, New Jersey. The business grew in revenue to more than $250 million in net revenue by 2019. In addition to its New Jersey based employees, Onyx relied upon independent contractors in Ukraine, Costa Rica and the Philippines to provide development, programming, back office, sales and customer service support.

On or about March 15, 2016, Legacy Acquisition Corp. (“Legacy”) was incorporated in Delaware for the purpose of completing an initial public offering and, thereafter, effecting a business combination. On November 21, 2017, the Company completed its initial public offering. Until 2020, the Company had not commenced any operations.

On November 20, 2020, the Company consummated the business combination pursuant to that certain Business Combination Agreement, dated September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2
(“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative.

At the closing of the transactions contemplated by the Business Combination Agreement,
(a) Merger Sub 1 merged with and into Onyx (the “First Merger”), with Onyx surviving as a direct wholly owned subsidiary of Merger Sub 2, and (b) promptly following the First Merger, Onyx, as the surviving company of the First Merger, merged with and into Merger Sub 2 (the “Second Merger”). Upon the consummation of the Second Merger, Merger Sub 2 was the surviving company and Onyx ceased to exist, and Merger Sub 2 became a direct, wholly owned subsidiary of the Company. Thereafter, Legacy changed its name to PARTS iD, Inc. and listed its shares of Class A common stock, par value $0.0001 per share on the NYSE American LLC (the “NYSE American”) under the symbol “ID” and (ii) Merger Sub 2 changed its name to PARTS iD, LLC.

2.	The Company’s Business Strategy

a.	Digital Commerce Platform

The Debtors’ digital commerce platform was developed in-house from inception as a solution for industries with data limitations and parts fitment complexities. A core differentiator of the Debtors’ digital commerce platform is its purpose-built and proprietary data catalog developed over more than a decade by collecting, analyzing and refining data regarding original equipment manufacturer, or OEM, vehicles and aftermarket products and customer feedback to define a universe of accurate Year-Make-Model (“YMM”) values.

The Debtors’ in-house data catalog houses over 14 billion data points for automobiles and the Debtors’ other seven verticals. This data catalog is designed to tie vehicles with parts that fit their specific YMM including the variations of sub-model, engine size, transmission type and drivetrain type, as well as to recommend complementary products, such as tools required to install purchased parts and accessories. To build its catalog, the Debtors aggregate data from multiple sources, cross-pollinate this data to address gaps in data sets, enrich the catalog using its proprietary internal data, and apply artificial intelligence to make further improvements. Through this process, the Debtors’ data catalog can: (i) determine the exact parts fitment for a product by its parameters, even if certain fitment details are originally missing in manufacturers’ data feeds; and (ii) rapidly incorporate new SKUs as they become available. Because the data catalog is continually expanding with each customer interaction, the Debtors can offer better purchase recommendations, increase up-sell opportunities, improve the efficiency of its fulfillment operations, and lower errors and mistakes in orders.

b.	Product Vendors

The Debtors provide product vendors with access to their large customer base and e-commerce market. At various times, over 1,000 product vendors have leveraged the Debtors’ technology, enhanced fitment data, deep understanding of the market and large customer database to sell and position their product catalog instantly. Product vendors also benefit from the Debtors’ engaging shopping experience, advanced 3D imagery, in-depth product description, reviews, installation guides and other tailored content offered by the Debtors’ platform, complemented by specialized customer service.

c.	Fulfillment Operations

The Debtors’ virtual, proprietary, and capital-efficient fulfillment model manages its sales volume while carrying minimal inventory, which is primarily associated with its private label products. The Debtors’ platform, which incorporates live or frequently updated inventory feeds from product vendors, provides stock-on-hand for up to 18 million products across over 5,000 active brands. The Debtors’ fulfillment model decides which product vendor to source from while the sale is made based on a proprietary algorithm, which incorporates factors such as availability of inventory, customer proximity, shipping cost and profitability. This decentralized, data-driven approach allows the Debtors to increase delivery speed through more than 2,500 shipping points from its U.S. vendor network.

d.	Products

The Debtors primarily sell automotive parts and accessories, including a wide range of goods from automobile accessories, wheels and tires, performance parts, lighting, and repair parts. In addition, the Debtors launched seven new verticals in August 2018 and in 2022 the value of the orders received from these verticals was approximately 9.0% of total order value. These seven verticals offer parts and accessories for semi-trucks, motorcycles, powersports (including ATVs, snowmobiles, and personal watercraft), RVs/campers, boats, recreation (including outdoor sports and camping gear) and tools using the same proprietary platform.

The Debtors primarily source products from industry leading brands and product vendors located in the U.S., except that its private label products are largely sourced from foreign product vendors. Regarding sales of products sourced from product vendors, no single product vendor accounted for more than 10% of the Debtors’ total revenue for the year ended December 31, 2022. The Debtors’ inventory on hand, which largely relates to private label products, was approximately $1.5 million as of December 31, 2022 and $1.7 million in value as of December 31, 2021. As of December 31, 2022 and 2021, the sale value of customers’ unshipped and undelivered orders were $3.1 million and $15.5 million, respectively.

Private Label Product. The Debtors’ private label business uses proprietary data to identify, import and sell higher margin products that are in demand on its platform. Management believes that by selecting and pairing a superior import product with its purpose-built and proprietary data catalog, consumers are provided the option to purchase a high-quality product at a reasonable cost. Private label revenue was less than 10% of total revenue for the year ended December 31, 2022.

Branded Product. The Debtors have developed and implemented application-programming interfaces with the majority of its drop-ship product vendors that allow the Debtors to electronically transmit orders, check inventory availability, and receive the shipment tracking information and share it with customers. These processes allow the Debtors to offer over 5,000 brands on an inventory-free basis, thereby reducing carrying costs and improving margins.

B.	The Debtors’ Management and Workforce

1.	Management

The Company’s board of directors (the “Board of Directors”) has all such powers and does all such acts and things as may be exercised or done by the Company, subject, to the provisions of the General Corporation Law of the State of Delaware and the Company’s certificate of incorporation and bylaws. Among other things, the Board of Directors oversees the Debtors’ management, reviews its long-term strategic planning, conducts board meetings, and exercises decision-making authority in key areas.

The following individuals are members of the Company’s Board of Directors: (i) Lev Peker, (ii) Edwin J. Rigaud, (iii)  Rahul Petkar, (iv) Darryl T.F. McCall, (v) Aditya Jha, and (vi) Prashant Pathak.

The Plan provides for the appointment of the New Board of the reorganized Company after the Effective Date, the composition of which shall be identified by the Plan Sponsor and set forth in the Plan Supplement.

2.	Workforce

As of the Petition Date, the Debtors employ approximately 11 full time, hourly employees and 25 full time, salaried employees. The employees operate primarily from the Debtors’ headquarters in Cranbury, New Jersey. PARTS iD, LLC employs and compensates all of the employees. In addition to the employees, the Debtors supplement their workforce with various contractors from Ukraine, Costa Rica and the Philippines to perform various roles related to sales, marketing, and developing information technology systems. The Debtors retain approximately 231 independent contractors.

C.	Litigation

1.	IDParts Litigation

In June, 2020, the Company’s predecessor Onyx initiated a trademark infringement action against IDParts, LLC (“IDParts”) for the unlawful use of “ID” to sell automotive products through its e-commerce platform found at www.idparts.com. The Company first used “iD” to sell automotive products in 2009 on its e-commerce platform www.carid.com. The Civil Action is captioned as Onyx Enterprises Int’l, Corp. v. IDParts, LLC, Civil Action Number 1:20-cv-11253-RMZ and is currently pending before the United States District Court for the District of Massachusetts (the “IDParts Litigation”). The Company is seeking monetary damages for use of its trademark as well as an order precluding IDParts from continuing to use “ID” as part of its branding and IDParts is seeking similar relief through its counterclaims. Discovery has been completed and a final pretrial conference was held in January 2023.

2.	Volkswagen Litigation

Onyx initiated a trademark infringement action in August, 2020 against Volkswagen Group of America, Inc. (“Volkswagen”) for the unlawful use of “ID” to brand its line of electric vehicles imported into the United States in 2021 and manufactured in Tennessee in 2022. Despite the United States Patent and Trademark Office’s rejection of Volkswagen’s application to register “ID” due to the Company’s priority over the mark in the automotive space, Volkswagen proceeded with the launch using this branding and the Company filed suit. The Civil Action is captioned as Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ and is pending in the United States District Court for the District of New Jersey (the “Volkswagen Litigation”). The Volkswagen Litigation is currently stayed pending resolution of the IDParts Litigation.

The Company is seeking monetary damages for use of its trademark as well as an order precluding Volkswagen from continuing to use ID as part of its branding. Discovery has not commenced and the case value and exposure are undetermined at this time. The parties have engaged in settlement discussions but remain far apart in their evaluation of the merits of the case.

D.	The Debtors’ Prepetition Capital Structure

1.	Authorized and Outstanding Stock

The Company’s Certificate of Incorporation authorizes the issuance of 111,000,000 shares of capital stock, $0.0001 par value per share, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class F common stock, and (b) 1,000,000 shares of preferred stock. As of November 27, 2023, the Company had 42,932,553 shares of Class A common stock outstanding and no shares of Class F common stock or preferred stock outstanding.

On May 23, 2023, the Company received a letter from the NYSE American stating that the Company was not in compliance with Sections 1003(a)(i) and 1003(a)(ii), respectively, of the NYSE American Company Guide. Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide require an issuer to have (a) shareholders’ equity of $2.0 million or more if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years, and (b) shareholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years, respectively. On June 22, 2023, the Company submitted a plan of compliance (the “Compliance Plan”) to the NYSE American addressing how the Company intends to regain compliance with these requirements by November 23, 2024.

On August 8, 2023, the Company received a letter from the NYSE American notifying the Company that the Compliance Plan was accepted. The NYSE American granted the Company a period through November 23, 2024 to regain compliance with the applicable continued listing standards.

On October 27, 2023, the Company received written notice (the “Notice”) from the NYSE American indicating that the Company was not in compliance with the continued listing standard set forth in Section 1003(f)(v) of the NYSE American Company Guide (“Section 1003(f)(v)”) because the shares of the Company’s Class A common stock had been selling for a substantial period of time at a low price per share. The Notice had no immediate effect on the listing or trading of the Company’s Class A common stock and its Class A common stock continued to trade on the NYSE American under the symbol “ID” with the designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s continued listing standards. The Company’s receipt of the Notice did not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

2.	Prepetition Senior Secured Debt Obligations

a.	Lind Securities Purchase Agreement

On July 14, 2023, the Company entered into a Securities Purchase Agreement (the “Lind Purchase Agreement”) with Lind Global Fund II LP (“Lind”). The Lind Purchase Agreement provided for loans in an aggregate principal amount of up to $10 million under various tranches (the “Lind Financing”). As of the date hereof, Lind has funded an aggregate principal amount of $4,750,000 in consideration for (A) a senior secured convertible promissory note in the aggregate principal amount of $5,367,500 (the “Lind Note”) and (B) 12,837,838 warrants to purchase the Company’s Class A common stock at an exercise price of $0.50 per share (subject to certain adjustments) (the “Lind Warrant”). The Lind Warrant will expire after 5 years from the date of issuance and may be exercised on a cashless basis.

The Lind Note does not bear any interest and matures on July 14, 2024. As of November 3, 2023, Lind converted an aggregate principal amount of $1,143,000 of the Lind Note into 7,691,023 shares of the Company’s Class A common stock.

On July 14, 2023, in consideration for its services in respect of the Lind Financing described above, the Company also issued to Titan Partners Group LLC, a division of American Partners, LLC, as placement agent, warrants to purchase 536,570 shares of the Company’s Class A common stock at an exercise price per share of $0.625.

As collateral for the obligations under the Lind Purchase Agreement, the Company granted to Lind a senior security interest in all of Company’s right, title, and interest in, to and under all of Company’s property, subject to certain exceptions. The obligations under the Lind Purchase Agreement are guaranteed by PARTS iD, LLC.

b.	Prepetition Plan Sponsor Financing

On December 19, 2023, the Plan Sponsor made available a prepetition term loan facility (the “Prepetition Plan Sponsor Financing”) in an aggregate amount up to $3,000,000, pursuant to that certain Credit Agreement, dated December 19, 2023, by and among, the Plan Sponsor, as new bridge lender and as administrative agent (the “Administrative Agent”), and the Debtors, as borrowers (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and together with all documents, agreements and instruments delivered in connection with the Credit Agreement, including the Pledge and Security Agreement (as defined below) the “Credit Documents”).

The Prepetition Plan Sponsor Financing is secured pursuant to that certain Pledge and Security Agreement, dated December 19, 2023, by and among the Debtors as grantors, and the Administrative Agent (the “Pledge and Security Agreement” and with all amendments, amendments and restatements, supplements, and modifications thereto) and will be rolled up on a dollar-for-dollar basis pursuant to the Credit Documents and DIP Orders.

c.	Litigation Funding Agreement

On September 29, 2023, the Company and its subsidiary, PARTS iD, LLC, entered into a Litigation Funding Agreement (the “Funding Agreement”) with Pravati Capital, LLC (the “Funder”) for the purpose of funding the IDParts Litigation and the Volkswagen Litigation (collectively, the “Litigation”).

Under the terms of the Funding Agreement, the Funder agreed to pay up to an aggregate amount of $1,500,000 to fund reasonable legal fees, court costs, and other expenses incurred by the Company in connection with the Litigation.

The Company agreed to pay the Funder from proceeds of the Litigation in an amount equal to the funding amount plus the greater of either a multiple of fees and costs related to such funding or a percentage-based amount based on the outstanding daily balance of such funding, compounded monthly, to the extent accrued and unpaid. Additionally, the Company agreed to pay the Funder (i) an underwriting fee of $50,000, (ii) a funding origination fee equal to 3% of each funded amount and (iii) a service fee of $1,500 on the first day of each calendar quarter beginning on October 15, 2023. As collateral for the funding, the Company granted to the Funder a first-priority security interest in and to all proceeds recovered from the Litigation.

Subject to the terms and conditions of the Funding Agreement, the Company will not owe Funder any repayment of the fundings advanced under the Funding Agreement if there is no recovery by the Company in the Litigation and the Company is not in default under the Funding Agreement.

3.	Prepetition Junior Secured Debt Obligations

a.	March Convertible Notes and Warrants

On March 6, 2023, the Company entered into a Note and Warrant Purchase Agreement (the “March Purchase Agreement”) whereby the Company agreed to issue and sell to certain investors, in a private placement, (i) an aggregate principal amount of up to $10 million in junior secured convertible promissory notes (the “March Convertible Notes”) and (ii) an aggregate of up to two million warrants to purchase the Company’s common stock at an exercise price of $0.50 per share (the “March Warrants”), in one or more closings pursuant to the terms of the March Purchase Agreement. All of the disinterested directors of the Company’s Board of Directors, as well as the disinterested directors of the Audit Committee, reviewed and approved the terms of the March Purchase Agreement, March Convertible Notes and March Warrants. Pursuant to the March Purchase Agreement, the Company issued and sold (i) an aggregate principal amount of $2,900,000 of March Convertible Notes and (ii) an aggregate of 580,000 March Warrants, of which $2,650,000 of March Convertible Notes and 530,000 March Warrants were purchased by entities affiliated with certain directors, officers and beneficial owners of the Company. The March Warrants will expire after 5 years from the date of issuance and may not be exercised on a cashless basis. The March Convertible Notes accrue interest at 7.75% per annum, compounded semi-annually and such interest may be paid at the option of the Company either in cash or common stock.

The March Convertible Notes are secured by a junior security interest in the Company’s right, title and interest in and to all of the assets of the Company, and are strictly subordinated to the (i) senior secured indebtedness incurred or owed by the Company pursuant to that certain Loan and Security Agreement, dated as of October 21, 2022, by and among the Company, its subsidiary PARTS iD, LLC, and JGB Collateral, LLC, a Delaware limited liability company, in its capacity as collateral agent and the several financial institutions or entities that from time to time become parties thereto, as amended by that certain Amendment to Loan and Security Agreement, dated as of February 22, 2023 (the “JGB Loan Agreement”); and (ii) the indebtedness represented by the Litigation Funding Agreement. The Company repaid in full the indebtedness owed pursuant of the JGB Loan Agreement using the proceeds from the Lind Purchase Agreement in July 2023.

b.	July Convertible Notes and Warrants

On July 13, 2023, the Company entered into a Note and Warrant Purchase Agreement (the “July Purchase Agreement”) whereby the Company agreed to issue and sell to certain investors affiliated with certain directors, officers and beneficial owners of the Company, in a private, (i) an aggregate principal amount of up to $3.25 million in junior secured convertible promissory notes (the “July Convertible Notes”) and (ii) an aggregate of up to 7,738,094 warrants to purchase the Company’s Class A common stock at an exercise price of $0.42 per share (subject to certain adjustments) (the “July Warrants”). All of the disinterested directors of the Company’s Board of Directors, as well as the disinterested directors of the Audit Committee, reviewed and approved the terms of the July Purchase Agreement, July Convertible Notes and July Warrants. The July Warrants will expire after 5 years from the date of issuance and certain of the July Warrants may be exercised on a cashless basis. Certain of the July Convertible Notes accrue interest at 7.75% per annum, compounded semi-annually.

The July Convertible Notes are strictly subordinated to the Lind Purchase Agreement and are secured by a junior security interest in all of the Company’s right, title, and interest in and to all of the Company’s assets, excluding any potential proceeds from the Litigation.

c.	October Convertible Note

On October 9, 2023, the Company entered into a Note Purchase Agreement (the “October Purchase Agreement”) whereby the Company agreed to issue and sell to Lev Peker, the Chief Executive Officer and a director of the Company, in a private placement a junior secured convertible promissory note in the aggregate principal amount of $1.1 million (the “October Convertible Note”). All of the disinterested directors of the Company’s Board of Directors, as well as the disinterested directors of the Audit Committee, reviewed and approved the terms of the October Purchase Agreement and the October Convertible Note. The October Convertible Note does not bear any interest and matures on October 9, 2024.

The October Convertible Note is strictly subordinated to the Lind Purchase Agreement and is secured by a junior security interest in all of the Company’s right, title, and interest in and to all of the Company’s assets, excluding any proceeds from the Litigation.

d.	November Note

On November 2, 2023, the Company entered into a Note Purchase Agreement (the “November Purchase Agreement”) whereby the Company agreed to issue and sell to an investor, in a private placement, a junior secured promissory note in the aggregate principal amount of $1,000,000 (the “November Note”). The November Note bears interest at the rate of 7.75% per annum, compounded semi-annually, and matures on November 2, 2024.

The November Note is strictly subordinated to the Company’s obligations under the Funding Agreement and is secured by a junior security interest in any proceeds from the Litigation. The November Note also provides that the Company and the investor intended for the November Note to be an emergency loan advance to bridge the Company to a possible debtor-in-possession financing facility and for such advance to be included as part of that facility (if and when applicable).

e.	December Note

On December 11, 2023, the Company entered into an Amended and Restated Note Purchase Agreement (the “December Purchase Agreement”) and an amended and restated junior secured promissory note (the “December Note”) with Sanjiv Gomes and Lev Peker, the Company’s Chief Information Officer and Chief Executive Officer, respectively, which amended and restated in its entirety a Note Purchase Agreement and unsecured promissory note entered into between the Company and Sanjiv Gomes on October 20, 2023. Pursuant to the terms of the December Purchase Agreement, the Company issued the December Note to (i) Mr. Gomes in consideration for the $1,000,000 loan provided on October 20, 2023, and (ii) Mr. Peker in consideration for an additional $1,300,000 loan provided to the Company. All of the disinterested directors of the Company’s Board of Directors, as well as the disinterested directors of the Audit Committee, reviewed and approved the terms of the December Purchase Agreement and the December Note.

The total aggregate principal amount of the December Note is $2,300,000. The December Note matures on December 11, 2024. The $1,000,000 principal amount in respect of Mr. Gomes bears interest at the rate of 7.75% per annum, compounded semi-annually and the $1,300,000 principal amount in respect of Mr. Peker does not bear interest.

The December Note is strictly subordinated to the Lind Purchase Agreement and is secured by a junior security interest in all of the Company’s right, title, and interest in and to all of the Company’s assets, excluding the Existing Commercial Tort Claim (as defined in that certain Security Agreement, dated July 14, 2023, by and between the Company and Lind). The Amended Note also provides that the Company, Mr. Gomes and Mr. Peker intend for the loans advanced pursuant to the December Purchase Agreement to be emergency loans to bridge the Company to a possible debtor-in-possession financing facility and for such advances to be included as part of that facility (if and when applicable).

f.	Merchant Cash Advance Agreements

On November 30, 2023, the Company entered into a Purchase and Sale of Future Receivables Agreement (the “Riverside Agreement”) with Riverside Capital NY (“RCNY”). Pursuant to the terms of the Riverside Agreement, the Company agreed to sell, and RCNY agreed to purchase, the Company’s right, title and interest in and to $1,469,700 of the Company’s future receivables, for a purchase price of $1,065,000. Pursuant to the terms of the Riverside Agreement, the Company agreed to pay RCNY $15,400 each day until such time as RCNY has been repaid.

On November 30, 2023, the Company also entered into a Standard Merchant Cash Advance Agreement (the “Wave Agreement”) with WAVE ADVANCE INC (“WAVE”). Pursuant to the terms of the Wave Agreement, the Company agreed to sell, and WAVE agreed to purchase, the Company’s right, title and interest in and to $1,518,000 of the Company’s future receivables, for a purchase price of $1,100,000. Pursuant to the terms of the Wave Agreement, the Company agreed to pay WAVE $15,400 each day until such time as WAVE has been repaid.

The Riverside Agreement and the Wave Agreement each provide for the grant of a junior security interest in the future receivables and other related collateral under the Uniform Commercial Code in accounts and proceeds, subordinated to the indebtedness incurred under the Lind Purchase Agreement. The Riverside Agreement and the Wave Agreement also supersede similar agreements entered into by the Company with both Riverside and Wave in September 2023.

4.	Prepetition Unsecured Debt Obligations

a.	May Convertible Notes and Warrants

On May 19, 2023, the Company entered into a Note and Warrant Purchase Agreement (the “May Purchase Agreement”) whereby the Company agreed to issue and sell to certain investors (the “Purchasers”), in a private placement, (i) unsecured convertible promissory notes (the “May Convertible Notes”) in the aggregate principal amount of $1,000,000 and (ii) an aggregate of 2,083,333 warrants to purchase shares of the Company’s Class A common stock, at an exercise price of $0.48 per share (the “May Warrants”). Lev Peker, the Chief Executive Officer and a director of the Company, purchased an aggregate principal amount of $750,000 of May Convertible Notes and received an aggregate of 1,562,500 May Warrants in this offering. All of the disinterested directors of the Company’s Board of Directors, as well as the disinterested directors of the Audit Committee, reviewed and approved the terms of the May Purchase Agreement, May Convertible Notes and May Warrants. The May Warrants will expire after 5 years from the date of issuance and may not be exercised on a cashless basis.

The May Convertible Notes accrue interest at 7.75% per annum, compounded semi-annually. The May Convertible Notes mature on May 19, 2025.

b.	June Convertible Note and Warrant

On June 14, 2023, the Company entered into a Note and Warrant Purchase Agreement (the “June Purchase Agreement”) whereby the Company agreed to issue and sell to an investor, in a private placement, (i) an unsecured convertible promissory note (the “June Convertible Note”) in the aggregate principal amount of $250,000 and (ii) a warrant to purchase an aggregate of 694,444 shares of the Company’s Class A common stock, at an exercise price of $0.36 per share (the “June Warrant”). The June Warrant will expire after 5 years from the date of issuance and may not be exercised on a cashless basis.

The June Convertible Note accrues interest at 7.75% per annum, compounded semi-annually. The Convertible Note matures on June 14, 2025.

5.	Vendor Restructuring Support Agreement

In an effort to restructure the Company’s outstanding trade debt, certain Vendors formed an ad hoc group (the “Ad Hoc Vendor Committee”) represented by Cole Schotz P.C. to represent them in connection with the potential out of court restructuring of the Company’s Vendor liabilities.

On October 6, 2023, the Company and PARTS iD, LLC entered into the Vendor RSA to restructure the Company’s indebtedness with certain of its trade vendors (the “Consenting Vendors”). A copy of the executed Vendor RSA is attached hereto as Exhibit B.

The terms of the Vendor RSA were, and remain, independent from the Restructuring Transactions contemplated in the Plan and these Chapter 11 Cases. Specifically, pursuant the terms and conditions of the Vendor RSA, the Company agreed to pay to each Consenting Vendor an amount equal to 55% of such total Vendor claim, consisting of (A) an initial payment of 12.5% of such Vendor claim and (B) the remaining 42.5% of such Vendor claim paid monthly over 36 months. The Company further agreed to pay to each holder of a Convenience Claim an amount equal to 65% of such Convenience Claim.

The effective date of the Vendor RSA was conditioned upon the accession of Consenting Vendors holding at least 80% of the aggregate amount of all claims owed to Vendors for past due invoices (the “Total Claims Amount”) within 30 days of the Company’s execution of the Vendor RSA. Despite the Company’s efforts, it did not achieve the requisite support prior to November 6, 2023, but as of the date hereof, Consenting Vendors holding more than 80% of the Total Claims Amount have acceded to the Vendor RSA. However, the operative milestones were not met, meaning that the Consenting Vendors could elect less favorable treatment or terminate their obligations under the terms of the Vendor RSA.

V.	CIRCUMSTANCES LEADING TO THE CHAPTER 11 FILINGS

A.	Market Conditions

As described above, the Company is engaged in the selling of automotive parts through its e-commerce technology platform. Economic conditions have caused fluctuations in business and consumer confidence, which has impacted automotive and consumer spending on automotive parts and accessories. These economic conditions include supply chain challenges, an inflationary environment, overall economic uncertainty, and the potential for economic slowdown or recession, which have impacted consumer confidence and spending. The economic factors had corresponding effects on the Company’s revenue, margins, overall business performance, prospects, solvency, and business decisions.

Further, the Company believes that the decrease in site traffic and the site conversion rate was primarily attributed to lower orders due to product unavailability, supply chain interruptions, reduction in discretionary spending and a significant reduction in advertising spending by the Company due to economic headwinds.

B.	Prepetition Debt Obligations and Liquidity Constraints

Prior to the Petition Date, and as a result of the operational challenges described above, the Company engaged with key vendors to manage its obligations under various purchase orders in order to maintain product availability on its site. These efforts resulted in the Vendor RSA, and the Debtors explored additional financing opportunities. Due to the Company’s declining revenues and stock price, the Company had to issue various types of securities, including the convertible notes and warrants described above, to investors already affiliated with the Company or affiliated with its officers and directors in order to maintain short-term liquidity.

C.	The Company’s Prepetition Restructuring Efforts

In light of the challenges facing the automotive parts market generally, the Company has been engaged in extensive, ongoing restructuring efforts with their lenders for the past several months. To that end, the Company engaged DLA Piper LLP (US) as its restructuring counsel and Arkady Goldinstein of SRV Partners, LLC as interim Chief Financial Officer to pursue and evaluate options to address the Company’s debt and explore strategic alternatives.

As a result of the Debtors’ prepetition restructuring initiatives, following extensive, arm’s-length negotiations, the Debtors and the Plan Sponsor, an unaffiliated third party, reached an agreement-in-principle on the restructuring transactions as reflected in the Plan, including the Debtors’ pre- and postpetition financing arrangements. The Debtors and the Plan Sponsor reached an agreement in principle on the material terms and conditions of restructuring transactions to be implemented either though the Plan (the “Plan Restructuring”) or alternatively, through a sale of substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code (a “Sale Transaction”). The Plan Restructuring contemplates that the Restructuring Transaction will provide, inter alia, that the Company’s outstanding prepetition secured debt obligations will be repaid, restructured or satisfied, and that the Vendors will receive the treatment contemplated under the Vendor RSA. Upon the Effective Date, the capital structure of the Company will be streamlined and comprise: (i) general unsecured debt payable in the ordinary course of business of the reorganized Company; and (ii) the new equity interests in the reorganized Company issued pursuant to the Plan. In the event that the Debtors fail to meet any of the milestones set forth in the Credit Agreement, satisfy the Direct Investment Commitment Conditions, or obtain the requisite Class 7 votes in favor of the Plan, or upon an event default under the Credit Agreement the Debtors may, at the election of the Plan Sponsor, pursue the Sale Transaction with the Plan Sponsor serving as the stalking horse bidder.

VI.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	First Day Relief

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases, provide necessary postpetition financing to the Debtors, and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees and certain vendors following the commencement of the Chapter 11 Cases. The First Day Motions, and all orders for relief entered in the Chapter 11 Cases, will be available upon the filing, and can be viewed free of charge, at https://cases.ra.kroll.com/PARTSID.

Among other relief, the First Day Motions will include a motion of the Debtors for authority under Section 364 of the Bankruptcy Code (the “DIP Motion”) to obtain secured debtor-in-possession financing (the “DIP Facility”), consisting of: (A) new money term loans in an aggregate principal amount of up to $12,000,000 (collectively, the “DIP New Money Loans”) and (B) term loans not to exceed the outstanding principal and accrued but unpaid interest (as of the date of the initial DIP Facility draw) owed under the Prepetition Plan Sponsor Financing, the November Note, and the December Note (each as defined below, and collectively, the “DIP Roll-Up Loans” and, together with the DIP New Money Loans, the “DIP Loans”). Proceeds of the DIP Facility will be used in accordance with the Approved Budget (as defined in the DIP Motion), including to fund the administration of these Chapter 11 Cases as well as for working capital and general corporate purposes.

B.	Proposed Confirmation Schedule

The DIP Financing Documents require that the Debtors proceed in accordance with certain milestones, including securing confirmation of the Plan by no later than 11:59 p.m. (EST) forty (40) days following the Petition Date. In light of the Debtors’ extensive prepetition restructuring efforts, the timeline from the anticipated Petition Date to the confirmation hearing provides more than sufficient time to administer these Chapter 11 Cases in a manner that gives all parties in interest a full and fair opportunity to participate in the process. Following commencement of the Chapter 11 Cases, the Debtors will file a scheduling motion seeking approval of the confirmation schedule based on the anticipated Petition Date and below milestones:

Milestone Event	Anticipated Date
Confirmation Milestone	February 2, 2024
Effective Date Milestone	February 16, 2024

VII.	SUMMARY OF THE PLAN

The Plan contemplates the following key terms, among others described herein and therein:

A.	Substantive Consolidation

Except as expressly provided in the Plan, each Debtor shall continue to maintain its separate corporate existence for all purposes other than the treatment of Claims under the Plan and distributions hereunder. On the Effective Date, (i) all Intercompany Claims among the Debtors shall be eliminated and there shall be no distributions on account of such Intercompany Claims; (ii) each Claim Filed or to be Filed against more than one Debtor shall be deemed Filed only against one consolidated Debtor and shall be deemed a single Claim against and a single obligation of the Debtors, and (iii) any joint or several liability of the Debtors shall be deemed one obligation of the Debtors, with each of the foregoing effective retroactive to the Petition Date. Except as otherwise set forth in the Plan, on the Effective Date all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of another Debtor shall be released and of no further force and effect. Such deemed substantive consolidation shall not (other than for purposes relating to the Plan) affect the legal and corporate structure of the Reorganized Debtors.

In the event the Bankruptcy Court does not approve the deemed substantive consolidation of the Estates for the purposes set forth herein, the Plan shall be treated as a separate plan of reorganization for each Debtor not deemed substantively consolidated.

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order deemed substantively consolidating the Chapter 11 Cases for the limited purposes set forth herein. If no objection to substantive consolidation is timely Filed and served by any Holder of an Impaired Claim on or before the deadline to object to the confirmation of the Plan, or such other date as may be fixed by the Bankruptcy Court and the Debtors meet their burden of introducing evidence to establish that substantive consolidation is merited under the standards of applicable bankruptcy law, the Confirmation Order, which shall be deemed to substantively consolidate the Debtors for the limited purposes set forth herein, may be entered by the Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing shall coincide with the Confirmation Hearing.

B.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

C.	Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effectuate the Plan, which may include: (1) the execution, delivery, filing, registration or recordation of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (2) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities may agree; (3) the execution, delivery, filing, registration or recordation of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution, delivery, filing, registration or recordation of the New Governance Documents; (5) the issuance, distribution, reservation, or dilution, as applicable, of the New Preferred Stock and New Common Stock, as set forth herein; and (6) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, and take any other actions as the Debtors and the Plan Sponsor may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting, to effectuate the provisions and intent of the Plan The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

D.	Sources of Consideration for Plan Distributions

Subject to satisfaction of all Direct Investment Commitment Conditions (unless waived by the Plan Sponsor in its sole discretion), the Debtors and Reorganized Debtors, as applicable, shall fund Plan Distributions, as applicable, with (1) the New Preferred Stock, (2) the New Common Stock, and (3) a portion of the proceeds of the Direct Investment Preferred Equity Raise in an amount equal to the Plan Distribution Amount. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Common Stock and the New Preferred Stock will be exempt from SEC registration, as described more fully in Article IV. G below.

E.	Deregistration of Existing Common Equity Interests; Issuance and Distribution of New Common Stock and New Preferred Equity

Prior to or as soon as reasonably practicable following the Effective Date, in accordance with all applicable federal and state rules and regulations, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), PARTS iD or Reorganized PARTS iD, as applicable, shall take steps to de-register its Existing Equity Interests and to terminate and/or suspend its reporting obligations under the Exchange Act, including filing a Form 15 with the U.S. Securities and Exchange Commission to deregister its Existing Common Equity Interests.

On the Effective Date, Reorganized PARTS iD shall issue the New Common Stock and New Preferred Stock pursuant to the Plan. The issuance of the New Common Stock, including any equity awards reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

All of the shares of New Common Stock and New Preferred Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock and New Preferred Equity shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock or New Preferred Stock shall be deemed as its agreement to the New Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. The New Common Stock and New Preferred Equity will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

F.	The Direct Investment Preferred Equity Raise and the Direct Investment Commitments

On the Effective Date, the Debtors shall consummate the Direct Investment Preferred Equity Raise through which the Plan Sponsor shall purchase $26,000,000 of New Preferred Stock on the terms and conditions set forth in the Direct Investment Documents, the Plan, and the Confirmation Order. Together with the New Preferred Stock issued to any Holder of an Allowed New Money DIP Claim, the New Preferred Stock issued in connection with the Direct Investment Preferred Equity Raise shall constitute 100% of the New Preferred Stock.

G.	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action (other than Avoidance Actions with respect to Released Parties), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	New Shareholders Agreement

On the Effective Date, Reorganized PARTS iD shall enter into and deliver the New Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and each Holder of New Preferred Stock, and such parties shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized PARTS iD.

J.	Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be canceled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full.

K.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan (including under the documents contained in the Plan Supplement) shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption or assumption, as applicable, of the Compensation and Benefits Programs; (2) the selection of the directors, trustees and officers for the Reorganized Debtors, including the appointment of the New Board; (3) the authorization, issuance and distribution of the New Preferred Stock and the New Common Stock and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the implementation of the Restructuring Transactions; (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (6) the adoption of the New Governance Documents; (7) the assumption, assumption and assignment, or rejection (to the extent applicable), as applicable, of Executory Contracts and Unexpired Leases; and (8) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, trustees or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Preferred Stock and the New Common Stock, the New Governance Documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law.

L.	New Governance Documents

On or immediately prior to the Effective Date, the New Governance Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Governance Documents with the applicable authorities in its respective jurisdiction of organization if and to the extent required in accordance with the applicable laws of such jurisdiction. The New Governance Documents will, among other things, (a) authorize the issuance of the New Preferred Stock and New Common Stock and (b) prohibit the issuance of non-voting equity securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Governance Documents.

M.	Indemnification Obligations

Notwithstanding anything to the contrary contained in the Plan, each Indemnification Obligation shall not be assumed pursuant to the Plan, and shall be discontinued and rejected by the applicable Debtor as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise.

N.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the existing Board shall expire, and all of the directors for the initial term of the New Board shall be appointed. The New Board will initially consist of the directors to be identified in the Plan Supplement or otherwise disclosed prior to the Effective Date. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Governance Documents. Provisions regarding the removal, appointment and replacement of members of the New Board will be set forth in the New Governance Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Governance Documents and other constituent documents.

O.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Plan Supplement and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

P.	Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Preferred Stock and the New Common Stock, but excluding the MIP Awards (if applicable), in each case, after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, such New Preferred Stock and New Common Stock (other than the MIP Awards, if applicable) will be freely tradable in the U.S. without registration under the Securities Act by the recipients thereof, subject to the provisions of (1) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) any other applicable regulatory approvals, and (3) any restrictions in the Reorganized Debtors’ New Governance Documents. The New Preferred Stock and New Common Stock, in each case, will be offered, issued and distributed in reliance upon section 4(a)(2) of the Securities Act.

Any Securities distributed pursuant to section 4(a)(2) under the Securities Act will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Governance Documents.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Preferred Stock, the New Common Stock and any MIP Awards (if applicable) are exempt from the registration requirements of section 5 of the Securities Act.

Recipients of the New Preferred Stock, the New Common Stock and any MIP Awards are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

Q.	Section 1146 Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Preferred Stock and New Common Stock; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

R.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365 of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

S.	Management Incentive Plan

On or after the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan. The Management Incentive Plan shall provide for the issuance of MIP Awards in an amount up to the value of 22% of the New Common Stock, subject to achieving an identified threshold return to investors. The MIP Awards shall be determined on a fully diluted basis taking into account reserved MIP Awards and the New Common Stock issued pursuant to the Plan (and not, for the avoidance of doubt, including the New Preferred Stock). The participants in the MIP, the allocations and form of the MIP Awards (including as to whether in the form of options, phantom awards and/or other equity-based compensation) to such participants (including the amount of allocations and the timing of the Awards), and the terms and conditions of such Awards (including vesting, exercise prices, threshold amounts, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board.

T.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors (other than Avoidance Actions with respect to Released Parties), whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than Avoidance Actions with respect to Released Parties and Causes of Action settled or resolved by the Debtors prior to the Effective Date with the consent of the Plan Sponsor or released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it, except as otherwise expressly provided in the Plan. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity (other than Avoidance Actions with respect to Released Parties), except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, assigned, transferred or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

U.	Release of Avoidance Actions

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall waive and release any and all Avoidance Actions solely with respect to Released Parties, and the Debtors, the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions solely with respect to Released Parties, except for such Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors.

V.	Release of Consenting Vendors

On the Effective Date, the Debtors, on behalf of the themselves and their Estates, shall waive and release any and all demands, claims, actions, Causes of Action, rights, liabilities, obligations, liens, suits, losses, damages, attorney fees, court costs, or any other form of claim whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, in law or equity, which the Debtors have, have had, may have or may claim to have against the Consenting Vendors arising on or prior to the Effective Date

W.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtors and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtors based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest.

X.	Releases

The Plan contains certain releases (as described more fully in Article III.N of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?”), including mutual releases among the Debtors, Reorganized Debtors, and certain of their key stakeholders. The releases will only be binding with respect to (a) all Holders of Claims or Interests that vote to accept the Plan; (b) all Holders of Claims or Interests that are entitled to vote on the Plan who vote to reject the Plan and opt in to the releases provided for in Article VIII.D of the Plan by checking the box on the ballot indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline; (c) the DIP Agent and DIP Lenders; (d) to the maximum extent permitted by Law, each current and former Affiliate of each Entity in clause (a) through the following clause (e), solely to the extent the pertinent Entity can bind any such Affiliate to the terms of the Plan under applicable law; and (e) each Related Party of each Entity in clause (a) through this clause (e), solely to the extent the pertinent Entity can bind any such Related Party to the terms of the Plan under applicable law.

VIII.	OTHER KEY ASPECTS OF THE PLAN

A.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, on and as of the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable), without the need for any further notice to or action, order, or approval of the Bankruptcy Court, pursuant to sections 365 and 1123 of the Bankruptcy Code unless such Executory Contract or Unexpired Lease (i) previously expired or terminated pursuant to its own terms; or (ii) is the subject of a motion to reject filed on or before the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Plan Sponsor) and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, and related Cure amounts with respect thereto, or rejections (to the extent applicable) of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Proposed Cure Amounts or the Rejected Executory Contracts and Unexpired Leases Schedule (if any), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections (to the extent applicable) of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right, with the consent of the Plan Sponsor, to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts at any time up to forty-five days after the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall file with the Bankruptcy Court and serve on the applicable counterparty notice regarding any change to the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or the Schedule of Proposed Cure Amounts, as applicable, and the counterparty shall have fourteen days from service of such notice to file an objection with the Bankruptcy Court.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

2.	Cure of Defaults for Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon assumption thereof. To the extent any monetary default exists under a particular Executory Contract of Unexpired Lease, at least fourteen (14) days before the Confirmation Hearing, the Debtors shall have served a notice on parties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with the Plan and setting forth the proposed cure amount (if any). If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed cure amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0.00).

In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The cure notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtors at least four (4) Business Days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure costs despite the failure of the relevant counterparty to file such request for payment of such Cure costs. The Reorganized Debtors also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that if a dispute regarding assumption or Cure is unresolved as of the Effective Date, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after such dispute is resolved. Any Cure shall be deemed fully satisfied, released, and discharged upon payment of the Cure.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

Any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

3.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection (to the extent applicable), the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

4.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

5.	Assumption of Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

6.	Employee Compensation and Benefits Program

a.	Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan (including all employment agreements and employment letters, severance plans and amendments thereto, severance letters and severance agreements, retention plans and letters, annual incentive plans (whether based on PARTS iD’s or individual employee performance) and other agreements entered into with current and former officers and other employees and effective as of the Confirmation Date) and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, unless (i) previously expired or terminated pursuant to its own terms; or (ii) is the subject of a motion to reject filed on or before the Effective Date; provided, however, that the Debtors or Reorganized Debtors, as applicable, with the consent of the Plan Sponsor, may alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts relating to the Compensation and Benefits Programs at any time up to forty-five days after the Effective Date in accordance with Section V.A and V.F of the Plan.

A counterparty to a Compensation and Benefits Program assumed or assumed and assigned pursuant to the Plan shall have the same rights under such Compensation and Benefits Program as such counterparty had thereunder immediately prior to such assumption (unless otherwise agreed by such counterparty and the applicable Reorganized Debtor(s)); provided, however, that any assumption or assumption and assignment of Compensation and Benefits Programs pursuant to the Plan or any of the Restructuring Transactions shall not trigger or be deemed to trigger any change of control, immediate vesting, termination, or similar provisions therein.

b.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law.

7.	Indemnification Obligations

Notwithstanding anything to the contrary contained in the Plan, each Indemnification Obligation shall not be assumed pursuant to the Plan, and shall be discontinued and rejected by the applicable Debtor as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise.

8.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

B.	Provisions Governing Distributions

1.	Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

2.	Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

All Plan Distributions to any Disbursing Agent on behalf of the Holders of Claims listed on the Claims Register shall be deemed completed by the Debtors when received by such Disbursing Agent. The Plan Distributions shall be made to any such Holders at the direction of the applicable Disbursing Agent.

3.	Rights and Powers of Disbursing Agent

a.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

b.	Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.	Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

b.	Delivery of Distributions in General

Except as otherwise provided herein, distributions payable to Holders of Allowed Claims shall be made by the Disbursing Agent to such Holder at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

c.	Minimum Distributions

No fractional shares of New Preferred Stock or New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

d.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such unclaimed distribution comprises New Common Stock, such New Common Stock shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the number of shares of New Common Stock outstanding as of the date of such cancelation to ensure that the distributions of New Common Stock contemplated under the Plan are given full force and effect.

e.	Surrender of Canceled Instruments or Securities

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.J of the Plan shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors, and such cancelation shall not alter the obligations or rights of any non-Debtor third parties in respect of one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

5.	Manner of Payment

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated by the Plan or the Plan Supplement, all distributions of the New Preferred Stock and New Common Stock to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

6.	Indefeasible Distributions

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback or turnover provisions.

7.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate (subject to reasonable consultation with the Plan Sponsor). The Debtors and Reorganized Debtors reserve the right, with the consent of the Plan Sponsor, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

Any Holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8. If such request is made and such Holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors or the Reorganized Debtors, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtors or the Reorganized Debtors and their respective property.

8.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

9.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any prepetition Claims and (2) no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on such Claim or (b) interest at the contract default rate, as applicable. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

10.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

11.	Setoffs and Recoupment

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

12.	Claims Made or Payable by Third Parties

a.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

b.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

c.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

C.	Conditions Precedent to the Effective Date

1.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B of the Plan:

1.	the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Debtors and the Plan Sponsor, which shall be a Final Order;

2.	all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed (or deemed executed) and shall remain in full force and effect;

3.	all requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;

4.	all fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses;

5.	the Direct Investment Documents shall have been executed, shall be in full force and effect in accordance with their terms, and the conditions precedent contained therein shall have been satisfied;

6.	the Debtors shall consummate the Direct Investment Preferred Equity Raise;

7.	no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Plan; and

8.	the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Plan in a manner consistent with the terms thereof and the Confirmation Order.

2.	Waiver of Conditions

Any one or more of the conditions to Consummation set forth in Article IX of the Plan may be waived (other than entry of the Confirmation Order) by the Debtors with the prior written consent (e-mail from counsel being sufficient) of the Plan Sponsor without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

3.	Effect of Failure of Conditions

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, or any Holders of Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims against or Interests in the Debtors, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

4.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D.	Modification, Revocation, or Withdrawal of the Plan

1.	Modification and Amendments

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan, with the consent of the Plan Sponsor, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

2.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and shall constitute a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of Plan

The Debtors reserve the right, with the consent of the Plan Sponsor, to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection (to the extent applicable) of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

IX.	RISK FACTORS

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are Not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors

If the Restructuring Transactions are not implemented, the Debtors will consider all available restructuring alternatives, including filing an alternative chapter 11 plan, converting the Chapter 11 Cases to chapter 7 cases, commencing section 363 sales of the Debtors’ assets, and any other transaction that would maximize the value of the Debtors’ estates. The terms of any alternative restructuring proposal may be less favorable to the Debtors’ stakeholders than the terms of the Plan as described in this Disclosure Statement.

Any material delay in the confirmation of the Plan, the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would have other adverse effects on the Debtors. For example, it would adversely affect:

●	the Debtors’ ability to raise additional capital;

●	the Debtors’ liquidity;

●	how the Debtors’ business is viewed by regulators, investors, lenders, and credit ratings agencies;

●	the Debtors’ enterprise value; and

●	the Debtors’ business relationship with customers and vendors.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to improve the Debtors’ liquidity and provide the Debtors’ greater flexibility to generate long-term growth. Even if the Restructuring Transactions are implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions and changes in the Debtors’ industry. As a result of these risks, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.

4.	The Bankruptcy Court May Not Approve the Debtors’ Use of Cash Collateral and/or the DIP Facility

Upon commencing the Chapter 11 Cases, the Debtors will ask the Bankruptcy Court to authorize the Debtors to enter into postpetition financing arrangements and/or use cash collateral to fund the Chapter 11 Cases and to provide customary adequate protection to the DIP Lenders. Such access to postpetition financing and/or cash collateral will provide liquidity during the pendency of the Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will approve the DIP Facility and/or such use of cash collateral on the terms requested. Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust their available cash collateral and postpetition financing. There is no assurance that the Debtors will be able to obtain an extension of the right to obtain further postpetition financing and/or use cash collateral, in which case, the liquidity necessary for the orderly functioning of the Debtors’ businesses may be impaired materially.

5.	The Terms of the DIP Facility Documents Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court

The terms of the DIP Facility Documents have not been finalized and are subject to change based on negotiations between the Debtors and the DIP Lenders.

6.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article VIII of the Plan, the Confirmation and Effective Date of the Plan are subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Confirmation and Effective Date of the Plan will not take place. In the event that the Effective Date does not occur, the Debtors may seek Confirmation of a new plan or pursue alternative transactions. If the Debtors do not secure sufficient working capital to continue their operations of if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

7.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors will pursue the Sale Transaction. There can be no assurance that the terms of any alternative transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan.

8.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If the Plan is not confirmed on or prior to the deadline set forth in the Credit Agreement, the Debtors will pursue the Sale Transaction.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

9.	The Debtors May Not Be Able to Secure Nonconsensual Confirmation Over Certain Impaired Non-Accepting Classes

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

10.	Even if the Restructuring Transactions are Successful, the Debtors Will Face Continued Risk Upon Confirmation

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

11.	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) and Bankruptcy Rule 3018(b) require that:

●	solicitation be compliant with applicable nonbankruptcy law;

●	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

●	the time prescribed for voting not be unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

12.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

13.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan, subject to the terms of the Restructuring Support Agreement. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

14.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

15.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Class to accept or reject the Plan or require any sort of revote by the Impaired Class.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed.

16.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties is necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions.

B.	Risks Related to Recoveries Under the Plan

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States economy in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	Estimated Valuations of the Debtors, the New Preferred Stock, the New Common Stock, and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values

The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to maintain adequate liquidity to fund operations; and (d) the Debtors’ ability to maintain and develop critical vendor relationships. Accordingly, the estimated recoveries do not necessarily reflect, and should not be construed as reflecting, values that may be attained for the Debtors’ Securities in the public or private markets.

3.	The Reorganized Debtors May Be Forced to Take Other Actions to Satisfy their Obligations

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face liquidity issues and there may be a need to reduce or delay investments and capital expenditures, or to dispose of assets or operations, or seek additional capital. These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

4.	Certain Tax Implications of the Plan May Increase the Tax Liability of the Reorganized Debtors

Holders of Allowed Claims should carefully review Article XIII of this Disclosure Statement, entitled “Certain United States Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and holders of certain Claims.

C.	Risks Relating to the New Preferred Stock and New Common Stock Issued Under the Plan

1.	Potential Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan is subject to dilution from the New Common Stock issued that may, at the election of the New Board, be issued pursuant to the Management Incentive Plan and any other shares that may be issued post-emergence.

In the future, as is the case for all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

2.	Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Preferred Stock and New Common Stock would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Preferred Stock New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debtholders have been satisfied.

3.	Implied Valuation of New Common Stock Not Intended to Represent Trading Value of New Common Stock

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) anticipated initial securities of creditors receiving New Common Stock under the Plan, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities. The actual market price of the New Common Stock is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Stock to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

D.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

2.	Operating in Bankruptcy for an Extended Period May Harm the Debtors’ Businesses

The Debtors’ future results will depend upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. The chapter 11 proceedings also require the Debtors to seek debtor-in-possession financing to fund operations. If the Debtors are unable to obtain final approval of such financing on favorable terms or at all, or if the Debtors are unable to fully draw on the availability under the DIP Facility, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

3.	The Debtors May Not Be Able to Achieve Their Financial Results or Meet Their Post-Restructuring Debt Obligations.

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, the Reorganized Debtors’ future revenues, inflation, and other unanticipated market and economic conditions. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results.

The Financial Projections, attached hereto as Exhibit C, represent the best estimate of the Debtors’ management of the future financial performance of the Debtors or the Reorganized Debtors, as applicable, based on currently known facts and assumptions about future operations of the Debtors or the Reorganized Debtors, as applicable, as well as the U.S. and world economy in general and the relevant industries in which the Company operates. The Financial Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, or health epidemics and/or pandemics may affect the actual financial results achieved. There is no guarantee that the Financial Projections will be realized, and actual financial results may differ significantly from the Financial Projections.

To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, or may not be able to meet their operational needs.

4.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

5.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills if they experience and the loss of such key management personnel, which could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

X.	SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a ballot (the “Ballot”) to be used for voting on the Plan, is being distributed to the Holders of Claims in the Class that is entitled to vote to accept or reject the Plan.

A.	Holders of Claims Entitled to Vote on the Plan

The Debtors are soliciting votes to accept or reject the Plan only from holders of Claims in Class 4 (the “Voting Class”). The Holders of Claims in the Voting Class are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Class have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 3, 5, 8, 9, 10 and 11.

B.	Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number, of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of more than one-half in number of total allowed claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total allowed claims that have voted. Acceptance by a class of interests requires an affirmative vote of at least two-thirds in amount of the total allowed interests that have voted.

C.	Certain Factors to Be Considered Prior to Voting

There are a variety of factors that all Holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include, among other things:

●	unless otherwise specifically indicated, the financial information contained in this Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement;

●	although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Bankruptcy Court will confirm the Plan;

●	the Debtors may request Confirmation without the acceptance of the Plan by all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

●	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Expense Claims and Professional Fee Claims.

While these factors could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, the occurrence or impact of such factors may not necessarily affect the validity of the vote of the Voting Classes or necessarily require a re-solicitation of the votes of Holders of Claims in the Voting Classes pursuant to section 1127 of the Bankruptcy Code.

For a further discussion of risk factors, please refer to “Risk Factors” described in Article IX of this Disclosure Statement.

D.	Solicitation Procedures

1.	Notice and Claims Agent

The Debtors have retained Kroll Restructuring Administration to act as, among other things, the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.

2.	Solicitation Package

The following materials constitute the solicitation package distributed to Holders of Claims in the Voting Classes (collectively, the “Solicitation Package”):

(a)	cover letter in support of the Plan;

(b)	the appropriate Ballot and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope; and

(c)	this Disclosure Statement and all exhibits hereto, including the Plan and all exhibits thereto (which may be distributed in paper or USB-flash drive format).

3.	Distribution of the Solicitation Package and Plan Supplement

December 8, 2023 (the “Voting Record Date”) is the date that was used for determining which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

The Debtors will cause the Notice and Claims Agent to distribute the Solicitation Package to Holders of Claims in the Voting Classes on December 20, 2023, which is nineteen (19) days before the Voting Deadline (i.e., 4:00 p.m. (Eastern Standard Time) on January 8, 2024).

The Solicitation Package (except the Ballot) may also be obtained from the Notice and Claims Agent by: (a) calling the Debtors’ restructuring hotline at (844) 610-4783 (domestic toll-free) or (646) 777-2312 (local/international toll), (b) emailing partsidballots@ra.kroll.com, and/or (c) writing to the Notice and Claims Agent at PARTS iD Ballot Processing, c/o Kroll Restructuring Administration, 850 Third Avenue, Suite 412, Brooklyn, NY 11232. After the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Bankruptcy Court for free by visiting the Debtors’ restructuring website, https://restructuring.ra.kroll.com/partsidballots, or for a fee via PACER at https://www.pacer.gov/.

The Debtors shall file the Plan Supplement, to the extent reasonably practicable, with the Bankruptcy Court no later than seven (7) days before the Confirmation Hearing. If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website.

XI.	CONFIRMATION OF THE PLAN

A.	The Confirmation Hearing

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. The Debtors will request, on the Petition Date, that the Bankruptcy Court set a hearing to approve the Plan and Disclosure Statement. The Confirmation Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code and the Restructuring Support Agreement, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for the Confirmation Hearing, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to Confirmation of the Plan. An objection to Confirmation of the Plan must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that it is actually received on or before the deadline to file such objections as set forth therein.

B.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”). Creditors and other interested parties should review Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit C and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.7

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Section 3.5 of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

E.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

[7]	A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the Holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the Holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the Holder of such claim or equity interest.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each Holder of a Claim or Interest in such impaired class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting Holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit D and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors and reliance upon the valuation methodologies utilized by the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims than would a liquidation under chapter 7 of the Bankruptcy Code.

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, the Reorganized Debtors, and to certain Holders (which, solely for purposes of this discussion, means the beneficial owners for U.S. federal income tax purposes) of Claims. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and authorities, published administrative rules, positions and pronouncements of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities (collectively, “Applicable Tax Law”), all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling or determination from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders of Claims subject to special treatment under the U.S. federal income tax laws (including, for example, banks, brokers dealers, mutual funds, governmental authorities or agencies, persons who are not U.S. Holders (defined below), pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, small business investment companies, foreign taxpayers, Persons who are related to the Debtors within the meaning of the Tax Code, Persons liable for alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who prepare “applicable financial statements” (as defined in section 451 of the Tax Code), Persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy or regulated investment companies). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds Claims as “capital assets” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various third-party debt and other arrangements to which the Debtors and the Reorganized Debtors, as applicable, are or will be a party will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below. This summary does not address the U.S. federal income tax consequences to Holders of Claims (a) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (b) that are not entitled to vote to accept or reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more “United States persons” (within the meaning of section 7701(a)(30) of the Tax Code) has authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of section 7701(a)(30) of the Tax Code). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the partnership (or other pass-through entity). Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

Furthermore, this discussion assumes that all separate plans of reorganization under the Bankruptcy Code constituting the Plan will be consummated. If less than all of such plans of reorganization will be consummated, their federal income tax consequences may be materially different than the consequences described below.

The following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim.

All Holders of Claims should seek tax advice based on their particular circumstances from an independent tax advisor regarding the federal, state, local, and other tax consequences of the transactions contemplated by the Plan.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors

1.	Cancelation of Debt Income.

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income for U.S. federal income tax purposes if its outstanding indebtedness is satisfied for total consideration less than the amount of such indebtedness. In general, the amount of COD income is the excess of (a) the adjusted issue price of the satisfied indebtedness over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the debtor issued, and (iii) the fair market value of any other new consideration (including stock of the debtor or a party related to the debtor), in each case, given in satisfaction of such indebtedness at the time of the exchange.

A taxpayer will not, however, be required to include COD Income in gross income pursuant to section 108 of the IRC if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a taxpayer must reduce its net operating losses (“NOLs”) and certain other tax attributes (collectively, “Tax Attributes”) and aggregate tax basis in assets (including the stock of subsidiaries) by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. Such reduction in Tax Attributes and aggregate tax basis occurs only after the tax for the year of the debt discharge has been determined. In general, Tax Attributes and aggregate tax basis will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets, which includes the stock of subsidiaries (but not below the amount of liabilities to which the debtor remains subject immediately after the discharge); (f) passive activity loss and credit carryovers; and (g) foreign tax credits carryovers. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC. Interest expense deductions allowable under section 163(j) of the IRC (and carryforwards of any such deductions) (“163(j) Deductions”) are not subject to reduction under these rules. Any excess COD Income over the amount of available items described in clauses (a) through (g), above, will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact. Where the taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of other members of the group also be reduced.

The Debtors are expected to realize COD Income in connection with the Restructuring Transactions, with an attendant reduction in Tax Attributes (but in the case of tax basis where no election is made to reduce the basis of depreciable assets as described above, only to the extent such tax basis exceeds the amount of the Debtors’ liabilities, as determined for these purposes, immediately after the Effective Date). The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan because the amount of COD Income will depend, in part, on the issue price of new debt instruments and the value of non-cash consideration, neither of which can be determined until after the Plan is consummated. As a result, the total amount of attribute reduction as a result of the Plan cannot be determined until after the Effective Date. Depending on the amount of COD Income, some of the Reorganized Debtors’ tax basis in their assets may be reduced by COD Income that is not absorbed by the NOLs and other tax attributes.

However, COD income is excluded from income to the extent that a corporate borrower is a debtor in a bankruptcy case and the discharge occurs pursuant to a court order or a plan approved by the court. Generally, under the Tax Code, any COD income excluded from income of a taxpayer in bankruptcy under this exception must be applied against and reduce certain tax attributes of the taxpayer. Unless the taxpayer elects to have such reduction apply first against the basis of its depreciable property, such reduction is first applied against the taxpayer’s NOLs (including NOLs from the taxable year of discharge and any NOL carryover to such taxable year), and then to certain tax credits, capital loss and capital loss carryovers, and tax basis. Any reduction in tax attributes in respect of excluded COD income does not occur until after the determination of the taxpayer’s income or loss for the taxable year in which the COD income is realized.

2.	Limitation on NOLs, 163(j) Deductions, and Other Tax Attributes

After giving effect to the reduction in Tax Attributes and aggregate tax basis pursuant to excluded COD Income, the ability of the Reorganized Debtors to use any remaining Tax Attributes post-emergence may be subject to certain limitations under sections 382 and 383 of the IRC as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions consummated pursuant to the Plan.

Under sections 382 and 383 of the IRC, if the Debtors undergo an “ownership change” as defined under section 382 of the IRC, the amount of any remaining NOL carryforwards, tax credit carryforwards, 163(j) Deductions, and possibly certain other attributes (potentially including losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change and cost recovery deductions) of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then, generally, built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change. While proposed Treasury Regulations could significantly modify the calculation and treatment of net unrealized built-in gains and losses, those regulations are not expected to apply to the Reorganized Debtors, and the remainder of this discussion assumes they will not apply.

The rules of section 382 of the IRC are complicated, but an ownership change is expected to occur as a result of the Restructuring Transactions. If such an ownership change occurs, the ability of the Reorganized Debtors to use the Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the IRC applies.

a.	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation (or parent of the consolidated group) immediately before the “ownership change” (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal longterm rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs). Under certain circumstances, the annual limitation may be increased to the extent that the corporation (or parent of the consolidated group) has an overall built-in gain in its assets at the time of the ownership change. If the corporation or consolidated group has such “net unrealized built-in gain” at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss, and deduction), any built-in gains recognized (or, according to the currently effective IRS Notice 2003-65, treated as recognized) during the following five year period (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year of such recognition, such that the loss corporation or consolidated group would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its otherwise applicable annual limitation. Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. If the corporation or consolidated group does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses (absent any increases due to recognized built-in gains). As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

b.	Special Bankruptcy Exceptions

Special rules may apply in the case of a corporation that experiences an “ownership change” as a result of a bankruptcy proceeding. An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50 percent of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). If the requirements of the 382(l)(5) Exception are satisfied, a debtor’s Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards and carryforwards of disallowed 163(j) Deductions would be reduced by the amount of any interest deductions claimed by the debtor during the three taxable years preceding the effective date of the plan of reorganization and during the part of the taxable year prior to and including the effective date of the plan of reorganization in respect of all debt converted into stock pursuant to the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (a) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or (b) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of the stock of a debtor corporation that undergoes an “ownership change” to be determined immediately before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards and carryforwards of disallowed 163(j) Deductions by the amount of interest deductions claimed within the prior three-year period (and during the part of the taxable year prior to and including the effective date of the plan of reorganization), and a debtor corporation may undergo another change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

The Debtors have not yet determined whether they qualify for, or if so whether they will elect out of, the 382(l)(5) Exception. Regardless of whether the Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the use of their Pre-Change Losses (if any) after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the IRC were to occur after the Effective Date.

3.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Claims Entitled to Vote

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences to certain U.S. Holders of Claims will depend, in part, on whether, for U.S. federal income tax purposes, (a) the Claim surrendered constitutes a “security” of a Debtor, and (b) the consideration received constitutes stock or a “security” of the same entity against which the Claim is asserted (or, an entity that is a “party to a reorganization” with such entity).

Neither the IRC nor the Treasury Regulations promulgated thereunder define the term “security.” Whether a debt instrument constitutes a “security” is determined based on all relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, the convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

Due to the inherently factual nature of the determination, if relevant based on the form of the Restructuring Transactions, U.S. Holders are urged to consult their own tax advisors regarding the status of their Claims or the consideration received under the Plan as “securities” for U.S. federal income tax purposes.

4.	Accrued Interest

U.S. Holders should consult their own tax advisors regarding the treatment of the Restructuring Transactions for U.S. federal income tax purposes. To the extent that any amount received by a U.S. Holder of a Claim under the Plan is attributable to accrued interest or original issue discount (“OID”) during its holding period on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration received by a U.S. Holder is not sufficient to fully satisfy all principal and interest on its Claims, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration to be distributed to the Claims will be allocated first to the principal amount of the Claims in each Class, with any excess allocated to unpaid interest that accrued on these Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, and certain case law generally indicates that a final payment on a distressed debt instrument that is insufficient to repay outstanding principal and interest will be allocated to principal, rather than interest. Certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan

5.	Market Discount

In the case of a U.S. Holder that acquired its Claim with market discount, any gain recognized on the sale or exchange of such Claim generally will be treated as ordinary income to the extent of the market discount treated as accruing during such U.S. Holder’s holding period for such Claim. Any such market discount is generally the excess of the “revised issue price” of such Claim over such U.S. Holder’s initial tax basis in such Claim upon acquisition, if such excess equals or exceeds a statutory de minimis amount. Such market discount is generally treated as accruing during such U.S. Holder’s holding period for such Claim on a straight-line basis or, at the election of such U.S. Holder, on a constant yield basis, unless such U.S. Holder has previously elected to include such market discount in income as it accrues. For this purpose, the “revised issue price” of a Claim generally equals its issue price, increased by the amount of OID that has accrued over the term of the Claim. To the extent that Claims that were acquired with market discount are exchanged in a tax-free transaction for other property, any market discount that accrued on the Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to the exchanged debt instrument. U.S. Holders who acquired their Claims other than at original issuance should consult their own tax advisors regarding the possible application of the market discount rules to the Restructuring Transactions.

6.	U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of New Common Stock

a.	Dividends on New Common Stock

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares of the New Common Stock. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed.

b.	Sale, Redemption, or Repurchase of New Common Stock

Unless a non-recognition provision applies, and subject to the market discount rules discussed above, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Common Stock. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Common Stock for more than one year, taking into account the holding period rules described above. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

7.	Application of Dividend Equivalence Rules

The discussions above regarding the treatment of redemptions and repurchases of the New Common Stock are subject to the potential application of the “dividend equivalence” rules. As a general matter, if an issuer repurchases or redeems stock, such redemption or repurchase is treated as a sale and subject to the rules discussed above. However, in certain circumstances, a repurchase or redemption will be recharacterized as a distribution that is potentially subject to the dividend taxation rules discussed above. In general, such circumstances apply where the interest of a holder of stock being repurchased or redeemed in the earnings and profits of the issuer is not being sufficiently changed as a result of such repurchase or redemption. Particularly in the context of a company that is not publicly traded, this analysis is fact-specific and takes into account, among other things, a particular holder’s overlapping shareholdings in multiple series of stock. Accordingly, Holders of Claims receiving New Common Stock must take these dividend equivalence rules into account in evaluating the consequences of future repurchases and redemptions.

8.	Limitations on Use of Capital Losses

A U.S. Holder who recognizes capital losses will be subject to limits on their use of capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, losses from the sale or exchange of capital assets may only be used to offset capital gains. A corporate U.S. Holder who has more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. Corporate U.S. Holders may only carry over unused capital losses for the five years following the capital loss year, but are allowed to carry back unused capital losses to the three years preceding the capital loss year.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. This discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, non-U.S., and non-income tax consequences of the consummation of the Plan and the Restructuring Transactions to such Non-U.S. Holder and the ownership and disposition of the New Preferred Stock and the New Common Stock, as applicable.

1.	Gain Recognition

Gain, if any, recognized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply). In order to claim an exemption from or reduction of withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Common Stock

a.	Dividends on New Common Stock

Any distributions made with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the issuer’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (and thereafter first as a return of capital which reduces basis and then, generally, capital gain). Except as described below, such dividends paid with respect to stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

b.	Sale, Redemption, or Repurchase of New Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of stock unless:

●	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

●	such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

●	the issuer of such stock is or has been during a specified testing period a “U.S. real property holding corporation” under the Foreign Investment in Real Property Tax Act rules.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). With respect to the third exception, the Debtors consider it unlikely, based on their current business plan and operations, that such rules currently apply or will apply in the future.

3.	FATCA

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019, that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Non U.S. Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

Both U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the possible impact of these rules on such Holders’ exchange of any of its claims pursuant to the Plan and on its ownership of the New Preferred Stock and New Common Stock.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Exhibit A

(Plan of Reorganization)

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
PARTS iD, Inc. et al.,[1]	)	23-______ (___)
)
Debtors.	)	(Joint Administration to Be Requested)
)

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

PARTS ID, INC. AND PARTS ID, LLC

THIS CHAPTER 11 PLAN OF REORGANIZATION IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

DLA PIPER LLP (US) R. Craig Martin (DE 5032) 1201 N. Market Street, Suite 2100 Wilmington, Delaware 19801 Telephone: (302) 468-5700 Facsimile: (302) 394-2341 Email: craig.martin@us.dlapiper.com	Erik F. Stier (pro hac vice pending) 500 8th Street, NW Washington, D.C. 20004 Telephone: (202) 799-4258 Facsimile: (202) 799-5000 Email: erik.stier@us.dlapiper.com

Proposed Counsel to the Debtors

Dated: December 20, 2023

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: PARTS iD, Inc. (4868), and PARTS iD, LLC (5607). The corporate headquarters and the mailing address for the Debtors is 1 Corporate Drive, Suite C, Cranbury, NJ 08512.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW			1
A.		Defined Terms.	1
B.		Rules of Interpretation	16
C.		Computation of Time	17
D.		Governing Law	17
E.		Reference to Monetary Figures	17
F.		Reference to the Debtors or the Reorganized Debtors	17
G.		Controlling Document	17

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS			18
A.		Administrative Claims	18
B.		DIP Claims	18
C.		Professional Fee Claims	19
	1.	Final Fee Applications and Payment of Professional Fee Claims	19
	2.	Professional Escrow Account	19
	3.	Professional Fee Amount	19
	4.	Post-Confirmation Date Fees and Expenses	20
D.		Priority Tax Claims	20
E.		Payment of Statutory Fees	20
F.		Restructuring Expenses	20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS			21
A.		Classification of Claims and Interests	21
B.		Treatment of Claims and Interests	22
	1.	Class 1 – Other Priority Claims	22
	2.	Class 2 – Other Secured Claims	22
	3.	Class 3 – Senior Secured Note Claims	22
	4.	Class 4 – MCA Claims	23
	5.	Class 5 – Subordinated Secured Note Claims	23
	6.	Class 6 – Litigation Funding Claims	24
	7.	Class 7 – Vendor Claims	24
	8.	Class 8 – Convenience Claims	24
	9.	Class 9 – General Unsecured Claims	25
	10.	Class 10 – Intercompany Claims	25
	11.	Class 11 – Intercompany Interests	25
	12.	Class 12 – Existing Equity Interests	25
C.		Special Provision Governing Unimpaired Claims	26
D.		Elimination of Vacant Classes	26
E.		Intercompany Interests.	26
F.		Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	26
G.		Controversy Concerning Impairment.	26
H.		Subordinated Claims and Interests.	26

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ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN			27
A.		Substantive Consolidation	27
B.		General Settlement of Claims and Interests	27
C.		Restructuring Transactions	28
D.		Sources of Consideration for Plan Distributions	28
E.		Deregistration of Existing Common Equity Interests; Issuance and Distribution of New Common Stock and New Preferred Equity	29
F.		The Direct Investment Preferred Equity Raise and the Direct Investment Commitments	29
G.		Corporate Existence	30
H.		Vesting of Assets in the Reorganized Debtors	30
I.		New Shareholders Agreement	30
J.		Cancellation of Existing Securities and Agreements	30
K.		Corporate Action	31
L.		New Governance Documents	31
M.		Indemnification Obligations	32
N.		Directors and Officers of the Reorganized Debtors	32
O.		Effectuating Documents; Further Transactions	32
P.		Section 1146 Exemption	32
Q.		Director and Officer Liability Insurance	33
R.		Management Incentive Plan	33
S.		Preservation of Causes of Action	33
T.		Release of Avoidance Actions	34
U.		Release of Consenting Vendors	34

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			34
A.		Assumption and Rejection of Executory Contracts and Unexpired Leases	34
B.		Claims Based on Rejection of Executory Contracts or Unexpired Leases	36
C.		Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
D.		Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	37
E.		Insurance Policies	37
F.		Reservation of Rights	38
G.		Nonoccurrence of Effective Date	38
H.		Employee Compensation and Benefits.	38
	1.	Compensation and Benefits Programs	38
	1.	Workers’ Compensation Programs	39
I.		Contracts and Leases Entered into After the Petition Date	39

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS			39
A.		Distributions on Account of Claims Allowed as of the Effective Date	39
B.		Disbursing Agent	39
C.		Rights and Powers of Disbursing Agent	40
	1.	Powers of the Disbursing Agent	40
	2.	Expenses Incurred on or After the Effective Date	40
D.		Delivery of Distributions and Undeliverable or Unclaimed Distributions	40
1.		Record Date for Distribution	40
2.		Delivery of Distributions in General	40
3.		Minimum Distributions	40
4.		Undeliverable Distributions and Unclaimed Property	41
5.		Surrender of Canceled Instruments or Securities	41
E.		Manner of Payment	41
F.		Indefeasible Distributions	42
G.		Securities Law Matters	42
H.		Compliance with Tax Requirements	43
I.		Allocations	43
J.		No Postpetition or Default Interest on Claims	43
K.		Foreign Currency Exchange Rate	44
L.		Setoffs and Recoupment	44
M.		Claims Paid or Payable by Third Parties	44
	1.	Claims Paid by Third Parties	44
	2.	Claims Payable by Third Parties	44
	3.	Applicability of Insurance Policies	44

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS			45
A.		Disputed Claims Process	45
B.		Allowance of Claims	46
C.		Claims Administration Responsibilities	46
D.		Estimation of Claims and Interests	47
E.		Adjustment to Claims or Interests without Objection	47
F.		Disallowance of Claims or Interests	47
G.		No Distributions Pending Allowance	47
H.		Distributions After Allowance	48

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS			48
A.		Discharge of Claims and Termination of Interests	48
B.		Release of Liens	48
C.		Releases by the Debtors	49
D.		Releases by the Releasing Parties	50
E.		Exculpation	51
F.		Injunction	51
G.		Protections Against Discriminatory Treatment	52
H.		Document Retention	52
I.		Reimbursement or Contribution	52

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN			52
A.		Conditions Precedent to the Effective Date	52
B.		Waiver of Conditions	53
C.		Effect of Failure of Conditions	53
D.		Substantial Consummation	53

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN 56		54
A.	Modification and Amendments	54
B.	Effect of Confirmation on Modifications	54
C.	Revocation or Withdrawal of Plan	54

Article XI. RETENTION OF JURISDICTION		55

Article XII. MISCELLANEOUS PROVISIONS		57
A.	Tax Structure	57
B.	Immediate Binding Effect	57
C.	Additional Documents	57
D.	Statutory Committee and Cessation of Fee and Expense Payment	57
E.	Reservation of Rights	57
F.	Successors and Assigns	58
G.	Notices	58
H.	Term of Injunctions or Stays.	59
I.	Entire Agreement.	59
J.	Plan Supplement.	59
K.	Nonseverability of Plan Provisions.	59
L.	Votes Solicited in Good Faith.	60
M.	Closing of Chapter 11 Cases.	60
N.	Waiver or Estoppel.	60

INTRODUCTION

PARTS iD, Inc. and PARTS iD, LLC (each, a “Debtor” and together, the “Debtors”) propose this Plan for the resolution of the outstanding Claims against, and Interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD Inc. and PARTS iD, LLC. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.       “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 or 503 of the Bankruptcy Code, including Professional Fee Claims; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

2.       “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

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3.       “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor that: (a) is deemed allowed under the Bankruptcy Code; (b) is scheduled by the Debtors as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; (c) is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable (or for which Claim a Proof of Claim is not required under the Plan, the Bankruptcy Code, or a Final Order); (d) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (e) has been allowed by a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clauses (b) and (c) above, such Claim shall be Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided, further, that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. To the extent applicable, any Claim that has been or is hereafter listed in the Debtors’ schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable.

4.       “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent or voidable transfer laws.

5.       “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

6.       “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the District of Delaware.

7.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

8.       “Board” means the board of directors of PARTS iD, Inc.

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9.       “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of Delaware or the State of New York are closed for business as a result of federal, state, or local holiday.

10.       “Bridge Loans” means, collectively, the prepetition loans advanced to the Debtors in the total aggregate principal amount of $6,300,000 pursuant to (i) the Prepetition Plan Sponsor Loan; (ii) the November NPA; and (iii) the December NPA.

11.       “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

12.       “Causes of Action” means any claims, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, dispute, judgments, accounts, defenses, interests and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, disputed or undisputed, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) Avoidance Actions.

13.       “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

14.       “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code against any of the Debtors.

15.       “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

16.       “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

17.       “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

18.       “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors, trustees and managers, in each case existing with the Debtors as of immediately prior to the Effective Date.

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19.       “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

20.       “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

21.       “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider Confirmation of the Plan and approval of the Disclosure Statement and Solicitation Materials, as such hearing(s) may be adjourned or continued from time to time.

22.       “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and the Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

23.       “Consummation” means the occurrence of the Effective Date.

24.       “Consenting Vendor” means any Holder of a Vendor Claim or Convenience Claim that votes to accept to the Plan.

25.       “Convenience Claim” means an Unsecured Claim held by a Vendor or such Vendor’s successor in interest that is equal to or less than $10,000.

26.       “Cure” means all amounts, including an amount of $0, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors with the consent of the Plan Sponsor pursuant to sections 365 or 1123 of the Bankruptcy Code other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

27.       “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) covering any of the Debtors’ current or former directors’, trustees’, managers’, officers’ and/or employees’ liability and all agreements, documents, or instruments relating thereto.

28.       “December NPA” means that certain Note Purchase Agreement dated as of December 11, 2023, by and among PARTS iD, Inc., Lev Peker and Sanjiv Gomes, pursuant to which PARTS iD issued a promissory note in the aggregate principal amount $2,300,000.

29.       “Debtors” has the meaning set forth in the preamble.

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30.       "DIP Agent” means the Fifth Star, Inc., as administrative agent under the DIP Facility Documents.

31.       “DIP Claims” means, collectively, the New Money DIP Claims and the Roll-Up DIP Claims.

32.       “DIP Facility” means the superpriority senior secured debtor-in-possession credit facility provided for under the DIP Facility Documents.

33.       “DIP Facility Documents” means, collectively, that certain Credit Agreement, dated as of December 19, 2023 by and among the Debtors, the DIP Lenders and the DIP Agent, as approved by the DIP Orders, as applicable, and any other documents governing the DIP Facility, as such documents may be amended, supplemented, or otherwise modified from time to time in accordance with their terms.

34.       “DIP Loans” means the loans under the DIP Facility.

35.       “DIP Lenders” means, collectively, each lender under the DIP Facility.

36.       “DIP Order” means, collectively, the Interim DIP Order and the Final DIP Order.

37.       “Direct Investment Agreement” means that certain Direct Investment Agreement filed as a Plan Supplement, as may be amended, supplemented, or modified from time to time, in form and substance acceptable to the Plan Sponsor, setting forth, among other things, the terms and conditions of the Direct Investment Preferred Equity Raise, including the Direct Investment Commitment Conditions.

38.       “Direct Investment Commitments” means the commitment, on the terms set forth in the Direct Investment Agreement, including the Direct Investment Commitment Conditions, in form and substance acceptable to the Plan Sponsor, of the Plan Sponsor to commit to purchase the New Preferred Stock pursuant to, and through the Direct Investment Preferred Equity Raise.

39.       “Direct Investment Commitment Conditions” means the following conditions precedent to the Direct Investment Commitments: (i) the absence of a Material Adverse Effect or any event or occurrence which could reasonably be expected to result in a Material Adverse Effect pursuant to the DIP Facility Documents; (ii) compliance with the milestones set out in the DIP Facility Documents; (iii) a customary shareholders agreement among all of the equityholders of the Reorganized Debtors in form and substance acceptable to the Plan Sponsor in its sole discretion, and providing for, among other things, customary drag-along rights and control investor rights in favor of the Plan Sponsor; (iv) the Plan Distribution Amount being sufficient to make all required distributions under the Plan; (v) Bankruptcy Court approval of the Plan Sponsor Protections; (vi) completion of reasonable legal and financial due diligence including quality of earnings; and (vii) the Direct Investment Documents are in form and substance acceptable to the Plan Sponsor.

40.       “Direct Investment Preferred Equity Raise” means $26,000,000 of New Preferred Stock purchased by the Plan Sponsor in a direct capital raise pursuant to the Plan and the Direct Investment Documents, on, and as a condition to, the Effective Date.

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41.       “Direct Investment Documents” means the Direct Investment Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Direct Investment Preferred Equity Raise, which such documents shall be in form and substance acceptable to the Plan Sponsor.

42.       “Disbursing Agent” means the Reorganized Debtors or, as applicable, the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

43.       “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, which for the avoidance of doubt shall include the ballots and the solicitation procedures, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code to be approved by the Confirmation Order.

44.       “Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court..

45.       “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan.

46.       “Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date or such other date as agreed to by the Debtors and the Plan Sponsor.

47.       “Effective Date” means the date that is the first business day after the date the Bankruptcy Court confirms the Plan on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan and (b) the Plan is declared effective by the Debtors.

48.       “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

49.       “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

50.       “Exculpated Parties” means collectively, and in each case in its capacity as such, (a) the Debtors, (b) any official committees appointed in the Chapter 11 Cases and each of their respective members and (c) with respect to each of the foregoing entities in clauses (a) through (b) and this clause (c), each of their respective Related Parties.

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51.       “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

52.       “Existing Equity Interests” means the issued and outstanding common stock of PARTS iD, Inc.

53.       “Favorable Trade Terms” means, subject to the right of any Holder to limit the quantum of credit exposure, the credit terms that such Holder applied to the Debtors as of June 2022; provided, however, that if the Reorganized Debtors fail to make any payment required to such Holder under the Plan or other post-Effective Date agreement (subject to the terms thereof), such Holder shall have the right to revert to less favorable credit terms of their choosing.

54.       “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

55.       “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

56.       “Final DIP Order” means the final order entered by the Bankruptcy Court approving the DIP Facility and authorizing the Debtors to, among other things, enter into and perform under the DIP Facility Documents and use cash collateral (as defined in section 363(a) of the Bankruptcy Code) on a final basis.

57.       “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

58.       “General Unsecured Claim” means any Unsecured Claim against any of the Debtors, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) Litigation Funding Claims; (e) a Vendor Claim, (f) a Convenience Claim or (g) an Intercompany Claim.

59.       “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

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60.       “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

61.       “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

62.       “Indemnification Obligations” means All indemnification obligations and provisions currently in place consistent with applicable law (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) in effective immediately prior to the Confirmation Date for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, solely in his or her capacity as such.

63.       “Insurance Policies” means any insurance policies, surety bonds, indemnity agreements entered into in connection with surety bonds, insurance settlement agreements, coverage-in-place agreements or other agreements related to the provision of insurance entered into by or issued to or for the benefit of the Debtors or their predecessors.

64.       “Insurer” means a counterparty to any Insurance Policy that is not a Debtor, its predecessors or Affiliates.

65.       “Intercompany Claim” means any Claim against any Debtor held by a Debtor.

66.       “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

67.       “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit, share or other interest in any Debtor and any other rights, options, warrants, rights, restricted stock awards, performance share awards, performance share units, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, stock-settled restricted stock units, cash-settled restricted stock units, other securities, agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor or any other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of a Debtor as of the Petition Date and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security and whether or not exercised or vested).

68.       “Interim DIP Order” means the interim order entered by the Bankruptcy Court approving the DIP Facility and authorizing the Debtors to, among other things, enter into and perform under the DIP Facility Documents and use cash collateral (as defined in section 363(a) of the Bankruptcy Code) on an interim basis.

69.       “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

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70.       “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

71.       “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

72.       “Litigation Funding Claim” means any Claim arising from or related to that certain Litigation Funding Agreement dated as of September 29, 2023, by and between PARTS iD, Inc., PARTS iD, LLC, and Pravati Capital, LLC, for the purpose of funding the Company’s currently pending litigation matters (i) in the District of Massachusetts and captioned as PARTS iD, Inc. v. ID Parts, LLC (Case No. 1:20-cv-1253-RWZ), and (ii) in the District of New Jersey and captioned as Onyx Enterprises, Int’l Corp. v. Volkswagen Group of America, Inc. (Case No. 20-9976).

73.       “Litigation Proceeds” means the net Cash proceeds received by the Debtors or the Reorganized Debtors in connection with the prosecution, settlement, and enforcement of Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ currently pending in the United States District Court for the District of New Jersey.

74.       “Management Incentive Plan” means the management incentive plan which shall be disclosed in the Plan Supplement.

75.       “Material Adverse Effect” means a material adverse change in, or any event or occurrence (other than (i) the events or occurrences disclosed to the DIP Agent in writing prior to the Effective Date or (ii) the events or occurrences resulting from the commencement of these Chapter 11 Cases and the continuation and prosecution thereof) including but not limited to any defaults under prepetition agreements, so long as the exercise of remedies as a result of such defaults are stayed under the Bankruptcy Code which could reasonably be expected to result in a material adverse change in (a) the business, operations, financial condition, assets or liabilities of the Debtors and its subsidiaries taken as a whole, (b) the ability of the Debtors to perform their payment obligations under DIP Facility Documents to which they are a party, (c) the legality, validity, binding effect, or enforceability of the DIP Facility Documents, or (d) the rights and remedies of or benefits available to the DIP Lenders or DIP Agent under the DIP Facility.

76.       “MCA Claims” means any Claim against the Debtors arising from either the Wave Agreement or the RCNY Agreement.

77.       “MIP Awards” means the options, phantom awards or other equity-based compensation issued pursuant to the Management Incentive Plan.

78.       “New Board” means the board of directors of Reorganized PARTS iD, which shall contain four members appointed by the Plan Sponsor in its sole discretion. The identities of directors on the New Board as of the Effective Date shall be disclosed in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement, but in any event prior to the Effective Date.

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79.       “New Common Stock” means the common equity interests of Reorganized PARTS iD having the terms set forth in the New Governance Documents to be issued on the Effective Date, subject to the terms and conditions of the New Shareholders Agreement.

80.       “New Governance Documents” means the governance documents for each of the Reorganized Debtors, which documents shall be determined by the Plan Sponsor in consultation with the Debtors.

81.       “New Money DIP Claims” means any Claim arising under, or related to, the New Money DIP Loans.

82.       “New Money DIP Loans” means, means, collectively, the DIP Loans that are not Roll-Up DIP Loans.

83.       “New Preferred Stock” means the convertible, participating preferred stock of Reorganized PARTS iD having the terms set forth in the New Governance Documents to be issued on the Effective Date in connection with the Direct Investment Preferred Equity Raise and Direct Investment Documents, subject to the terms and conditions of the Direct Investment Documents, and the New Shareholders Agreement.

84.       “New Shareholders Agreement” means that certain shareholders agreement that will govern certain matters related to the governance of Reorganized Debtors, the New Preferred Stock and the New Common Stock.

85.       “November NPA” means that certain Note Purchase Agreement dated as of November 2, 2023, by and among PARTS iD, Inc. and 2642186 Ontario Inc., pursuant to which PARTS iD issued a promissory note in the aggregate principal amount $1,000,000.

86.       “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

87.       “Other Secured Claim” means any Secured Claim other than a DIP Claim, a Senior Secured Note Claim or a Subordinated Secured Note Claim.

88.       “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

89.       “Petition Date” means the first date on which any of the Debtors commence a Chapter 11 Case.

90.       “Plan” means this Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD, Inc. and PARTS iD, LLC (either in its present form or as it may be amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be) and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

91.       “Plan Distribution” means a payment or distribution to Holders of Allowed Claims or other eligible Entities in accordance with the Plan.

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92.       “Plan Distribution Amount” means a portion of the Direct Investment Preferred Equity Raise in an amount projected to be no greater than $18,600,000.

93.       “Plan Sponsor” means Fifth Star, Inc.

94.       “Plan Sponsor Protections” means customary plan sponsor protections acceptable to the Plan Sponsor, including a (x) break-up fee not to exceed 3% of the Direct Equity Commitments, (y) expense reimbursement of up to $750,000 in the event that a competing plan of reorganization is confirmed, and (z) minimum financing overbid in the amount of $500,000.

95.       “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed with the Bankruptcy Court, and any additional documents Filed as amendments to the Plan Supplement, including the following, without limitation, as applicable: (a) certain of the New Governance Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (d) the Schedule of Proposed Cure Amounts; and (e) the Schedule of Retained Causes of Action. To the extent any document to be set forth in the Plan Supplement is an exhibit to the Disclosure Statement, the Plan Supplement may cross-refer to such exhibit. The Debtors shall have the right, with the consent of the Plan Sponsor, to alter, amend, modify, or supplement the documents contained in the Plan Supplement in accordance with this Plan on or before the Effective Date. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full; provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G. Notwithstanding anything to the contrary herein, the Plan Supplement, and any exhibits, agreements, forms, notices, and other documents contained therein shall be in form and substance acceptable to the Plan Sponsor.

96.       “PARTS iD” means PARTS iD, Inc.

97.       “Prepetition Plan Sponsor Loan” means the $3.0 million prepetition loan advanced to the Debtors by the Plan Sponsor pursuant to the DIP Facility Documents.

98.       “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

99.       “Pro Rata” means (a) the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class; and (b) in the case of a Roll-Up DIP Claim, the proportion that an Allowed DIP Claim bears to the aggregate amount of all Allowed DIP Claims.

100.       “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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101.       “Professional Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

102.       “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C of the Plan.

103.       “Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

104.       “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

105.       “RCNY Agreement” means that certain Future Receivables Agreement dated as of November 30, 2023, by and between Riverside Capital NY and PARTS iD, Inc.

106.       “RCNY Distribution” means an amount of Cash equal to the difference between the aggregate sum of periodic payments made under the terms of the RCNY Agreement and $1,384,500.

107.       “Reinstate,” “Reinstated,” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (iii) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or Interest (other than the Debtors or an insider of the Debtors) for any actual pecuniary loss incurred by such holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the holder thereof.

108.       “Rejected Executory Contracts and Unexpired Leases Schedule” means, to the extent applicable, a schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases (if any) to be rejected by the Debtors pursuant to the Plan, which schedule (if any) shall be in form and substance acceptable to the Plan Sponsor and included in the Plan Supplement.

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109.       “Related Parties” means, with respect to an Entity, collectively, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns (whether by operation of law or otherwise), subsidiaries, financial advisors, attorneys, accountants, consultants, other representatives, and other professionals, independent contractors, representatives, advisors, each solely in their capacities as such.

110.       “Released Parties” means collectively and each of, and in each case in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent and DIP Lenders; (d) the Plan Sponsor; (e) the Senior Secured Lender; (f) current and former Affiliates of each Entity in clause (a) through the following clause (g); and (g) each Related Party of each Entity in clause (a) through this clause (g); provided, however, that, notwithstanding the foregoing, any holder of a Claim or Interest that is not a Releasing Party shall not be a “Released Party.”

111.       “Releasing Parties” means collectively and each of, and in each case in its capacity as such: (a) all Holders of Claims or Interests that vote to accept the Plan; (b) all Holders of Claims or Interests that are entitled to vote on the Plan who vote to reject the Plan and opt in to the releases provided for in Article VIII.D by checking the box on the ballot indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline; (c) the DIP Agent and DIP Lenders; (d) to the maximum extent permitted by Law, each current and former Affiliate of each Entity in clause (a) through the following clause (e), solely to the extent the pertinent Entity can bind any such Affiliate to the terms of this Plan under applicable law; and (e) each Related Party of each Entity in clause (a) through this clause (e), solely to the extent the pertinent Entity can bind any such Related Party to the terms of this Plan under applicable law.

112.       “Reorganized Debtors” means, collectively, the Debtors, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto, by merger, consolidation, or otherwise, including any new entity established in connection with the implementation of the Plan.

113.       “Reorganized PARTS iD” means PARTS iD, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

114.       “Restructuring Expenses” means all fees and expenses owed to or incurred by Fifth Star, Inc. in its capacity as Plan Sponsor, DIP Agent, or DIP Lender, including the reasonable and documented prepetition and postpetition fees and out-of-pocket expenses incurred by each of (i) Sidley Austin LLP, (ii) Young Conaway Stargatt & Taylor, LLP, and (iii) CohnReznick LLP.

115.       “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.C of the Plan.

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116.       “Roll-Up DIP Claims” means any Claim rising under, or related to, the Roll-Up DIP Loans.

117.       “Roll-Up DIP Loans” means, collectively, the DIP Loans resulting from the exchange and conversion of the Bridge Loans into the DIP Facility pursuant to the terms of the DIP Facility Documents and the DIP Order.

118.       “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be in form and substance acceptable to the Plan Sponsor.

119.       “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, in each case, in form and substance acceptable to the Plan Sponsor.

120.       “Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim; including, for the avoidance of doubt, the DIP Claims, the Senior Secured Note Claims, and the Subordinated Secured Note Claims.

121.       “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

122.       “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

123.       “Senior Secured Lender” means Lind Global Fund II, LP.

124.       “Senior Secured Note Claims” means any Claim against the Debtors derived from, based upon, or arising under the Senior Securities Purchase Agreement.

125.       “Senior Securities Purchase Agreement” means that certain Securities Purchase Agreement (as amended, supplemented, restated, and/or modified from time to time) dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II, LP.

126.       “Solicitation Agent” means Kroll Restructuring Administration LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

127.       “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots, in each case, in form and substance acceptable to the Plan Sponsor.

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128.       “Subordinated Secured Note Claims” means any Claim against the Debtors derived from, based upon, or arising under the Subordinated Note Purchase Agreements.

129.       “Subordinated Note Purchase Agreements” means, collectively, (i) that certain Note and Warrant Purchase Agreement dated as of March 6, 2023, by and among PARTS iD, Inc. and the purchasers thereto; (ii) that certain Note and Warrant Purchase Agreement dated as of July 13, 2023, by and among PARTS iD, Inc. and the purchasers thereto; and (iii) that certain Note Purchase Agreement dated as of October 20, 2023, by and among PARTS iD, Inc. and Lev Peker.

130.       “Third-Party Release” means the releases set forth in Article VIII.D of the Plan.

131.       “Tranche 1 Roll-Up DIP Claim” means the Roll-Up DIP Claims derived from the exchange and conversion of the Prepetition Plan Sponsor Loan under the DIP Facility.

132.       “Tranche 2 Roll-Up DIP Claims” means the Roll-Up DIP Claims derived from or relating to the exchange and conversions of the (i) the November NPA, or (ii) the “Initial Loan” as defined in the December NPA under the DIP Facility.

133.       “Tranche 3 Roll-Up DIP Claim” means the Roll-Up DIP Claim derived from or relating to the exchange and conversion of the “New Loan” as defined in the December NPA under the DIP Facility.

134.       “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check within 180 calendar days of receipt; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution within 180 calendar days of receipt; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution prior to the deadline included in such request for information; or (d) timely taken any other action necessary to facilitate such distribution.

135.       “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

136.       “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

137.       “Unsecured Claim” means any Claim that is not a Secured Claim.

138.       “U.S. Trustee” means the United States Trustee for the District of Delaware.

139.       “Vendor” means a vendor whose products or SKUs are sold by the Debtors on any of the Debtors’ platforms.

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140.       “Vendor Claim” means any Unsecured Claim held by a Vendor that is not a Convenience Claim.

141.       “Wave Agreement” means that certain Standard Merchant Cash Advance Agreement dated as of November 30, 2023, by and between WAVE ADVANCE INC. and Parts iD, Inc.

142.       “Wave Distribution” means an amount of Cash equal to the difference between the aggregate sum of periodic payments made under the terms of the Wave Agreement and $1,430,000.

B.	Rules of Interpretation

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan, all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

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C.	Computation of Time

Unless otherwise specifically stated in the Plan, Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall, instead, occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Plan, Plan Supplement, or the Disclosure Statement on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

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Article II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to the Professional Fee Claims, Restructuring Expenses, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim (a) an amount of Cash equal to the amount of such Allowed Administrative Claim, (b) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (c) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor, in each case, in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Plan Sponsor; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (1) the principal amount outstanding under the DIP Facility on such date, (2) all interest accrued and unpaid thereon to the date of payment, and (3) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Facility Documents and the DIP Orders.

Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, on the Effective Date each such Holder shall receive the following treatment, as applicable:

(i)	the Holder of an Allowed New Money DIP Claim shall receive its Pro Rata share of the New Preferred Stock;

(ii)	each Holder of an Allowed Tranche 1 Roll-Up DIP Claim or Tranche 2 Roll-Up DIP Claim shall receive its Pro Rata share of New Common Stock; and

(iii)	the Holder of an Allowed Tranche 3 Roll-Up DIP Claim shall receive Cash equal to the amount of such Allowed Tranche 3 Roll-Up DIP Claim.

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On the Effective Date, the DIP Facility and all DIP Facility Documents shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Lenders. The DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable, and the Debtors shall be permitted to file any applicable releases or terminations.

C.	Professional Fee Claims

1.	Final Fee Applications and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

2.	Professional Escrow Account

No later than the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

3.	Professional Fee Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Plan Sponsor and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Plan Sponsor.

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4.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business for the period after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim will receive in full and final satisfaction of its Priority Tax Claim (a) an amount of Cash equal to the amount of such Allowed Priority Tax Claim, (b) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (c) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor.

E.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930, together with the statutory rate of interest set forth in 31 U.S.C. § 3717, to the extent applicable (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall be jointly and severally liable to pay any and all Quarterly Fees when due and payable. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Reorganized Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors and Reorganized Debtors shall remain obligated to pay Quarterly Fees to the Office of the U.S. Trustee until that particular Debtor’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, dismissed, or closed, whichever occurs first. The U.S. Trustee shall not be required to file any Administrative Claim in the Chapter 11 Cases and shall not be treated as providing any release under the Plan.

F.	Restructuring Expenses

On the Effective Date, the Debtors or the Reorganized Debtors shall pay in full in Cash any outstanding Restructuring Expenses without the requirement for the filing of retention applications, fee applications, Proofs of Claim or any other applications in the Chapter 11 Cases and without any requirement for further notice of Bankruptcy Court review or approval. Such Restructuring Expenses shall be Allowed as Administrative Claims upon incurrence and shall not be subject to any offset, defense, counter-claim, or credit.

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Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan is premised upon the substantive consolidation of the Debtors, as set forth in more detail below, solely for the purposes of voting, determining which Claims have accepted the Plan, Confirmation of the Plan, and the resultant treatment of Claims and Interests and distributions under the terms of the Plan. Accordingly, the Plan shall serve as a motion for entry of a Bankruptcy Court order approving the substantive consolidation of the Debtors for these limited purposes.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Senior Secured Note Claims	Impaired	Entitled to Vote
Class 4	MCA Claims	Impaired	Entitled to Vote
Class 5	Subordinated Secured Note Claims	Impaired	Entitled to Vote
Class 6	Litigation Funding Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	Vendor Claims	Impaired	Entitled to Vote
Class 8	Convenience Claims	Impaired	Entitled to Vote
Class 9	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 11	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept / Reject)
Class 12	Existing Equity Interests	Impaired	Not entitled to Vote (Deemed to Reject)

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B.	Treatment of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on or about the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, (i) an amount of Cash equal to the amount of such Allowed Other Priority Claim, (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (iii) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, payment in full in Cash of such Holder’s Allowed Other Secured Claim or such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired, subject to the consent of the Plan Sponsor.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 – Senior Secured Note Claims

(a)	Classification: Class 3 consists of all Senior Secured Note Claims.

(b)	Allowed Amount: As of the Effective Date, the Senior Secured Note Claims shall be Allowed, and deemed to be Allowed Claims, in the aggregate amount of $4,879,298.

(c)	Treatment: Each Holder of an Allowed Senior Secured Note Claim shall receive, on the Effective Date, in full and final satisfaction of such Allowed Senior Secured Note Claim, its Pro Rata share of payment in Cash in the aggregate amount of $4,224,500 minus any payments made to such Holders on account of such Claims during these Chapter 11 Cases.

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(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Senior Secured Note Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 – MCA Claims

(a)	Classification: Class 4 consists of all MCA Claims.

(b)	Treatment: Each Holder of an Allowed MCA Claim shall receive, on the Effective Date, in full and final satisfaction of such Allowed MCA Claim, either the Wave Distribution or the RCNY Distribution, as applicable.

(c)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed MCA Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 – Subordinated Secured Note Claims

(a)	Classification: Class 5 consists of all Subordinated Secured Note Claims.

(b)	Treatment: Each Holder of an Allowed Subordinated Secured Note Claim shall, at the option of the applicable Holder, be entitled to receive two (2) of the following; provided, however, that no Holder of an Allowed Subordinated Secured Note Claim shall receive, in the aggregate, more than 100% of the Allowed amount of such Holder’s Subordinated Secured Note Claim the aggregate equal the full amount of such Holder’s Allowed Subordinated Secured Note Claim:

(i)	payment in Cash of 55% of such Allowed Subordinated Secured Note Claim;

(ii)	such Holder’s Pro Rata share from the net recoveries (after payments of fees, litigation financing and taxes) from the Litigation Proceeds; and

(iii)	payment in Cash by the Reorganized Debtors upon the achievement of an EBITDA target to be agreed between the Plan Sponsor and the Debtors, which shall be disclosed in the Plan Supplement.

(c)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Subordinated Secured Note Claims are entitled to vote to accept or reject the Plan.

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6.	Class 6 – Litigation Funding Claims

(a)	Classification: Class 6 consists of all Litigation Funding Claims.

(b)	Treatment: Each Allowed Litigation Funding Claim shall be Reinstated on the Effective Date.

(c)	Voting: Class 6 is Unimpaired under the Plan. Holders of Allowed Litigation Funding Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

7.	Class 7 – Vendor Claims

(a)	Classification: Class 7 consists of all Vendor Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Vendor Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Vendor Claim and as consideration for such Holder’s agreement to maintain Favorable Trade Terms after the Effective Date and to execute such further documentation reflecting the Favorable Trade Terms as the Reorganized Debtors may reasonably request, each Holder of an Allowed Vendor Claim shall receive:

(i)	on the later of the Effective Date and the date such Vendor Claim becomes Allowed, payment in Cash in an amount equal to 25% of such Allowed Vendor Claim; and

(ii)	beginning the month following the Effective Date or the date such Vendor Claim becomes Allowed, payment in the aggregate amount equal to 30% of its Allowed Vendor Claim, paid in equal monthly installments over a period of 36 months; provided, however, that the Reorganized Debtors’ obligations to make such installment payments are contingent upon the Holder of the Allowed Vendor Claim continuing to maintain and provide Favorable Trade Terms (unless such Holder is permitted to modify the trade terms as a result of the Reorganized Debtors’ failure to make a payment owed to such Holder).

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Allowed Vendor Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 – Convenience Claims

(a)	Classification: Class 8 consists of all Convenience Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Convenience Claim agrees to a less favorable treatment, in exchange for full and final satisfaction settlement, release, and discharge of each Allowed Convenience Claim, on the Effective Date each Holder of an Allowed Convenience Claim shall receive Cash in an amount equal to 65% of its Allowed Convenience Claim.

(c)	Voting: Class 8 is Impaired under the Plan. Holders of Allowed Convenience Claims are entitled to vote to accept or reject the Plan.

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9.	Class 9 – General Unsecured Claims

(a)	Classification: Class 9 consists of all General Unsecured Claims.

(b)	Treatment: Each Allowed General Unsecured Claim shall be cancelled, released, and extinguished without any distribution on account of such General Unsecured Claim.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.	Class 10 – Intercompany Claims

(a)	Classification: Class 10 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be cancelled, released, and extinguished without any distribution on account of such Intercompany Claims.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

11.	Class 11 – Intercompany Interests

(a)	Classification: Class 11 consists of all Intercompany Interests.

(b)	Treatment: Each Allowed Intercompany Interest shall be, either: (i) Reinstated for administrative convenience; or (ii) cancelled, released, and extinguished without any distribution on account of such Intercompany Interests, or receive such other tax-efficient treatment (to the extent reasonably practicable) as determined by the Debtors or Reorganized Debtors, as applicable, with the consent of the Plan Sponsor.

(c)	Voting: Class 11 is Unimpaired if the Intercompany Interests are Reinstated or Impaired if the Intercompany Interests are cancelled under the Plan. Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12.	Class 12 – Existing Equity Interests

(a)	Classification: Class 12 consists of all Existing Equity Interests.

(b)	Treatment: Each Allowed Existing Equity Interest shall be cancelled, released and extinguished. Class 12 is not entitled to receive any Distribution under the Plan.

Voting: Class 12 is Impaired under the Plan. Holders of Existing Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject the Plan.

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C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or Reorganized Debtors’ rights in respect of any Claims that are Unimpaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are Unimpaired.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions (if any) on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the prior consent of the Plan Sponsor, to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

G.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right, subject to the prior consent of the Plan Sponsor, to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Substantive Consolidation

Except as expressly provided in this Plan, each Debtor shall continue to maintain its separate corporate existence for all purposes other than the treatment of Claims under this Plan and distributions hereunder. On the Effective Date, (i) all Intercompany Claims among the Debtors shall be eliminated and there shall be no distributions on account of such Intercompany Claims; (ii) each Claim Filed or to be Filed against more than one Debtor shall be deemed Filed only against one consolidated Debtor and shall be deemed a single Claim against and a single obligation of the Debtors, and (iii) any joint or several liability of the Debtors shall be deemed one obligation of the Debtors, with each of the foregoing effective retroactive to the Petition Date. Except as otherwise set forth in the Plan, on the Effective Date all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of another Debtor shall be released and of no further force and effect. Such deemed substantive consolidation shall not (other than for purposes relating to the Plan) affect the legal and corporate structure of the Reorganized Debtors.

In the event the Bankruptcy Court does not approve the deemed substantive consolidation of the Estates for the purposes set forth herein, the Plan shall be treated as a separate plan of reorganization for each Debtor not deemed substantively consolidated.

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order deemed substantively consolidating the Chapter 11 Cases for the limited purposes set forth herein. If no objection to substantive consolidation is timely Filed and served by any Holder of an Impaired Claim on or before the deadline to object to the confirmation of the Plan, or such other date as may be fixed by the Bankruptcy Court and the Debtors meet their burden of introducing evidence to establish that substantive consolidation is merited under the standards of applicable bankruptcy law, the Confirmation Order, which shall be deemed to substantively consolidate the Debtors for the limited purposes set forth herein, may be entered by the Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing shall coincide with the Confirmation Hearing.

B.	General Settlement of Claims and Interests

Unless otherwise set forth in this Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

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C.	Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effectuate the Plan, which may include: (1) the execution, delivery, filing, registration or recordation of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (2) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities may agree; (3) the execution, delivery, filing, registration or recordation of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution, delivery, filing, registration or recordation of the New Governance Documents; (5) the issuance, distribution, reservation, or dilution, as applicable, of the New Preferred Stock and New Common Stock, as set forth herein; and (6) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, and take any other actions as the Debtors and the Plan Sponsor may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting, to effectuate the provisions and intent of the Plan The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

D.	Sources of Consideration for Plan Distributions

Subject to satisfaction of all Direct Investment Commitment Conditions (unless waived by the Plan Sponsor in its sole discretion), the Debtors and Reorganized Debtors, as applicable, shall fund Plan Distributions, as applicable, with (1) the New Preferred Stock, (2) the New Common Stock, and (3) a portion of the proceeds of the Direct Investment Preferred Equity Raise in an amount equal to the Plan Distribution Amount. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Common Stock and the New Preferred Stock will be exempt from SEC registration, as described more fully in Article IV. G below.

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E.	Deregistration of Existing Common Equity Interests; Issuance and Distribution of New Common Stock and New Preferred Equity

Prior to or as soon as reasonably practicable following the Effective Date, in accordance with all applicable federal and state rules and regulations, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), PARTS iD or Reorganized PARTS iD, as applicable, shall take steps to de-register its Existing Equity Interests and to terminate and/or suspend its reporting obligations under the Exchange Act, including filing a Form 15 with the U.S. Securities and Exchange Commission to deregister its Existing Common Equity Interests.

On the Effective Date, Reorganized PARTS iD shall issue the New Common Stock and New Preferred Stock pursuant to the Plan. The issuance of the New Common Stock, including any equity awards reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

All of the shares of New Common Stock and New Preferred Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock and New Preferred Equity shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock or New Preferred Stock shall be deemed as its agreement to the New Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. The New Common Stock and New Preferred Equity will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

F.	The Direct Investment Preferred Equity Raise and the Direct Investment Commitments

On the Effective Date, the Debtors shall consummate the Direct Investment Preferred Equity Raise through which the Plan Sponsor shall purchase $26,000,000 of New Preferred Stock on the terms and conditions set forth in the Direct Investment Documents, this Plan, and the Confirmation Order. Together with the New Preferred Stock issued to any Holder of an Allowed New Money DIP Claim, the New Preferred Stock issued in connection with the Direct Investment Preferred Equity Raise shall constitute 100% of the New Preferred Stock.

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G.	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action (other than Avoidance Actions with respect to Released Parties), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	New Shareholders Agreement

On the Effective Date, Reorganized PARTS iD shall enter into and deliver the New Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and each Holder of New Preferred Stock, and such parties shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized PARTS iD.

J.	Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be canceled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full.

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K.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan (including under the documents contained in the Plan Supplement) shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption or assumption, as applicable, of the Compensation and Benefits Programs; (2) the selection of the directors, trustees and officers for the Reorganized Debtors, including the appointment of the New Board; (3) the authorization, issuance and distribution of the New Preferred Stock and the New Common Stock and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the implementation of the Restructuring Transactions; (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (6) the adoption of the New Governance Documents; (7) the assumption, assumption and assignment, or rejection (to the extent applicable), as applicable, of Executory Contracts and Unexpired Leases; and (8) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, trustees or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Preferred Stock and the New Common Stock, the New Governance Documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law.

L.	New Governance Documents

On or immediately prior to the Effective Date, the New Governance Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Governance Documents with the applicable authorities in its respective jurisdiction of organization if and to the extent required in accordance with the applicable laws of such jurisdiction. The New Governance Documents will, among other things, (a) authorize the issuance of the New Preferred Stock and New Common Stock and (b) prohibit the issuance of non-voting equity securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Governance Documents.

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M.	Indemnification Obligations

Notwithstanding anything to the contrary contained in the Plan, each Indemnification Obligation shall not be assumed pursuant to the Plan, and shall be discontinued and rejected by the applicable Debtor as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise.

N.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the existing Board shall expire, and all of the directors for the initial term of the New Board shall be appointed. The New Board will initially consist of the directors to be identified in the Plan Supplement or otherwise disclosed prior to the Effective Date. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Governance Documents. Provisions regarding the removal, appointment and replacement of members of the New Board will be set forth in the New Governance Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Governance Documents and other constituent documents.

O.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Plan Supplement and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

P.	Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Preferred Stock and New Common Stock; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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Q.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365 of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

R.	Management Incentive Plan

On or after the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan. The Management Incentive Plan shall provide for the issuance of MIP Awards in an amount up to the value of 22% of the New Common Stock, subject to achieving an identified threshold return to investors. The MIP Awards shall be determined on a fully diluted basis taking into account reserved MIP Awards and the New Common Stock issued pursuant to this Plan (and not, for the avoidance of doubt, including the New Preferred Stock). The participants in the MIP, the allocations and form of the MIP Awards (including as to whether in the form of options, phantom awards and/or other equity-based compensation) to such participants (including the amount of allocations and the timing of the Awards), and the terms and conditions of such Awards (including vesting, exercise prices, threshold amounts, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board.

S.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors (other than Avoidance Actions with respect to Released Parties), whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than Avoidance Actions with respect to Released Parties and Causes of Action settled or resolved by the Debtors prior to the Effective Date with the consent of the Plan Sponsor or released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it, except as otherwise expressly provided in this Plan. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity (other than Avoidance Actions with respect to Released Parties), except as otherwise expressly provided in the Plan, including Article VIII hereof. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, assigned, transferred or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

T.	Release of Avoidance Actions

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall waive and release any and all Avoidance Actions solely with respect to Released Parties, and the Debtors, the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions solely with respect to Released Parties, except for such Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors.

U.	Release of Consenting Vendors

On the Effective Date, the Debtors, on behalf of the themselves and their Estates, shall waive and release any and all demands, claims, actions, Causes of Action, rights, liabilities, obligations, liens, suits, losses, damages, attorney fees, court costs, or any other form of claim whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, in law or equity, which the Debtors have, have had, may have or may claim to have against the Consenting Vendors arising on or prior to the Effective Date.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in this Plan, on and as of the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable), without the need for any further notice to or action, order, or approval of the Bankruptcy Court, pursuant to sections 365 and 1123 of the Bankruptcy Code unless such Executory Contract or Unexpired Lease (i) previously expired or terminated pursuant to its own terms; or (ii) is the subject of a motion to reject filed on or before the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Plan Sponsor) and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

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Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, and related Cure amounts with respect thereto, or rejections (to the extent applicable) of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Proposed Cure Amounts or the Rejected Executory Contracts and Unexpired Leases Schedule (if any), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections (to the extent applicable) of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right, with the consent of the Plan Sponsor, to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts at any time up to forty-five days after the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall file with the Bankruptcy Court and serve on the applicable counterparty notice regarding any change to the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or the Schedule of Proposed Cure Amounts, as applicable, and the counterparty shall have fourteen days from service of such notice to file an objection with the Bankruptcy Court.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance thereto. In light of the treatment of all Allowed General Unsecured Claims under the Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan. Any Proof of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that is filed shall be classified as a General Unsecured Claim and based on the treatment provided to holders of Allowed General Unsecured Claims, shall receive no distribution on account of such Claim and shall be deemed to have voted to reject this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon assumption thereof. To the extent any monetary default exists under a particular Executory Contract of Unexpired Lease, at least fourteen (14) days before the Confirmation Hearing, the Debtors shall have served a notice on parties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with this Plan and setting forth the proposed cure amount (if any). If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed cure amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0.00).

In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The cure notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtors at least four (4) Business Days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure costs despite the failure of the relevant counterparty to file such request for payment of such Cure costs. The Reorganized Debtors also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court.

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The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that if a dispute regarding assumption or Cure is unresolved as of the Effective Date, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after such dispute is resolved. Any Cure shall be deemed fully satisfied, released, and discharged upon payment of the Cure.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

Any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

To the extent applicable, rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases (if any).

E.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

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F.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection (to the extent applicable), the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Employee Compensation and Benefits.

1.	Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan (including all employment agreements and employment letters, severance plans and amendments thereto, severance letters and severance agreements, retention plans and letters, annual incentive plans (whether based on PARTS iD’s or individual employee performance) and other agreements entered into with current and former officers and other employees and effective as of the Confirmation Date) and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, unless (i) previously expired or terminated pursuant to its own terms; or (ii) is the subject of a motion to reject filed on or before the Effective Date; provided, however, that the Debtors or Reorganized Debtors, as applicable, with the consent of the Plan Sponsor, may alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts relating to the Compensation and Benefits Programs at any time up to forty-five days after the Effective Date in accordance with Section V.A and V.F of this Plan.

A counterparty to a Compensation and Benefits Program assumed or assumed and assigned pursuant to the Plan shall have the same rights under such Compensation and Benefits Program as such counterparty had thereunder immediately prior to such assumption (unless otherwise agreed by such counterparty and the applicable Reorganized Debtor(s)); provided, however, that any assumption or assumption and assignment of Compensation and Benefits Programs pursuant to the Plan or any of the Restructuring Transactions shall not trigger or be deemed to trigger any change of control, immediate vesting, termination, or similar provisions therein.

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2.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law.

I.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

B.	Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

All Plan Distributions to any Disbursing Agent on behalf of the Holders of Claims listed on the Claims Register shall be deemed completed by the Debtors when received by such Disbursing Agent. The Plan Distributions shall be made to any such Holders at the direction of the applicable Disbursing Agent.

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C.	Rights and Powers of Disbursing Agent

1.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Delivery of Distributions in General

Except as otherwise provided herein, distributions payable to Holders of Allowed Claims shall be made by the Disbursing Agent to such Holder at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.	Minimum Distributions

No fractional shares of New Preferred Stock or New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

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4.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such unclaimed distribution comprises New Common Stock, such New Common Stock shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the number of shares of New Common Stock outstanding as of the date of such cancelation to ensure that the distributions of New Common Stock contemplated under the Plan are given full force and effect.

5.	Surrender of Canceled Instruments or Securities

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.J hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors, and such cancelation shall not alter the obligations or rights of any non-Debtor third parties in respect of one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated by the Plan or the Plan Supplement, all distributions of the New Preferred Stock and New Common Stock to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

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All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Indefeasible Distributions

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback or any turnover provisions.

G.	Securities Law Matters

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Preferred Stock and the New Common Stock, but excluding the MIP Awards (if applicable), in each case, after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, such New Common Stock (other than the MIP Awards, if applicable) will be freely tradable in the U.S. without registration under the Securities Act by the recipients thereof, subject to the provisions of (1) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) any other applicable regulatory approvals, and (3) any restrictions in the Reorganized Debtors’ New Governance Documents. The New Preferred Stock and New Common Stock, in each case, will be offered, issued and distributed in reliance upon section 4(a)(2) of the Securities Act.

Any Securities distributed pursuant to section 4(a)(2) under the Securities Act will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Governance Documents.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Preferred Stock, the New Common Stock and any MIP Awards (if applicable) are exempt from the registration requirements of section 5 of the Securities Act.

Recipients of the New Preferred Stock, the New Common Stock and any MIP Awards are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

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H.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate (subject to reasonable consultation with the Plan Sponsor). The Debtors and Reorganized Debtors reserve the right, with the consent of the Plan Sponsor, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

Any Holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8. If such request is made and such Holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors or the Reorganized Debtors, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtors or the Reorganized Debtors and their respective property.

I.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any prepetition Claims and (2) no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on such Claim or (b) interest at the contract default rate, as applicable. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

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K.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

L.	Setoffs and Recoupment

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

M.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

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Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the treatment of all Allowed General Unsecured Claims under the Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan. On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors as if the Chapter 11 Cases had not been commenced (except that, unless expressly waived pursuant to the Plan, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code). All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date and in light of the treatment of all Allowed General Unsecured Claims under the Plan, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below.

The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (1) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (2) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or the Reorganized Debtors may elect to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

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B.	Allowance of Claims

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.S of the Plan.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any Administrative Claim, Other Priority Claim or Other Secured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any Administrative Claim, Other Priority Claim or Other Secured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced (except that, unless expressly waived pursuant to the Plan, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code). In any action or proceeding to determine the existence, validity, or amount of any Administrative Claim, Other Priority Claim or Other Secured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

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D.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. The Debtors shall provide any Holder of such a Claim or Interest with fourteen days’ notice prior to the Claim or Interest being adjusted or expunged from the Claims Register as the result of a Claim or Interest being paid, satisfied, amended or superseded.

F.	Disallowance of Claims or Interests

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Allowed Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

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H.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. On or as soon as reasonably practicable after the next Distribution Date after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest. If the Holder of a Claim incorporates more than one Claim in a Proof of Claim then: (i) such Claims will be considered one Claim for purposes of this Plan; and (ii) no such Claim will be bifurcated into an Allowed portion and a Disputed portion.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code to the fullest extent permitted thereunder, and except as otherwise specifically provided in the Plan or the Confirmation Order, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

B.	Release of Liens

Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, pledges, or other security interests against any property of the Debtors and their Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of a Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

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To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to hereby conclusively, absolutely, unconditionally, irrevocably and forever be released by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns or assignees, and representatives, any and all other Persons that may purport to assert any Claim or Cause of Action directly or derivatively, by, through, for, or because of the foregoing Persons, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, and Causes of Action, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, whether in law or in equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirements or otherwise, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to or assigns of the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively),derivatively, or on behalf of the Holder of any Claim against, or Interest in, a Debtor, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the purchase, sale or rescission of any security of the Debtors, the business or contractual arrangements between any Debtor and any other entity, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Prepetition Plan Sponsor Loan, the DIP Facility or DIP Facility Documents, the Direct Investment Documents, the New Preferred Stock, the New Common Stock, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.

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Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: claims or liabilities arising from any act or omission of a Released Party that constitutes fraud, willful misconduct, or gross negligence each solely to the extent as determined by a Final Order of a court of competent jurisdiction; (2) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any post-Effective Date transaction contemplated by the Restructuring Transactions or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; (3) the rights of any Holder of Allowed Claims to receive distributions under the Plan; (4) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action; or (5) any holder of an Administrative Claim, Other Priority Claim, Other Secured Claim, from any obligations it owes to the Debtors in the ordinary course of business or under any existing contracts.

D.	Releases by the Releasing Parties

As of the Effective Date, each Releasing Party is deemed conclusively, absolutely, unconditionally, irrevocably and forever to have released each Released Party from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, and Causes of Action, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, whether in law or in equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirements or otherwise including any derivative claims, asserted on behalf of the Debtors or the Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of anyone claiming by or through the Releasing Parties, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the purchase, sale or rescission of any security of the Debtors, the business or contractual arrangements between any Debtor and any other entity, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the Prepetition Plan Sponsor Loan, the DIP Facility or DIP Facility Documents, the Direct Investment Documents, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the New Preferred Stock, the New Common Stock, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (1) claims or liabilities arising from any act or omission of a Released Party that constitutes fraud, willful misconduct, or gross negligence each solely to the extent as determined by a Final Order of a court of competent jurisdiction; (2) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any post-Effective Date transaction contemplated by the Restructuring Transactions or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; or (3) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

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E.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be exculpated from any Cause of Action for any claim related to any act or omission occurring between the Petition Date and the Effective Date in connection with, relating to or arising out of (i) the management, ownership or operation of the Debtors, (ii) the business or contractual arrangements between any Debtor and any other entity, (iii) the Chapter 11 Cases, and (iv) any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, including the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the DIP Facility, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the DIP Facility, the New Preferred Stock, the New Common Stock, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross willful misconduct or actual fraud. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

F.	Injunction

Effective as of the Effective Date, all Entities that have held, hold, or may hold claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, or Causes of Actions that have been released, discharged, or exculpated under the Plan or Confirmation Order are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the any of the Released Parties (collectively, the “Enjoined Matters”): (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Enjoined Matters; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Enjoined Matters; (3) creating, perfecting, or enforcing any Lien encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Enjoined Matters; (4) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Enjoined Matters unless such Holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date or has filed a Proof of Claim or proof of Interest indicating that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Enjoined Matters. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.

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G.	Protections Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.	the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Debtors and the Plan Sponsor, which shall be a Final Order;

2.	all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed (or deemed executed) and shall remain in full force and effect;

3.	all requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;

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4.	all fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses;

5.	the Direct Investment Documents shall have been executed, shall be in full force and effect in accordance with their terms and the conditions precedent contained therein shall have been satisfied;

6.	the Debtors shall consummate the Direct Investment Preferred Equity Raise;

7.	no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Plan; and

8.	the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Plan in a manner consistent with the terms thereof and the Confirmation Order.

B.	Waiver of Conditions

Any one or more of the conditions to Consummation set forth in this Article IX may be waived (other than entry of the Confirmation Order) by the Debtors with the prior written consent (e-mail from counsel being sufficient) of the Plan Sponsor without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, or any Holders of Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims against or Interests in the Debtors, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Except as otherwise specifically provided in this Plan, the Debtors reserve the right to modify the Plan, with the consent of the Plan Sponsor, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and shall constitute a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right, with the consent of the Plan Sponsor, to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection (to the extent applicable) of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

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Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection (to the extent applicable) of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (to the extent applicable) or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement;

8.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order or any Entity’s obligations incurred in connection with the Plan;

10.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

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12.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.M hereof;

13.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.	determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, the Confirmation Order or the Disclosure Statement;

15.	enter an order concluding or closing the Chapter 11 Cases;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date; and

22.	enforce all orders previously entered by the Bankruptcy Court.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Governance Documents and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

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Article XII.
MISCELLANEOUS PROVISIONS

A.	Tax Structure

The Restructuring Transactions shall be structured in a tax efficient manner acceptable to the Debtors and the Plan Sponsor.

B.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims against or Interests in the Debtors (irrespective of whether such Holders have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

C.	Additional Documents

On or before the Effective Date, (1) the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and (2) the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims against the Debtors receiving distributions pursuant to the Plan, and all other parties in interest, shall, from time to time, to the extent commercially reasonable, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

D.	Statutory Committee and Cessation of Fee and Expense Payment

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members or advisors to any statutory committee after the Confirmation Date.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

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F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, trustee, director, agent, trustee, representative, attorney, beneficiary, or guardian, if any, of each Entity; provided that nothing in this Article XII.F modifies section 524(e) of the Bankruptcy Code.

G.	Notices

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors to be effective shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile and electronic transmission, when received and telephonically or electronically confirmed, addressed as follows:

Debtors or Reorganized Debtors	Proposed Counsel to the Debtors
PARTS iD, Inc. One Corporate Drive Suite C Cranbury, NJ 08512 Attention: Lev Peker and John Pendleton Email: lev@partsid.com john@partsid.com

DLA Piper LLP (US)

1201 N. Market Street, Suite 2100

Wilmington, Delaware 19801

Attention: R. Craig Martin

Facsimile: (312) 236-7516

Email: craig.martin@us.dlapiper.com

500 8th Street, NW

Washington, D.C. 20004

Attention: Erik F. Stier

Facsimile: (202) 799-5000

Email: erik.stier@us.dlapiper.com

United States Trustee
Office of the United States Trustee 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attention: Linda Casey

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that had requested to receive documents pursuant to Bankruptcy Rule 2002, requesting that such Entity file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, and provided such notice was sent, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests. Notwithstanding anything herein to the contrary, the Reorganized Debtors shall provide notice of any documents to all Entities whose rights are affected by any such document Filed by the Reorganized Debtors.

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H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.ra.kroll.com/PARTSID or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control. Notwithstanding anything to the contrary herein, the Plan Supplement, and any exhibits, agreements, forms, notices, and other documents contained therein shall be in form and substance acceptable to the Plan Sponsor.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtors and the Plan Sponsor. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

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L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Plan Sponsor, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, trustees, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

As of the Effective Date, unless otherwise provided in the Confirmation Order, all of the Chapter 11 Cases shall be deemed closed, and the Clerk of the Bankruptcy Court shall make an appropriate entry on the relevant dockets providing that a final decree has been entered and the Fully Administered Cases are deemed closed as of the Effective Date.

N.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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Dated: December 20, 2023	PARTS iD, Inc.
PARTS iD, LLC

Name:
Title:

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Exhibit B

(Vendor Restructuring Support Agreement)

Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HEREto.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

RESTRUCTURING SUPPORT AGREEMENT

by and among

PARTS ID, INC.

PARTS ID, LLC

and

EACH CONSENTING VENDOR PARTY HERETO

dated as of October 6, 2023

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PREAMBLE

This Restructuring Support Agreement, together with all exhibits, schedules, and attachments hereto, as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, (the “Agreement”), is made and entered into as of October 6, 2023, by and among: (1) Parts iD, Inc., (2) PARTS iD, LLC (together with Parts iD, Inc., the “Company”) and (3) the undersigned vendors, severally and not jointly, identified on the signature pages hereto (together with each of their respective successors and permitted assigns under this Agreement, each a “Consenting Vendor” and collectively, the “Consenting Vendors”). The Company and each Consenting Vendor, and any subsequent person or entity that becomes a party to this Agreement in accordance with the terms of this Agreement, are referred to in this Agreement as the “Parties” and each a “Party.”

RECITALS

WHEREAS, to address the Company’s liquidity issues, the Company and an ad hoc Committee of vendors (the “Committee”) have been engaged in good faith, arm’s-length negotiations with the objective of reaching an agreement to restructure the Company’s indebtedness to trade vendors (the “Restructuring”).

WHEREAS, the Parties have now agreed to support and facilitate the implementation of the Restructuring in accordance with the terms and conditions set forth in this Agreement.

WHEREAS, the Parties have agreed to take certain actions in furtherance of the Restructuring and desire to express to each other their mutual support and commitments as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

Section 1. Definitions. In this Agreement:

“Accession Date” has the meaning set forth in Section 3(a)(i).

“Accession Letter” means an accession letter substantially in the form set out in Schedule 1 (Additional Consenting Vendor Accession Letter).

“Additional Consenting Vendor” means any Vendor that becomes a Party as a Consenting Vendor after the Support Effective Date in accordance with Section 3 (Accessions to the Agreement).

“Additional Consenting Vendor Payment Date” means, in relation to each Additional Consenting Vendor, the later to occur of (a) the Initial Payment Date, and (b) five (5) Business Days after its Accession Date.

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“Affiliate” means, with respect to a person, any other person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such person and, for the purposes of this definition, “control” shall mean the power, direct or indirect, to (a) vote on more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of such person, or (b) direct or cause the direction of the management and policies of such person whether by contract or otherwise.

“Agreed Vendor Claim” has the meaning set forth in Section 4(a).

“Agreement” has the meaning given to this term in the Preamble.

“Alternative Restructuring” has the meaning given to this term in the definition of the term “Restricted Action.”

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Committee” has the meaning given to this term in the Recitals.

“Committee Counsel” means Cole Schotz P.C.

“Committee Representative” means the individual so designated from time to time by (i) a vote of at least 50.1% of the aggregate amount of the Claims against the Company held by the Committee, including the vote of the Committee Representative, or (ii) such other vote as shall be determined by the Committee.

“Company” has the meaning given to this term in the Preamble.

“Connected Persons” means with respect to a person, (a) its Affiliates; (b) its partners, directors, officers, employees, legal and other professional advisors (including auditors), agents and representatives; and (c) its Affiliates’ partners, directors, officers, employees, legal and other professional advisors (including auditors) agents and representatives.

“Consenting Vendor” and “Consenting Vendors” have the meanings given to these terms in the Preamble.

“Convenience Claim” means the aggregate Claims of a Vendor against the Company for past due invoices as of the Support Effective Date when such Claims total an amount that is equal to or less than $10,000.

“Event of Default” has the meaning set forth in Section 12(a) (Events of Default and Remedies).

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“Initial Payment” means, with respect to each holder of a Vendor Claim, an amount equal to 12.5% of the total amount of such Vendor Claim.

“Initial Payment Date” means the earlier to occur of (i) two (2) Business Days following the Company’s receipt of the Restructuring Funds, and (ii) December 15, 2023.

“Insolvency Proceeding” means any voluntary or involuntary corporate or third party action, legal proceeding or other procedure or step in relation to any suspension of payments or moratorium of any indebtedness, the winding up, bankruptcy (including any proceeding under chapters 7 or 11 of the Bankruptcy Code), liquidation, provisional liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganization of or in relation to the Company, assignment for the benefit of creditors, or any analogous procedure or step in any other jurisdiction.

“Law” means any federal, state, local, or foreign law, statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction.

“Material Adverse Effect” means a material adverse effect impeding the ability of the Company to implement or consummate the Restructuring.

“Monthly Vendor Claim Payment” means an amount equal to forty-two and one-half percent (42.5%) of the total Vendor Claim divided by thirty-six (36).

“Party” and “Parties” have the meanings given to these terms in the Preamble.

“Requisite Consenting Vendors” means, as of the Support Effective Date, Consenting Vendors holding at least eighty percent (80%) of the Total Vendor Claim Amount.

“Restricted Actions” means, except with respect to the exercise or enforcement of any rights and claims under this Agreement, during the Support Period:

(a) the acceleration, enforcement, collection or recovery of, or the taking of any steps to accelerate, enforce collect or recover, a Vendor Claim or Convenience Claim against the Company;

(b) the suing for, commencing, supporting, and/or joining of any legal or arbitration proceedings against the Company with respect to the Restructuring;

(c) the petitioning, applying, or voting for, or supporting of, any Insolvency Proceeding against the Company;

(d) filing any motion, pleading, or other document with any court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement;

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(e) objecting to, delaying, impeding, or taking any other action with respect to a Vendor Claim or Convenience Claim that would reasonably be expected to interfere with the ownership and possession by the Company of its assets, wherever located;

(f) taking, encouraging, assisting, or supporting any action that would, or would reasonably be expected to, frustrate, delay, impede, interfere with, or prevent the Restructuring or that is in any way inconsistent with this Agreement, including (without limitation):

(i) through any person or entity, directly or indirectly, encouraging, seeking, procuring, proposing, soliciting, assisting, participating, filing, prosecuting, engaging in negotiations in connection with or otherwise supporting, plan, plan proposal, restructuring proposal, Insolvency Proceeding, offer of dissolution, winding up, liquidation, receivership, sale or disposition, refinancing, recapitalization, reorganization, merger or any alternative proposal or offer from any person or entity in respect of a restructuring of the financial indebtedness of the Company other than the Restructuring as contemplated under this Agreement (each, an “Alternative Restructuring”); and

(ii) challenging or objecting, or supporting or procuring any challenge or objection to, any aspect of the Restructuring.

“Restructuring” has the meaning given to this term in the Recitals.

“Restructuring Funds” means an amount not less than $10 million in capital, including debt, equity or any other capital raised by the Company.

“Support Effective Date” has the meaning given to this term in Section 5 (Conditions to Support Effective Date).

“Support Period” means the period commencing on the Support Effective Date and ending the date the Company is placed into an Insolvency Proceeding or the date on which this Agreement is terminated in accordance with Section 13 (Termination), whichever occurs first.

“Total Vendor Claim Amount” means, no more than $27,368,133.57, which the Company represents is the aggregate amount of all Claims owed to vendors for past due invoices as of the date of this Agreement.

“Transfer” has the meaning given to this term in Section 11 (Transfers) of this Agreement.

“Vendor” means a vendor that sells products or SKUs on any of the Company’s platforms;

“Vendor Claim” means the aggregate Claims of a Vendor against the Company for past due invoices as of the Support Effective Date when such Claims total an amount greater than $10,000.

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Section 2. Certain Interpretations. For purposes of this Agreement:

(a) when a reference is made in this Agreement to the Preamble, a Recital, Section, Exhibit, or Schedule, such reference shall be to the Preamble, Recital, Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated; and

(b) unless the context of this Agreement otherwise requires, (i) words using the singular or plural also include the plural or singular, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and shall be read to mean “and/or” and (v) any reference to dollars or “$” shall be to United States dollars; and

(c) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form.

Section 3. Accessions to the Agreement.

(a) Any Vendor that holds a Claim against the Company who is not a Party as of the Support Effective Date may become a Consenting Vendor under and a Party to this Agreement by delivering to the Company a duly completed and executed Accession Letter. On delivery of such fully executed Accession Letter:

(i) this Agreement shall be read and construed as if such acceding entity was a Party to this Agreement from the date of the relevant Accession Letter (the “Accession Date”); and

(ii) the acceding Vendor agrees to be bound by the terms of this Agreement.

(b) The Vendor Claim or Convenience Claim of each Additional Consenting Vendor shall receive the treatment set forth in Section 4 (Treatment of Claims), unless:

(i) a dispute exists between the Company and such Additional Consenting Vendor regarding the amount of its Claim, in which case the Parties shall work in good faith to confirm and agree the amount of such Claim; or

(ii) at least five (5) Business Days prior to the Accession Date, the Company has provided written notice (e-mail being sufficient) to the Committee Representative of a proposal for separate treatment of such Vendor Claim; and

(iii) the Committee Representative has confirmed to the Company in writing (e-mail being sufficient) that the terms of such treatment are acceptable.

Section 4. Treatment of Claims.

(a) The Company shall pay to each holder of a Vendor Claim an amount equal to 55% of such total Vendor Claim (such amount, the “Agreed Vendor Claim”), as follows:

(i) on the Initial Payment Date or the Additional Consenting Vendor Payment Date, as applicable, the Initial Payment;

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(ii) until the Company has made all Monthly Vendor Claim Payments (such that each holder of a Vendor Claim has been paid an additional 42.5% of its total Vendor Claim, exclusive of any default interest paid under section 12(b)), commencing on the first Business Day of the month following the Initial Payment Date or Additional Consenting Vendor Payment Date, as applicable, and continuing on the first Business Day of each month thereafter, such Vendor’s Monthly Vendor Claim Payment; and

(iii) subject only to Section 12(c) (Events of Default and Remedies), upon receipt by a Vendor of the full amount of its Agreed Vendor Claim, such Vendor shall be deemed to have irrevocably forgiven, released, and discharged the balance of its Vendor Claim against the Company.

Unless an Event of Default has occurred and is continuing, each Agreed Vendor Claim shall not bear interest.

(b) Each holder of a Convenience Claim shall receive in full and complete settlement, release and discharge of its Convenience Claim, an amount equal to 65% of its Convenience Claim no later than:

(i) with respect to a Consenting Vendor as of the Support Effective Date, two (2) Business Days after the Company makes the Initial Payment required by Section 4(a)(i); and

(ii) with respect to an Additional Consenting Vendor, the later of (A) two (2) Business Days after the Company makes the Initial Payment required by Section 4(a)(i) and (B) five (5) Business Days after such Additional Consenting Vendor’s execution of an Accession Letter.

Section 5. Conditions to Support Effective Date. This Agreement shall become effective upon the satisfaction or waiver of the following conditions (the Business Day immediately following the date upon which such conditions are satisfied or waived, the “Support Effective Date”):

(a) The Requisite Consenting Vendors have executed this Agreement; and

(b) The Committee Representative has been designated and the contact details of the Committee Representative have been provided to the Company.

The Company shall provide the Consenting Vendors with written notice of the occurrence of the Support Effective Date within three (3) Business Days thereof. Unless the Company and the Committee Representative agree otherwise, if the Support Effective Date does not occur within thirty (30) days of the Company’s execution of the Agreement, the Agreement shall become null and avoid and without any effect.

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Section 6. Representations and Warranties of Consenting Vendors. Each Consenting Vendor hereby severally and not jointly represents and warrants to the Company that the following statements are true and correct as of the Support Effective Date or, in relation to Additional Consenting Vendors only, the date of that Additional Consenting Vendor’s Accession Letter:

(a) it has all necessary power and authority to execute and deliver this Agreement, to carry out the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized by all necessary actions on the part of the Consenting Vendor;

(b) this Agreement has been duly and validly executed and delivered by it. This Agreement constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

(c) it has made no Transfer of its Claim.

Section 7. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to each Consenting Vendor that the following statements are true and correct as of the Company’s execution of this Agreement:

(a) the board of directors, special committee of the board of directors, board of managers, or such similar governing body of the Company has determined, after consulting with counsel, that (i) proceeding with the Restructuring is consistent with the exercise of its fiduciary duties or applicable Law and (ii) and is valid exercise of its fiduciary duties;

(b) it has all necessary power and authority to execute and deliver this Agreement, to carry out the transactions contemplated by this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized (or will be duly authorized through ratification) by all necessary action on the part of the Company;

(c) this Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(d) the execution, delivery or performance of this Agreement by the Company, and its compliance with the provisions hereof, will not (with or without notice or lapse of time, or both) conflict with or violate any provision of the organizational or governing documents of the Company or any of its subsidiaries; and

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(e) Absent prior written consent of the Committee Representative, the Company shall not provide any Vendor higher or otherwise better treatment of such claim than as provided to such claim holders set forth in Section 4 (Treatment of Claims).

(f) it will provide all information reasonably requested by the Committee Representative or the Committee Counsel (i) to assist with the implementation of the Restructuring, (ii) related to payments to Vendors hereunder and (iii) related to the financial information of the Company; and

(g) the Company has acted diligently and in good faith as would be reasonably required to procure financing and has identified one or more sources that are prepared to fund the Restructuring Funds.

(h) in the event the Company breaches any covenant, undertaking or representation made in this Agreement, the Company shall report such breach to the Committee Representative promptly upon the occurrence of such breach;

(i) it will, to the extent any impediment arises that would prevent, hinder, or delay the consummation of the Restructuring and full payment of the Agreed Vendor Claims, negotiate in good faith with the Committee, or following the Support Effective Date, the Committee Representative to address any such impediments.

Section 8. All Parties Undertakings. During the Support Period, each Party shall:

(a) support and cooperate with each other Party in good faith and otherwise use its commercially reasonable efforts to support and consummate the Restructuring as soon as reasonably practicable;

(b) as soon as reasonably practicable take all actions reasonably necessary to support, facilitate, implement, consummate, or otherwise give effect to all or any part of the Restructuring and the transactions contemplated in this Agreement, provided that such actions are consistent with this Agreement, including (but not limited to) executing and delivering any document, giving any notice, confirmation, consent or direction; and

(c) not take, direct, encourage, assist or support (or procure that any other person takes, directs, encourages, assist or supports) any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or the Restructuring, or delay, impede, or prevent the implementation or consummation of the Restructuring.

Section 9. Additional Consenting Vendor Undertakings. During the Support Period, unless there is an occurrence of an Event of Default described in Section 12(c), each Consenting Vendor hereby severally and not jointly irrevocably undertakes in favor of the other Parties that:

(a) it will provide all information reasonably requested by the Company to assist with the implementation of the Restructuring;

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(b) it will not perform (or direct, request, instruct, encourage or procure that any other person performs) any Restricted Action; and

(c) it will (or, as applicable, will procure that a duly authorized representative will):

(i) work in good faith with the Company and its advisors to implement the Restructuring as soon as possible in a manner consistent with the terms of this Agreement;

(ii) to the extent any impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith to address any such impediments;

(iii) not support any party or person from taking any unauthorized Restricted Actions; and

(iv) timely vote against or otherwise oppose any Alternative Restructuring.

For the avoidance of doubt, notwithstanding any term or provision of this Agreement which may be construed otherwise, nothing in this Agreement is intended to alter, prevent or restrict, or shall alter, prevent or restrict, a Consenting Vendor’s rights and ability to (a) to fully participate in any Insolvency Proceeding filed by or against the Company, including, e.g., by filing a claim (for the full balance of its Vendor Claim), motion, or seeking any relief against the Company; and (b) pursue, enforce, or take any actions with respect to a Claim against the Company that first accrued or arose after the Consenting Vendor’s execution of this Agreement.

Section 10. Vendor Terms. Unless more favorable terms are agreed with the Company, subject to the right of any Consenting Vendor to limit the quantum of credit exposure, during the Support Period each Consenting Vendor shall conduct business with the Company on the following terms:

(a) on or within thirty (30) days after the Company makes the Initial Payment required by Section 4(a)(i), the credit terms that were provided to the Company as of the Support Effective Date shall be increased by at least seven (7) days. Within sixty (60) days thereafter, the applicable credit terms shall be at least fourteen (14) days;

(b) if after making the Initial Payment required by Section 4(a)(i), the Company makes an additional payment to Consenting Vendors in an amount equal to the Initial Payment (i.e., 12.5% of the total Vendor Claim, which payment shall be separate and independent from Company’s monthly payments under Section 4(a)(ii) but allocated towards payment of the Agreed Vendor Claim, the Consenting Vendors shall provide to the Company the same terms that applied of June 2022; and

(c) if the Company fails to make any payment to a Vendor required under Section 4(a) (Treatment of Claims), such Vendor shall have the right to revert to less favorable terms of their choosing.

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Section 11. Transfers. During the Support Period, each Consenting Vendor agrees that it will not, directly or indirectly, sell, transfer or assign any Claim held by such Vendor to any person or entity (each, a “Transfer”); provided, however, that any Consenting Vendor may Transfer its Claim (a) if the transferee is a party to this Agreement, (b) if the transfer is the result of a merger or acquisition, or (c) if the transferee is not a party to this Agreement prior to or upon the effectiveness of the Transfer, such transferee delivers to the Company, at or prior to the time of the proposed Transfer, a fully executed Accession Letter pursuant to which the transferee shall assume all obligations of the transferor hereunder in respect of the Claim being transferred. Any Transfer that does not comply with the foregoing shall be deemed void ab initio.

Section 12. Events of Default and Remedies

(a) The occurrence of any of the following specified events shall be an “Event of Default”:

(i) the Company fails to make any scheduled payment to Vendors required under Section 4 (Treatment of Claims);

(ii) the Company is in breach of a covenant, undertaking or representation made in this Agreement; or

(iii) the Company becomes the subject of an Insolvency Proceeding.

(b) Upon the occurrence of any Event of Default under Section 12(a)(i), interest on the remaining balance of each Agreed Vendor Claim shall accrue at a rate of 8.00% per annum until the Company has made three (3) consecutive scheduled Monthly Vendor Claim Payments (inclusive of the default rate interest that has accrued in that period), at which point such default shall be cured, interest shall cease to accrue and timely Monthly Vendor Claim Payments shall continue, subject to the accrual of interest as set forth in this subparagraph upon the occurrence of a subsequent Event of Default.

(c) Upon the occurrence of (i) an Event of Default under Section 12(a)(iii), (ii) an Event of Default because the Initial Payment is not made on the Initial Payment Date, (iii) an Event of Default under Section 12(a)(i) which the Company has failed to cure under Section 12(b) for a period of four (4) months, (iv) an Event of Default under Section 12(a)(ii) that constitutes Material Adverse Effect, or (v) the termination of this Agreement pursuant to section 13(b) or 13(c), each holder of an Agreed Vendor Claim shall have the right to enforce the full balance of its Vendor Claim (notwithstanding Sections 8 and 9 of the Agreement or anything in the Agreement that could be construed otherwise), which shall be calculated as the original amount of such Vendor Claim less any payments made pursuant to Section 4(a).

Section 13. Termination.

(a) This Agreement will terminate automatically on the earliest to occur of:

(i) Payment of the full amount of the Agreed Vendor Claim to each Consenting Vendor; and

(ii) the mutual written consent of the Company and the Requisite Consenting Vendors.

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(b) The Company may, by giving written notice to the other Parties, terminate this Agreement if:

(i) if Consenting Vendors holding Claims in the aggregate amount of 25% of the Total Vendor Claim Amount breach any of its representations, warranties, or undertakings in this Agreement, unless the failure to comply is capable of remedy and is remedied within five (5) Business Days after the Company delivers a written notice to the relevant Consenting Vendor with a copy to the Committee Representative and Committee Counsel, alleging such a failure to comply; or

(ii) the board of directors, special committee of the board of directors, board of managers, or such similar governing body of the Company determines, after consulting with counsel and obtaining a written opinion of counsel which shall be shared with the Committee Representative and the Committee Counsel under a mutually acceptable non-disclosure and non- waiver of attorney -client privilege agreement, that (i) proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring; or

(c) This Agreement may be terminated by written notice to the Company at the election of the Committee Representative if the full amount of the Initial Payment is not made, in good funds, on the Initial Payment Date or the Company breaches any of its representations, warranties, payment obligations or undertakings in this Agreement and such breach has a Material Adverse Effect, unless the failure to comply is capable of remedy and is remedied within ten (10) Business Days after notice of such breach is given to the Company by the Committee Representative.

(d) Upon any termination in accordance with this Section 13 (Termination) the relevant Party or Parties shall be immediately released from all their obligations and shall have no rights under this Agreement; provided that such termination and release shall not affect:

(i) in the case of termination that applies solely in respect of an individual Consenting Vendor, the rights, obligations, and liabilities of the other Consenting Vendors;

(ii) in the case of termination of the Agreement other than pursuant to Section 13(a)(i), the rights of Vendors to assert, collect, and/or pursue the full amount of their respective Vendor Claims;

(iii) any accrued rights in respect of breaches of this Agreement that occurred before such termination; or

(iv) the application of Section 13 (Termination), Section 15 (Waivers and Amendments), Section 16 (Confidentiality), and Section 17 (Miscellaneous), and any defined terms used in the aforementioned Sections as defined in Section 1 (Definitions) will remain in full force and effect.

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(e) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall allow any Party to terminate this Agreement as a result of its own breach of this Agreement.

Section 14. Releases.

(a) Release by Company. As of the date of execution of this Agreement by each Consenting Vendor, the Company shall be deemed to have irrevocably and unconditionally, fully, finally, and forever released, acquitted, and discharged the executing Consenting Vendors from any and all demands, claims, actions, causes of action, rights, liabilities, obligations, liens, suits, losses, damages, attorney fees, court costs, or any other form of claim whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, in law or equity, which the Company has, has had, may have or may claim to have against the Consenting Vendors arising on or prior to the Support Effective Date; provided that the foregoing release shall limit or be deemed to limit or release or be deemed to release the rights of the Company to enforce this Agreement in accordance with its terms.

(b) Release by Consenting Vendors. Subject to, conditioned upon, and following receipt by Vendors of all payments, in good funds, set forth in Section 4 (Treatment of Claims), the Consenting Vendors shall be deemed to have irrevocably and unconditionally, fully, finally, and forever released, acquitted, and discharged the Company from any and all demands, claims, actions, causes of action, rights, liabilities, obligations, liens, suits, losses, damages, attorney fees, court costs, or any other form of claim whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, in law or equity, which the Consenting Vendors have, have had, may have or may claim to have against the Company arising on or prior to the date of the Consenting Vendors’ execution of this Agreement; provided that the foregoing release shall not limit or be deemed to limit or release or be deemed to release the rights of the Consenting Vendors to enforce this Agreement in accordance with its terms.

Section 15. Waivers and Amendments.

(a) This Agreement may be amended, modified, altered, or supplemented only by a written instrument executed by the Company and the Requisite Consenting Vendors.

(b) No delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof; nor will any waiver on the part of any party to this Agreement of any right, power, or privilege under this Agreement operate as a waiver of any other right, power, or privilege under this Agreement, nor will any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

(c) Notwithstanding paragraphs (a) to (b) above, upon obtaining written consent of the Committee Representative, the Company may amend this Agreement to cure any defect or inconsistency, to make any amendment of a typographical nature or to make any other amendment that does not adversely affect the interests of the Consenting Vendors.

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Section 16. Confidentiality.

(a) No Party may disclose confidential information about the Restructuring, this Agreement, or the identity of any Party to any such document (collectively, the “Confidential Information”) to any person provided that:

(i) the Company and its Connected Persons may disclose the existence of this Agreement or in any regulatory filings required by the Securities and Exchange Commission or in submissions made to any court of competent jurisdiction in connection with the Restructuring;

(ii) the Parties may disclose this Agreement to any of their Affiliates or Connected Persons, provided that prior to such disclosure, the relevant Connected Person has agreed with the Company to keep the terms of this Agreement confidential (unless already bound by the confidentiality agreement, law, regulation or professional duty to keep the same confidential); and

(iii) this Agreement (and any related notices) may be disclosed:

(A) to any Party’s regulator or as required by Law, regulation, governmental entity or court order; provided, that prior to such disclosure, the Party making the disclosure provides notice in writing to the other Parties and makes reasonable efforts to obtain the receiving party’s agreement to keep the terms of this Agreement confidential; and

(B) by the Company and its Connected Persons, as part of the negotiation of any potential transaction involving the Company, including any investment in the Company, in connection with settlement of any actual or potential lawsuit or other claims against the Company; provided, that prior to such disclosure, the Company makes reasonable efforts to obtain the receiving party’s agreement to keep the terms of this Agreement confidential.

Section 17. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in person by courier service or messenger or sent by e-mail or (ii) on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to the Company, addressed to it at:

Parts iD, Inc.

Attn: John B. Pendleton, General Counsel

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

Email: john.pendleton@corp.partsid.com

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with a copy to (for information purposes only):

DLA Piper LLP (US)

Attn: R. Craig Martin, Esq.

               Kaitlin MacKenzie

1201 North Market Street, Suite 2100

Wilmington, Delaware 19801

Email:	craig.martin@us.dlapiper.com kaitlin.mackenzie@us.dlapiper.com

If to a Consenting Vendor or the Committee Representative, addressed to it at the address set forth on the Consenting Vendor’s and Committee Representative’s respective signature page(s) attached hereto with a copy to:

Cole Schotz P.C.

Attn:	Stuart Komrower, Esq. and
Mark Tsukerman, Esq
25 Main Street
Hackensack, New Jersey 07601

Email:	skomrower@coleschotz.com
mtsukerman@coleschotz.com

(b) Governing Law. This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to Law that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(c) Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of any Delaware state court or any federal court sitting in Wilmington, Delaware over any legal or other proceeding arising out of, based upon or in connection with this Agreement or the transactions contemplated hereby. Each Party irrevocably waives any objection it may have to service of process other than by compliance with the notice provision of this Agreement or the venue of any action, suit, or proceeding brought in such courts or to the convenience of the fora.

(d) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) Specific Performance. The Parties agree that irreparable damage may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of appropriate jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity (including attorneys’ fees and costs). Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

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(f) Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

(g) Assignment. This Agreement will not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

(h) No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

(i) Prior Agreements. This Agreement supersedes all prior negotiations and agreements among the Parties with respect to the matters set forth herein, provided that nothing herein shall relieve the Consenting Vendors party to the confidentiality agreement from their obligations thereunder.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

(k) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(l) No Admissions; Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any rights, remedies and interests of the Parties. Without limiting the foregoing sentence in any way, if this Agreement is terminated for any reason, each of the Parties fully reserves any and all of its rights, remedies, and interests.

(m) Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(n) Limitations. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall (i) require the Company or any director or officer of the Company to take any action or to refrain from taking any action to the extent such person or persons determine, based on the advice of counsel, that taking or failing to take such action would be inconsistent with applicable Law or its or their fiduciary obligations under applicable Law; or (ii) prevent or otherwise restrict any action or inaction on the part of the Company or any director or officer of the Company that the Company or such director or officer believes is, based on the advice of counsel, inconsistent with applicable Law or its or their fiduciary obligations under applicable Law.

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(o) Interpretation. This Agreement is the product of negotiations among the Parties, each of which has been represented by legal counsel during such negotiations and execution of this Agreement, and therefore in the enforcement or interpretation hereof, this Agreement is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

(p) Public disclosure. The Company shall not make any public filing relating to this Agreement prior to the execution by all members of the Committee. No public disclosure or filing shall contain the name of any Vendor that is a member of the Committee absent written consent of such Vendor.

(q) Company’s Solicitation of Vendors this Agreement. In soliciting Vendors to become a party to this Agreement, the Company shall provide each Vendor with a letter indicating, at a minimum, the amount of such Vendor’s Claim according to the Company’s books and records as of the date of solicitation, which amount shall be deemed the amount each of such Vendor’s Claim for purposes of this Agreement, unless resolved by the Company and the affected Vendor prior to the Vendor’s execution of the Agreement.

(r) Committee Representative and Committee Counsel.

(i) The Committee Representative shall have the authorization to undertake the items referenced herein as to him/her and to generally act on behalf of the Committee to advance the objectives and intent of this Agreement. Each Consenting Vendor, Additional Consenting Vendor and the Company agrees that any claims against, actions, rights to sue, other remedies or recourse to or against the Committee Representative for or in connection with any action, decision or determination by the Committee Representative, whether arising in Law or equity or created by rule of Law, contract (including this Agreement) or otherwise, are in each case expressly released and waived by each such Consenting Vendor, Additional Consenting Vendor and the Company to the fullest extent permitted by Law. To the maximum extent permitted by Law, the Committee Representative shall not be liable for, and will be indemnified by the Company against, any losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which the Committee Representative may be involved, as a part or otherwise, by reasons of its serving as the Committee Representative under this Agreement, whether or not it continues to be such at the time any such loss, liability or expenses is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been causes by fraud, bad faith or willful misconduct of such person.

(ii) The Committee Representative shall be represented by the Committee Counsel whose fees and expenses shall be paid by the Company pursuant to the same terms and conditions as the Company’s existing agreement with Committee Counsel. Furthermore, the Company shall pay the reasonable expenses of the Committee Representative incurred in the performance of the Committee Representative duties and obligations under this Agreement. Committee Counsel shall use best efforts to perform only those services consistent with the foregoing and its fees shall be capped at an amount to be agreed to by the Company by separate writing (e-mail being sufficient), as such amount may be modified by the Company in its reasonable discretion.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

COMPANY

PARTS ID, INC.

By:
Name:
Title:

PARTS ID, LLC

By:
Name:
Title:

[Signature Page to Restructuring Support Agreement]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

CONSENTING VENDOR PARTY

[ ]

By:
Name: [●]
Title: [●]

Notice Address:

Attention:
Email:

[Signature Page to Restructuring Support Agreement]

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SCHEDULE 1

ADDITIONAL CONSENTING VENDOR ACCESSION LETTER

TO: Parts iD, Inc. and PARTS iD, LLC (together, the “Company”)

FROM: [Name of Additional Consenting Vendor]
[By Email]

Amount of Vendor Claim of Additional Consenting Vendor: $_______________

[●] 2023

Dear Madam/Sir,

Reference is made to the Restructuring Support Agreement dated October 6, 2023, among the Company and certain vendors (each, a “Consenting Vendor”) to the Company (as amended, amended and restated, supplemented or otherwise modified, the “RSA”). This is an Accession Letter for the purposes of the RSA. Capitalized terms used but not defined in this letter shall have the same meaning as in the RSA.

The undersigned hereby:

1.	represents that is the holder of a Claim against the Company in the amount of $[_______].

2.	is entitled to receive the benefit of the Company’s obligations set forth in the RSA in exchange for which it agrees to be bound by and to comply with all the terms of the RSA with effect from the date of this Accession Letter as an Additional Consenting Vendor and hereafter shall be a “Consenting Vendor” and a “Party” for all purposes under the RSA;

3.	gives the representations, warranties, and undertakings required to be given by Consenting Vendors under the RSA, including pursuant to Section 6 (Representations and Warranties of Consenting Vendors), Section 8 (All Parties Undertakings) and Section 9 (Additional Consenting Vendor Undertakings) of the RSA; and

4.	agrees that this Accession Letter is governed by, and construed in accordance with, the Law of the State of Delaware, without regard to Law that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

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Yours faithfully,

ADDITIONAL CONSENTING VENDOR

[Name]

By:
Name: [●]
Title: [●]

Notice Address:

Attention:
Email:
Tel. No.:

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Exhibit C

(Financial Projections)

Financial Projections

In connection with the Disclosure Statement,1 the Debtors’ management team (“Management”) prepared financial projections (the “Financial Projections”) for PARTS iD, Inc. and PARTS iD, LLC (collectively, the “Company” or the “Debtors”) for fiscal years 2024 through 2026 (the “Projection Period”). The Financial Projections were prepared by Management with the assistance of the Interim Chief Financial Officer and are based upon a number of assumptions made by Management with respect to the future performance of the Debtors’ operations. Although Management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurance that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of the Plan and for the purposes of determining whether the Plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

These Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its achievability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial information.

Principal Assumptions for the Financial Projections

The Financial Projections are based upon, and assume the successful implementation of, the Debtors’ business plan and the consummation of the Plan. The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors or their advisors. In addition, the assumptions do not take into account the uncertainty and disruption of business that may accompany a restructuring pursuant to the Bankruptcy Code.

[1]	Capitalized terms used but not defined herein have the meanings given to such terms in the Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD, Inc. and PARTS iD, LLC (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”) or the Disclosure Statement Relating to the Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD, Inc. and PARTS iD, LLC (as may be amended, supplemented, or otherwise modified from time to time, the “Disclosure Statement”), as applicable.

2

Therefore, although the Financial Projections are presented with numerical specificity, the actual results achieved during the Projection Period will likely vary from the projected results. These variations may be material. Accordingly, no definitive representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of the Debtors to achieve the projected results of operations. See “Risk Factors.”

In deciding whether to vote to accept or reject the Plan, Holders of Claims entitled to vote to accept or reject the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections. See “Risk Factors.”

Moreover, the Financial Projections were prepared solely in connection with the restructuring pursuant to the Plan.

The Financial Projections account for the reorganization and related transactions pursuant to the Plan. While the Debtors expect that they will be required to implement fresh start accounting upon emergence, they have not yet completed the work required to quantify the impact on the Financial Projections. When the Debtors fully implement fresh start accounting, differences from the depiction presented are anticipated and those differences could be material. Fresh start accounting requires all assets, liabilities, and equity instruments to be valued at “fair value.” In addition to valuing assets, liabilities, and equity instruments at fair value, the Debtors will have tax professionals analyze any go forward tax implications as a result of the Restructuring Transactions. The Financial Projections account for the anticipated Restructuring Transactions and related transactions pursuant to the Plan, but do not account for the final tax analysis that will be done upon emergence.

Safe Harbor under The Private Securities Litigation Reform Act of 1995

The Financial Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and Management with respect to the timing of, completion of, and scope of the current restructuring, Plan, bank financing, and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.

While the Debtors believe that the expectations are based upon reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Select Risk Factors Related to the Financial Projections

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond Management’s control. Many factors could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. A description of the risk factors associated with the Plan, the Disclosure Statement, and the Financial Projections is included in Article IX of the Disclosure Statement.

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Financial Projection General Assumptions

Basis of Presentation (Non-GAAP)

The Debtors’ projections contained herein are non-GAAP and are prepared based on the Company’s ownership shares in the properties and other assets. The projections are not created in accordance with American Institute of Certified Public Accountants Statement of Position 90-7.

The Financial Projections are based upon, and assume the successful implementation of, the Debtors’ Business Plan during the course of the Projection Period.

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be effectuated by February 16, 2024 (the “Emergence Date”). Any significant delay in the Emergence Date may have a significant negative effect on the operations and financial performance of the Debtors including, an increased risk or inability to meet sales forecasts and the incurrence of higher reorganization expenses.

The following assumptions highlight the main categories of the Financial Projections.

Income Statement

1.	Revenues: The Debtors’ revenues consist entirely of the sale of automotive parts, accessories, and related products on the Debtors’ several websites, most prominent of which, is http://www.carid.com. At present, and during the first projected year, the Debtors’ deploy a drop ship model which allows the Debtors to list and price merchandise by algorithmically interfacing with the vendors. Gross Revenues reflect gross sales, and Net Revenues reflect sales after taking into account cancellations and returns (“C&Rs”). The Debtors have undertaken several initiatives that are projected to reduce the C&R percentage gradually from approximately 14% today to approximately 9% by the end of the Projected Period, which is the level of C&R that the Debtors had been able to achieve in prior years.

2.	Cost of Goods Sold: Cost of Goods Sold is a function of the existing gross margin of approximately 25%, which is projected to improve to approximately 35% by the end of the Projection Period as the reorganized Debtors improve their pricing power and supplement the drop ship model with private label parts offerings, which carry substantially higher margins.

3.	Operations Expenses: The Debtors operate in a competitive online marketplace that relies heavily on online advertising. The advertising expense is projected to increase as a percentage of Gross Revenue over the Projected Period. The Debtors are implementing sophisticated tools and analyses to assure that advertising expenditures provide a high return on investment. The Debtors also operate a technologically sophisticated business that relies heavily on the strength of the Debtor’s development team, as well as physical infrastructure. Finally, Operations Expenses cover the Debtors’ experienced support personnel that perform both customer-facing and back-office customer order management functions.

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4.	G&A Expenses: General and Administrative expenses include salaries and benefits of the Debtors’ highly qualified employee base, rent, and other corporate expenses.

5.	Interest Expense: This category includes projected interest associated with future indebtedness related to the projected expansion of the Debtors’ operations and asset-based lending facilities projected to finance inventory purchases.

6.	Restructuring Costs: This category reflects the Debtors’ current estimate of the restructuring costs to be incurred in the Projected Period.

INCOME STATEMENT	2024	2025	2026
Gross Revenues	183,317	306,164	397,029
Net Ratio	88%	89%	91%
Net Revenues	160,642	273,867	362,978
Cost of Goods Sold	115,617	184,532	234,499
Gross Profit	45,025	89,335	128,479
Expenses
Operating Expenses	34,971	60,534	83,714
General & Administrative Expenses	13,375	21,171	25,405
Total Expenses	48,346	81,705	109,119
EBITDA	(3,321)	7,630	19,361
Interest Expense	-	1,783	2,823
Restructuring Costs	2,200	-	-
Taxes	-	1,356	3,928
Depreciation	75	425	825
Net Income/Loss	(5,596)	4,067	11,784

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Balance Sheet & Statement of Cash Flows

1.	Cash: This category includes consolidated cash balances. The Statement of Cash Flows reflects the accretive effect of increasing cash as a result of realizing vendor terms combined with an increase in revenues following the consummation of the Plan. It also reflects future capital expenditures and financing arrangements. Importantly, the Statement of Cash Flows demonstrates the Debtors’ ability to repay the remaining 30% of Vendor Claims over the 36 months of the Projected Period.

2.	Current Assets: These categories include accounts receivable and other currents assets, which consist primarily of vendor credits.

3.	Inventory and Fixed Assets: These categories reflect the Debtors’ gradual increase in private-label inventory buildup and related warehouse facilities.

4.	Current Liabilities: This category reflects accounts payable and other current liabilities and demonstrates the Debtors’ ability to benefit from the terms extended by their vendor base.

5.	Remaining Ch11 Vendor Debt: The reduction in this category demonstrates the Debtors’ ability to repay the remaining 30% of the Vendor Claims over the Projected Period.

6.	Funded Debt: These categories reflect the Debtors’ projected ability to access financing to leverage their inventory and fixed asset base.

7.	Preferred Equity and Common Equity: These categories Reflect hypothetical fresh start account adjustments for illustrative purposes. When the Debtors fully implement fresh start accounting, differences from the depiction presented are anticipated and those differences could be material.

BALANCE SHEET	2024	2025	2026
Assets
Cash	25,086	15,561	19,159
Current Assets	8,005	8,158	8,459
Inventory	9,168	22,537	48,734
Fixed Assets & Goodwill	29,771	37,671	45,571
Total Assets	72,029	83,927	121,923
Liabilities
Accounts Payable & Other Current Liabilities	18,778	14,638	24,877
Remaining Chll Vendor Claims	6,814	3,786	757
Funded Debt	15,000	30,000	49,000
Total Liabilities	40,592	48,424	74,635
Equity
Preferred Equity	32,500	32,500	32,500
Common Equity	4,534	4,534	4,534
Retained Earnings	(5,596)	(1,530)	10,255
Total Liabilities & Equity	72,029	83,927	121,923

STATEMENT OF CASH FLOWS	2024	2025	2026
Net Income	(5,596)	4,067	11,784
Current Assets	60	(153)	(301)
Inventory	(7,976)	(13,370)	(26,196)
Accounts Payable & Other Current Liabilities	18,778	(4,140)	10,240
Operating Activities	5,266	(13,596)	(4,473)
Fixed Assets	(4,444)	(7,900)	(7,900)
Investing Activities	(4,444)	(7,900)	(7,900)
Remaining Chll Vendor Claims	(2,271)	(3,029)	(3,029)
Funded Debt	15,000	15,000	19,000
Preferred Equity	9,617	-	-
Financing Activities	22,346	11,971	15,971
Cash at Beginning of Period	1,918	25,086	15,561
Net Change in Cash	23,168	(9,525)	3,598
Cash at End of Period	25,086	15,561	19,159

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Exhibit D

(Liquidation Analysis)

Liquidation Analysis

THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS CONTAINED HEREIN, OR A TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IF THE CHAPTER 11 CASES ARE CONVERTED TO A CHAPTER 7 LIQUIDATION, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

Overview

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides that each holder of a Claim or Interest who does not otherwise vote in favor of the plan “will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7” of the Bankruptcy Code. To demonstrate that the proposed Plan satisfies the “best interests” of creditors test, PARTS iD, Inc. and PARTS iD, LLC, as debtors and debtors in possession (collectively, the “Debtors” or the “Company”), with the assistance of the Debtors’ management and other advisors, have prepared the following hypothetical Liquidation Analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and in the accompanying notes to the Liquidation Analysis. As reflected in more detail in the Liquidation Analysis, the Debtors believe that the value of the distributions provided to each Holder of Allowed Claims under the Plan would not be less than the value of such distributions under a hypothetical chapter 7 liquidation, and the Plan therefore satisfies the “best interests” test with respect to each of the Debtors.

This Liquidation Analysis1 has been prepared assuming that the Debtors hypothetically convert these chapter 11 cases to undertake a liquidation under chapter 7 of the Bankruptcy Code as of February 16, 2024 (the “Conversion Date”). Except as otherwise noted herein, the values reflected in this Liquidation Analysis are based upon the Debtors’ unaudited books and records as of November 30, 2023, other than cash, which has been rolled forward to the Conversion Date, and those values are assumed to be representative of the Debtors’ assets and liabilities as of the Conversion Date. This Liquidation Analysis also assumes that the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) on the Conversion Date to oversee the liquidation of the Debtors’ Estates, during which time substantially all of the Debtors’ assets would be sold, abandoned, surrendered, or otherwise liquidated, as applicable, and the Cash proceeds, net of liquidation-related costs, would then be distributed in accordance with applicable law.

This Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. Although the Debtors consider the estimates and assumptions set forth herein to be reasonable under the circumstances, such estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the Debtors’ control. Accordingly, there can be no assurance that the results set forth by this Liquidation Analysis would be realized if the Debtors were actually liquidated pursuant to chapter 7 of the Bankruptcy Code, and actual results in such a proceeding could vary materially from those presented herein, and distributions available to Holders of Claims could differ materially from the projected recoveries set forth in this Liquidation Analysis.

[1]	Capitalized terms used but not defined herein have the meanings given to such terms in the Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD, Inc. and PARTS, iD, LLC (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”) or the Disclosure Statement Relating to the Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD, Inc. and PARTS, iD, LLC (as may be amended, supplemented, or otherwise modified from time to time, the “Disclosure Statement”), as applicable.

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THIS LIQUIDATION ANALYSIS IS A HYPOTHETICAL EXERCISE THAT HAS BEEN PREPARED FOR THE SOLE PURPOSE OF PRESENTING A REASONABLE GOOD FAITH ESTIMATE OF THE PROCEEDS THAT MAY BE REALIZED IF THE DEBTORS WERE LIQUIDATED IN ACCORDANCE WITH CHAPTER 7 OF THE BANKRUPTCY CODE AS OF THE CONVERSION DATE. THIS LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE. THIS LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE VALUES AND RECOVERIES REPRESENTED IN THIS LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED OR CLAIMS GENERATED IN AN ACTUAL LIQUIDATION.

NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THIS LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

Basis of Presentation

The actual amount and/or priority of Claims Allowed against the Debtors’ Estates may differ from the Claim amounts used in this Liquidation Analysis. As noted above, this Liquidation Analysis is based on the Debtors’ books and records as of November 30, 2023, other than cash, which reflects a projected balance on the Conversion Date in accordance with the budget, and the actual value of assets available for distribution in the event of an actual liquidation may differ materially from the assets assumed to be available pursuant to this Liquidation Analysis.

Global Notes & Assumptions

This Liquidation Analysis should be read in conjunction with, and is qualified in its entirety by, the following notes and assumptions:

1.	Additional Claims. The cessation of business in a chapter 7 liquidation is likely to cause additional Claims to be asserted against the Debtors’ Estates that otherwise would not exist absent such a liquidation. Examples of these kinds of Claims include employee-related Claims such as severance, tax liabilities, Claims related to the rejection of Executory Contracts, litigation claims, and other Claims. These additional Claims could be significant and, in certain circumstances, may be entitled to priority under the Bankruptcy Code. No adjustment has been made for these potential Claims in this Liquidation Analysis.

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2.	Length of Liquidation Process. The Liquidation Analysis assumes a process of approximately one year from the Conversion Date to conduct the orderly disposition of substantially all the Debtors’ assets, to collect receivables, to arrange for distributions, and to wind-down the Debtors’ Estates.

3.	Litigation. Due to its currently indeterminable value, this analysis does not reflect any recovery from any litigation in which the Debtors are plaintiffs; therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

Specific Notes to the Liquidation Analysis

Certain assumptions utilized by the Debtors in preparing the Liquidation Analysis are outlined below. For purposes of this analysis, certain discounts were taken to assumed going concern values, reflecting the accelerated timeline and uncertainty of a liquidation sales process.

A.	Debtors’ Assets

1.	Cash

a)	The Debtors’ estimated balance of unrestricted cash as of the Conversion Date is approximately $118,000.

b)	All Debtors’ projected cash on hand is assumed to be 100% recoverable.

2.	Accounts Receivable

a)	The Debtors’ estimated accounts receivables balance as of the Conversion Date is approximately $812,000.

b)	Accounts receivable consist primarily of funds charged by the payment processors but not yet remitted to the Debtors.

c)	For the purposes of the Liquidation Analysis, the Debtors assume a recovery range for this category of assets of 75% to 100%.

3.	Inventory

a)	The Debtors’ estimated inventory balance as of the Conversion Date is approximately $1.2 million.

b)	The inventory consists primarily of private-label apparel and accessories and is aged at least 12-18 months.

c)	For the purposes of the Liquidation Analysis, the Debtors assume a recovery range for this category of assets of 5% to 15%.

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4.	Other Current Assets

a)	The Debtors’ estimated other current assets balance as of the Conversion Date is approximately $7.0 million.

b)	This asset class consists primarily of credits that the Debtors have with their vendors.

c)	For the purposes of the Liquidation Analysis, the Debtors assume a recovery range for this category of assets of 5% to 15%.

5.	Fixed Assets

a)	The Debtors’ estimated other current assets balance as of the Conversion Date is approximately $9.5 million.

b)	This asset class consists primarily of capitalized costs of software developed by the Debtors (net of depreciation).

c)	For the purposes of the Liquidation Analysis, the Debtors assume a recovery range for this category of assets of 5% to 25%.

6.	Security Deposits and Reserves

a)	The Debtors’ estimated other current assets balance as of the Conversion Date is approximately $804,000.

b)	This asset class consists primarily of reserves held by the payment processors.

c)	For the purposes of the Liquidation Analysis, the Debtors assume a recovery range for this category of assets of 75% to 100%.

B.	Chapter 7 Liquidation Costs

1.	Chapter 7 Trustee Fees

Pursuant to sections 326 and 330 of the Bankruptcy Code, the Bankruptcy Court may allow reasonable compensation for the Trustee’s services, not to exceed 25% on the first $5,000 or less, 10% on any amount in excess of $5,000 but not in excess of $50,000, 5% on any amount in excess of $50,000 but not in excess of $1.0 million, and reasonable compensation not to exceed 3% of such moneys in excess of $1.0 million, upon all moneys disbursed or turned over by the Trustee to parties-in-interest. For the purposes of this Liquidation Analysis, these fees are calculated using the above formula.

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2.	Chapter 7 Trustee’s Counsel

Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Trustee, including expenses affiliated with selling the Debtors’ assets and winding down operations, will be entitled to payment in full prior to any distribution to Administrative Claims and Other Priority Claims. This Liquidation Analysis assumes that professional fees will be 2.5% of the gross liquidation proceeds realized, which is based on expected fees and expenses of legal, financial, and other professionals as well as the anticipated complexity of the Debtors’ liquidation and wind-down.

3.	Other Winddown Costs

a)	Winddown costs consist primarily of the ordinary course general and administrative costs that will be required to operate the Debtors’ businesses for an approximate three-month period after the Conversion Date.

b)	The Debtors assume that the wind down costs, in the aggregate, will be approximately $75,000. This amount is comprised of, but not limited to, corporate payroll, benefits, insurance, and office expenses during the wind-down.

C.	Distribution of Proceeds

The costs, expenses, fees and any other Claims that may arise and constitute necessary costs and expenses in the event of a liquidation would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to holders of Unsecured Claims. For purposes of this analysis, Claims were estimated based on the Debtors’ estimated book asset balances as of the Petition Date.

This analysis considers the effect that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including: (i) the increased costs and expenses of a liquidation arising from fees payable to the Trustee and the various professional advisors the Trustee would hire to effectuate the liquidation process and (ii) a deterioration in the value of the Debtors’ assets in the event of an accelerated liquidation.

Further, underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies beyond the control of the Debtors or the Trustee. In addition, various liquidation decisions upon which certain assumptions are based, are subject to change. Therefore, there can be no assurance that the assumptions and estimates utilized in determining the liquidation values of the Debtors’ assets will result in an accurate estimate of proceeds that would be realized were the Debtors to undergo an actual liquidation. The actual amounts of Claims against the Estates could vary significantly from the estimates set forth herein, depending on the Claims asserted during the pendency of the chapter 7 cases. Moreover, the Liquidation Analysis may not contemplate all potential liabilities that may arise as a result of litigation, tax consequences, inability to sell certain assets, or any other potential Claims. This analysis excludes potential recoveries from avoidance actions or intangible assets and excludes incremental costs for the pursuit of such recoveries. Therefore, the actual liquidation value of the Debtors’ assets could vary materially from the estimates provided herein.

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As noted above, there could be materially adverse tax consequences if the liquidation is not consummated within a calendar tax year. Furthermore, this Liquidation Analysis, due to the complexity and varying liquidation proceed considerations, does not contemplate potentially considerable tax liabilities as a result of the sale of properties. These tax consequences could have material impact on the amount of proceeds received upon liquidation and associated Claims.

1.	Administrative Claims

a)	Administrative Claims arising in a hypothetical chapter 7 liquidation may include, among other things: (a) Claims arising pursuant to section 503(b)(9) of the Bankruptcy Code; (b) pre-conversion professional fees; (c) postpetition trade payables; (d) accrued postpetition employee obligations; (e) accrued taxes; (f) accrued utility payments; (g) post-petition intercompany payables; (h) other liabilities incurred by the Estates in the ordinary course of business; and other potential Claims.

b)	This Liquidation Analysis assumes there will be no Administrative Claims outstanding as of the Conversion Date. The total amount of Administrative Claims allowed in these Chapter 11 Cases could differ materially from the assumptions set forth in this Liquidation Analysis, thereby reducing recoveries available to Holders of Claims in a chapter 7 liquidation.

2.	Senior Secured Note Claims

a)	This Liquidation Analysis assumes that the aggregate principal amount owed, as of the assumed Conversion Date, in respect of the Senior Secured Note Claims is $4.9 million.

b)	This Liquidation Analysis shows that the Senior Secured Note Claims will receive between a 0% and 55% recovery in a chapter 7 liquidation.

3.	Merchant Cash Advances Claims

a)	This Liquidation Analysis assumes that the aggregate principal amount owed, as of the assumed Conversion Date, in respect of the Merchant Cash Advances Claims is $1.1 million.

b)	This Liquidation Analysis shows that the Merchant Cash Advances Claims will receive a 0% recovery in a chapter 7 liquidation.

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4.	New Money DIP Claims

c)	This Liquidation Analysis assumes that the aggregate principal amount owed, as of the assumed Conversion Date, in respect of the DIP Loan Claim is $6.0 million.

d)	This Liquidation Analysis shows that the DIP Loan Claim will receive a 0% recovery in a chapter 7 liquidation.

5.	Roll-Up DIP Claims

a)	This Liquidation Analysis assumes that the aggregate principal amount owed, as of the assumed Conversion Date, in respect of the Roll-Up DIP Claims is $6.3 million, consisting of $3.0 million in Tranche 1 and $3.3 million in Tranches 2 and 3.

b)	This Liquidation Analysis shows that the Roll-Up DIP Claims will receive 0% recovery in a chapter 7 liquidation.

6.	Subordinated Secured Note Claims

a)	This Liquidation Analysis assumes that the aggregate principal amount owed, as of the assumed Conversion Date, in respect of the Subordinated Secured Note Claims is $7.5 million.

b)	This Liquidation Analysis shows that the Subordinated Secured Note Claims will receive 0% recovery in a chapter 7 liquidation.

7.	General Unsecured Claims

a)	This Liquidation Analysis assumes that General Unsecured Claims arising in a hypothetical chapter 7 liquidation include: (a) Vendor Claims of approximately $30.4 million; (b) Convenience Claims of approximately $836,000; (c) General Unsecured Claims of approximately $16.1 million; and (d) combined secured claimants deficiency claims of approximately $24.6 million for a total of $72.0 million.

b)	This Liquidation Analysis shows that General Unsecured Claims will receive no recovery in a chapter 7 liquidation.

8.	Existing Equity Interests

a)	This Liquidation Analysis shows Existing Equity Interests will receive no recovery in a chapter 7 liquidation.

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Conclusion

The Debtors have determined, as summarized in this Liquidation Analysis, that the Plan will provide holders of Vendor Claims with a recovery that is significantly greater than what they would otherwise receive if the Estates were liquidated under chapter 7 of the Bankruptcy Code.

The following table summarizes this Liquidation Analysis for the aggregated Debtor entities. This Liquidation Analysis should be reviewed with the accompanying “Specific Notes to the Liquidation Analysis.”

As of February 16, 2024		Low Estimate		Midpoint Estimate		High Estimate
(Hypothetical Ch.7 Conversion Date)	Book Value	Recovery	% of Book	Recovery	% of Book	Recovery	% of Book
Assets
Cash (projected as of the Effective Date)	$118	$118	100%	$118	100%	$118	100%
Accounts Receivable	812	609	75%	690	85%	812	100%
Inventory	1,192	60	5%	119	10%	179	15%
Other Current Assets	6,949	347	5%	695	10%	1,042	15%
Fixed Asset s	9,507	475	5%	951	10%	2,377	25%
Security Deposits & Reserves	804	603	75%	683	85%	804	100%
Total Assets	$19,382	$2,213	11%	$3,257	17%	$5,332	28%
Chapter 7 Liquidation Costs
Chapter 7 Trustee Fees		(90)		(121)		(183)
Chapter 7 Trustee's Counsel		(66)		(98)		(160)
Other Winddown Costs		(75)		(75)		(75)
Chapter 11 Professional Fee Carve-Out		(2,200)		(2,200)		(2,200)
Total Chapter 7 Liquidation Costs		(2,431)		(2,494)		(2,618)
Proceeds Available for Distribution		$(218)		$763		$2,714

	Estimated Claim Amounts
Secured Creditor Claims
Senior Secured Financing	4,879	-	0%	763	16%	2,714	56%
Merchant Cash Advances	1,121	-	0%	-	0%	-	0%
New Money DIP Claims	6,000	-	0%	-	0%	-	0%
DIP Rollup Claims – Tranche 1	3,000	-	0%	-	0%	-	0%
DIP Rollup Claims – Tranches 2 & 3	3,326	-	0%	-	0%	-	0%
Subordinated Secured Note Claims	7,463	-	0%	-	0%	-	0%
Total Secured Creditor Claims	25,788	$-	0%	$763	3%	$2,714	11%
Proceeds Available to Unsecured Creditors		$-		$-		$-
Unsecured Creditor Claims
Vendor Claims	30,387	$-	0%	$-	0%	$-	0%
Convenience Claims	836	-	0%	-	0%	-	0%
General Unsecured Credit or Claims	16,139	-	0%	-	0%	-	0%
Secured Credit or Deficiency Claims (avg)	24,629	-	0%	-	0%	-	0%
Total Unsecured Creditor Claims	71,991	$-	0%	$-	0%	$-	0%
Proceeds Available to Existing Equity Interests		$-		$-		$-

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